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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145398

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The board of directors of Andrew Corporation has approved a merger to effect the acquisition of Andrew by CommScope, Inc., and Andrew is soliciting the vote of its stockholders to approve the merger.

        If the merger is consummated, Andrew will become an indirect wholly owned subsidiary of CommScope and holders of Andrew common stock will receive for each share of Andrew common stock they own $13.50 in cash plus the stub portion of the merger consideration which, at the election of CommScope, will consist of either (i) $1.50 in cash, (ii) a fraction of a share of CommScope common stock equal to (A) $1.50 divided by (B) the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective or (iii) a combination of cash and a fraction of a share of CommScope common stock (determined as described above) together equaling $1.50. If the stub portion of the merger consideration includes a fraction of a share of CommScope common stock, no assurance can be given that the actual market value of the stub portion will equal or exceed $1.50 after the merger. If CommScope elects to pay the stub portion of the merger consideration entirely in shares of CommScope common stock, approximately 5.5 million shares of CommScope common stock would be issued in connection with the merger, representing approximately 8% of the outstanding shares of CommScope common stock immediately following the consummation of the merger, based on the closing price of a share of CommScope common stock on, and the number of shares of CommScope common stock outstanding as of, October 31, 2007. If CommScope elects to pay the stub portion of the merger consideration entirely in cash, no shares of CommScope common stock would be issued in connection with the merger. CommScope common stock is listed on the New York Stock Exchange under the symbol "CTV". On November 2, 2007, the last trading day before the date of this proxy statement/prospectus, the closing price of CommScope common stock was $46.04 per share. Andrew common stock is listed on the Nasdaq Global Market under the symbol "ANDW". On November 2, 2007, the closing price of Andrew common stock was $14.68 per share.

        At the special meeting, stockholders of Andrew will be asked to adopt the merger agreement.

        The date, time and place of the special meeting is as follows:

December 10, 2007
2:00 p.m., local time
The Westin O'Hare
6100 N. River Road
Rosemont, IL 60018

        This proxy statement/prospectus provides you with information about CommScope, Andrew and the proposed merger. You may obtain other information about CommScope and Andrew from documents filed with the Securities and Exchange Commission. We encourage you to read this entire proxy statement/prospectus carefully.

Ralph E. Faison President and Chief Executive Officer Andrew Corporation

        FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETING, SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 26.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE SHARES OF COMMSCOPE COMMON STOCK THAT MAY BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement/prospectus is dated November 5, 2007, and is first being mailed to the stockholders of Andrew on or about November 9, 2007.

        THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

ANDREW CORPORATION
3 Westbrook Corporate Center
Westchester, IL 60154
(708) 236-6600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 10, 2007

To the stockholders of Andrew Corporation:

        You are cordially invited to attend a special meeting of stockholders of Andrew Corporation, a Delaware corporation, to be held on December 10, 2007 at 2:00 p.m., local time, at The Westin O'Hare, 6100 N. River Road, Rosemont, IL 60018 for the following purposes:

  •
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 26, 2007, by and among CommScope, Inc., a Delaware corporation, DJRoss, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CommScope, and Andrew, as the same may be amended from time to time, which we refer to in this proxy statement/prospectus as the merger agreement (adoption of the merger agreement by Andrew stockholders will constitute approval of all of the transactions contemplated in the merger agreement). We refer to this proposal in the proxy statement/prospectus as Proposal No. 1.

  •
  To consider and vote upon a proposal for an adjournment of the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. We refer to this proposal in the proxy statement/prospectus as Proposal No. 2.

  •
  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        You are entitled to vote only if you were a holder of Andrew common stock at the close of business on November 1, 2007.

        YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

  •
  USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

  •
  USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

  •
  MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Justin C. Choi, Senior Vice President, General Counsel and Secretary

Westchester, Illinois
November 5, 2007

        ANDREW'S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADOPTION OF THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANDREW AND ITS STOCKHOLDERS, AND RECOMMENDS THAT ANDREW STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2.

ADDITIONAL INFORMATION

        This proxy statement/prospectus "incorporates by reference" important business and financial information about CommScope and Andrew from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled "Where You Can Find More Information."

        You may also obtain any of the documents incorporated by reference from the appropriate company, the Securities and Exchange Commission, which we refer to as the SEC, or the SEC's Internet web site at http://www.sec.gov. Documents incorporated by reference in this proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

CommScope, Inc.
Attn: Investor Relations
1100 CommScope Place, S.E.
P.O. Box 339
Hickory, North Carolina 28602
Telephone: (828) 324-2200
E-mail: investor.relations@CommScope.com

or

Andrew Corporation
Attn: Investor Relations
3 Westbrook Corporate Center
Suite 900
Westchester, Illinois 60154
Telephone: (800) 232-6767
E-mail: investor.relations@andrew.com

or

Morrow & Co., Inc.
470 West Avenue
Stamford, Connecticut 06902
Call Toll-Free (800) 607-0088
E-mail: Andrew.info@morrowco.com

        If you would like to request documents, please do so by December 3, 2007, which is five business days before the special meeting, to receive them before the special meeting. If you request any information that is incorporated by reference into this proxy statement/prospectus, the appropriate company will respond to your request within one business day of receipt of your request, and send the requested documents to you by first class mail, or other equally prompt means.

i

ADDITIONAL INFORMATION	i
QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	7
MARKET PRICE AND DIVIDEND INFORMATION	14
SELECTED HISTORICAL FINANCIAL DATA OF COMMSCOPE	16
SELECTED HISTORICAL FINANCIAL DATA OF ANDREW	18
SELECTED PRO FORMA FINANCIAL DATA	20
UNAUDITED COMPARATIVE HISTORICAL AND PER SHARE DATA	23
FORWARD-LOOKING INFORMATION	24
RISK FACTORS	26
BUSINESS OF COMMSCOPE	47
BUSINESS OF ANDREW	48
THE SPECIAL MEETING	50
Date, Time and Place	50
Matters to be Considered at the Meeting	50
Record Date and Shares Entitled to Vote	50
Voting of Proxies; Revocation of Proxies	50
Vote Required for Stockholder Approval	51
Stock Ownership of Management and Certain Stockholders	51
Quorum; Abstentions and Broker Non-Votes	51
Solicitation of Proxies; Expenses	51
Appraisal Rights	52
Andrew Board Recommendation	55
PROPOSAL NO. 1—THE MERGER	56
General Description of the Merger	56
Background of the Merger	56
Andrew's Reasons for the Merger	60
Andrew Board of Directors' Recommendation	63
Opinion of Andrew's Financial Advisor	63
CommScope's Reasons for the Merger	71
Interests of Andrew Directors and Executive Officers in the Merger	71
Regulatory Approvals Required for the Merger	83
Restrictions on Sales of Shares to be Received in the Merger	83
Listing of CommScope Common Stock	84
Delisting and Deregistration of Andrew Common Stock	84
Appraisal Rights	84
Anticipated Accounting Treatment of the Merger	84
CommScope Board of Directors	84
Financing	84
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	87
THE MERGER AGREEMENT	90
Structure of the Merger	90
When the Merger Becomes Effective	91
Merger Consideration	91
Listing of CommScope Common Stock	92
Treatment of Stock Options and Restricted Stock Units	92
Treatment of Andrew Warrant and Andrew Notes	93
Exchange of Shares and Certificates	94
Covenants Relating to Conduct of Business	95
Other Covenants and Agreements	100
Representations and Warranties	101

ii

Conditions to Completion of the Merger	102
Termination of Merger Agreement	104
Termination Fee	105
Amendments, Extensions and Waivers	107
Andrew Charter and By-laws	107
PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING	108
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	109
COMPARISON OF RIGHTS OF STOCKHOLDERS OF COMMSCOPE AND STOCKHOLDERS OF ANDREW	119
LEGAL MATTERS	127
EXPERTS	127
FUTURE ANDREW STOCKHOLDER PROPOSALS	127
WHERE YOU CAN FIND MORE INFORMATION	127
Annex A—Agreement and Plan of Merger
Annex B—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex C—Section 262 of the Delaware General Corporation Law

iii

QUESTIONS AND
ANSWERS ABOUT THE MERGER

Q:
WHAT IS THE MERGER?

A:
CommScope and Andrew have entered into an Agreement and Plan of Merger, dated as of June 26, 2007, which we refer to in this proxy statement/prospectus as the merger agreement. The merger agreement contains the terms and conditions of the proposed acquisition of Andrew by CommScope. Under the merger agreement, Andrew and DJRoss, Inc., an indirect wholly owned subsidiary of CommScope, will merge, with Andrew surviving as an indirect wholly owned subsidiary of CommScope. This transaction is referred to as the merger. For a more complete description of the merger, see the section entitled "Proposal No. 1—The Merger."

Q:
WHAT WILL ANDREW STOCKHOLDERS RECEIVE IN THE MERGER?

A:
As a result of the merger, Andrew stockholders will receive for each share of Andrew common stock they own

•
$13.50 in cash, plus

•
what we refer to as the stub portion of the merger consideration, which, at the election of CommScope, will consist of either

•
$1.50 in cash;

•
a fraction of a fully paid and nonassessable share of CommScope common stock equal to (A) $1.50 divided by (B) the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective; or

•
a combination of cash and a fraction of a share of CommScope common stock (determined as described above) together equaling $1.50.

  CommScope must elect at least two business days before the effective date of the merger which option it will utilize. Therefore, the Andrew stockholders will vote to approve or disapprove the merger before CommScope is required to decide on the form of the consideration comprising the stub portion of the merger consideration. It is possible that Andrew stockholders could receive $15.00 in cash for each share of Andrew common stock they own, or they could receive a combination of cash and CommScope common stock depending on the election made by CommScope. If CommScope common stock is issued as part of the merger consideration, Andrew stockholders will also receive a cash payment in lieu of any fractional share of CommScope common stock that they would otherwise receive.

Q:
WHAT WILL BE THE NAME AND TRADING SYMBOL OF THE COMPANY AFTER THE MERGER?

A:
Following the merger, CommScope will retain its name and will continue to have its common stock listed on the New York Stock Exchange under the symbol "CTV" and Andrew common stock will be delisted from the Nasdaq Global Market and will no longer be registered under the Securities Exchange Act of 1934, as amended, and there will be no further market for Andrew common stock.

Q:
WHAT PERCENTAGE OF COMMSCOPE SHARES WILL BE HELD BY CURRENT ANDREW STOCKHOLDERS?

A:
If CommScope elects to pay the stub portion of the merger consideration entirely in shares of CommScope common stock, approximately 5.5 million shares of CommScope common stock would be issued in respect of Andrew common stock, the Andrew notes, and Andrew stock options and restricted shares in connection with the merger, representing approximately 8% of the outstanding shares of CommScope common stock immediately following the consummation of the merger, assuming that a CommScope common stock price of $47.17 per share (which was the closing price on October 31, 2007) is used in the calculation and based on the number of shares of CommScope common stock outstanding as of October 31, 2007. The number of shares of CommScope common stock issued in connection with the merger will be lower if CommScope elects to pay the stub portion of the merger consideration only partially in CommScope common stock. If CommScope elects to pay the stub portion of the merger consideration entirely in cash, no shares of CommScope common stock would be issued in connection with the merger.

Q:
WHO WILL SERVE ON THE BOARD OF DIRECTORS OF COMMSCOPE AFTER THE MERGER?

A:
There will be no change in the board of directors of CommScope as a result of the merger.

Q:
WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:
You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Andrew. This document serves as a proxy statement of Andrew, used to solicit proxies for the special meeting, and as a prospectus of CommScope, which may be used to offer shares of common stock, along with cash, in exchange for shares of Andrew common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meeting and you should read it carefully.

Q:
WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A:
The special meeting of Andrew is scheduled to take place at 2:00 p.m., local time, on December 10, 2007, at The Westin O'Hare, 6100 N. River Road, Rosemont, IL 60018.

Q:
WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:
Holders of record of Andrew common stock as of the close of business on November 1, 2007, which we refer to as the record date, are entitled to vote at the special meeting. Each Andrew stockholder has one vote for each share of Andrew common stock that the stockholder owns on the record date. On November 1, 2007, there were 156,098,818 shares of Andrew common stock outstanding.

Q:
WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A:
Andrew stockholders must adopt the merger agreement, which adoption requires the affirmative vote of the holders of at least a majority of the shares of Andrew common stock issued and outstanding on the record date. Adoption of the merger agreement by Andrew stockholders will constitute approval of all of the transactions contemplated in the merger agreement.

Q:
WHAT ELSE IS REQUIRED TO CONSUMMATE THE MERGER?

A:
In addition to the receipt of the stockholder approval described above, certain regulatory approvals, including U.S. and certain foreign antitrust clearances, along with other closing conditions set forth in the merger agreement, must be satisfied or waived. For a more complete description of the conditions to the consummation of the merger, we urge you to read the section entitled "The Merger Agreement—Conditions to Completion of the Merger" in this proxy statement/prospectus and the merger agreement attached to this proxy statement/prospectus as Annex A.

Q:
DO ANDREW'S STOCKHOLDERS HAVE PROTECTION AGAINST FLUCTUATIONS IN THE MARKET VALUE OF SHARES OF COMMSCOPE'S COMMON STOCK BETWEEN NOW AND THE EFFECTIVE TIME OF THE MERGER?

A:
Yes. CommScope can elect to use CommScope common stock to pay all or part of the stub portion of the merger consideration to be received by Andrew's stockholders in the merger. The number of shares of CommScope common stock that CommScope will be required to issue will increase or decrease based on the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective so that the market value, measured by such volume weighted average, of any shares of CommScope common stock that CommScope may elect to issue will remain constant. Nevertheless, it is possible that the actual market value of any shares of CommScope common stock so issued as of the effective time of the merger may be higher or lower than such weighted average.

Q:
HOW WILL ANDREW STOCK OPTIONS BE AFFECTED BY THE MERGER?

A:
All Andrew stock options will vest automatically as a result of the merger. Prior to the effective time of the merger, holders of Andrew stock options may elect to have some or all of their stock options cancelled as of the effective time of the merger in which case such holder will receive with respect to each share of Andrew common stock subject to the cancelled stock option an amount equal to the merger consideration less the exercise price of such cancelled stock option. Holders of Andrew stock options who do not elect to have their stock options cancelled as described in the previous sentence will have each non-cancelled stock option converted into an option to acquire a number of shares of CommScope common stock (the determination of the number of shares of CommScope common stock covered by such option in such conversion and the exercise price applicable to such converted option are described in more detail herein). For further information, see the section entitled "The Merger Agreement—Treatment of Stock Options and Restricted Stock Units."

Q:
HOW WILL ANDREW RESTRICTED STOCK UNITS BE AFFECTED BY THE MERGER?

A:
At the effective time of the merger, except as described below, each restricted stock unit (including performance stock units) will be assumed by CommScope and will be converted into the right to receive, upon vesting (which vesting will occur at the effective time of the merger to the extent provided in the applicable stock plans of Andrew or the terms of any restricted stock unit award agreement), shares of CommScope common stock (if CommScope common stock is issued as part of the merger consideration) and cash; the method for determining the number of shares of CommScope common stock and the amount of cash to be received are described in more detail herein. However, to the extent provided in the applicable stock plans of Andrew or the terms of any restricted unit award agreement, a restricted stock unit will vest at the effective time of the merger and will be cancelled as of the effective time for an all-cash payment of $15.00 for each share of Andrew common stock underlying the restricted stock unit. For further information, see the section entitled "The Merger Agreement—Treatment of Stock Options and Restricted Stock Units."

Q:
WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:
The merger will be a taxable transaction for U.S. federal income tax purposes to a holder of Andrew common stock. The receipt of cash and CommScope common stock by a holder of Andrew common stock will cause the holder to recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between the cash and the value of CommScope common stock the holder of Andrew common stock receives in the merger and the adjusted tax basis of the holder's shares of Andrew common stock.

  Tax matters are very complicated, and the tax consequences of the merger to a particular Andrew stockholder will depend in part on such stockholder's circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

  For further information, see the section entitled "Material United States Federal Income Tax Consequences."

Q:
WHAT IS PROPOSAL NO. 2?

A:
If Andrew fails to receive a sufficient number of votes to approve Proposal No. 1, Andrew may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Andrew does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. Andrew's proposal to adjourn the special meeting, if necessary, to solicit additional proxies is referred to herein as Proposal No. 2.

Q:
HOW DOES ANDREW'S BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:
After careful consideration, Andrew's board of directors recommends that the Andrew stockholders vote "FOR" Proposal No. 1 to adopt the merger agreement and "FOR" Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. For further information about the Andrew board recommendation, see the sections entitled "The Special Meeting—Board Recommendation," "Proposal No. 1—The Merger—Reasons for the Merger" and "Proposal No. 2—Possible Adjournment of the Special Meeting."

Q:
WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER TO VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT?

A:
You should carefully review the section of this proxy statement/prospectus entitled "Risk Factors," which presents risks and uncertainties related to the merger, CommScope common stock and the business of each of CommScope and Andrew.

Q:
WHEN DO YOU EXPECT THE MERGER TO BE CONSUMMATED?

A:
We anticipate that the consummation of the merger will occur by the end of 2007, but we cannot predict the exact timing. For further information, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

Q:
WHAT DO I NEED TO DO NOW?

A:
We urge you to read this proxy statement/prospectus carefully, including its annexes and exhibits, and to consider how the merger affects you. After such consideration, please provide your proxy instructions as soon as possible so that your shares may be represented at the special meeting. You may provide your proxy instructions in one of three different ways:

•
Mail your signed and completed proxy card in the enclosed return envelope;

•
Call the toll-free number included on your proxy card; or

•
Vote via the Internet by following the instructions on your proxy card.

  Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting. If your shares of Andrew common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name" and the proxy materials are being forwarded to you together with a voting instruction card. Your broker or other nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares.

Q:
WHAT HAPPENS IF I DO NOT VOTE, DO NOT FULLY COMPLETE OR RETURN A PROXY CARD OR OTHERWISE PROVIDE PROXY INSTRUCTIONS?

A:
Proposal No. 1—The failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting "AGAINST" the adoption of the merger agreement and could be a factor in establishing a quorum for the special meeting, which is required to transact business at the meeting.

  Proposal No. 2—The failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the special meeting, which is required to transact business at the meeting. If, however, a quorum is otherwise present at the special meeting, the failure to return your proxy card or otherwise provide proxy instructions will have no effect on the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies for adoption of the merger agreement.

  If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted "FOR" the adoption of the merger agreement and, if necessary, "FOR" the adjournment of the special meeting to solicit additional proxies for adoption of the merger agreement.

Q:
MAY I VOTE IN PERSON?

A:
If your shares are registered directly in your name with Andrew's transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you on behalf of Andrew. If you are an Andrew stockholder of record, you may attend the special meeting to be held on December 10, 2007, and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name" and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE PROVIDED PROXY INSTRUCTIONS?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•
Send a written notice stating that you would like to revoke your proxy;

•
Submit new proxy instructions either on a new proxy card, by telephone or via the Internet; or

•
Attend the meeting and vote in person (if you are entitled to do so, as described in the preceding question and answer).

  Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

  No. After the merger is consummated, you will receive written instructions from Mellon Investor Services, L.L.C., acting as CommScope's exchange agent, which we refer to as the exchange agent, explaining how to exchange your stock certificates representing shares of Andrew common stock for cash and for shares of CommScope common stock, if shares are being issued as part of the merger consideration. Any shares of CommScope common stock issued as part of the merger consideration will be issued in uncertificated book entry form. You will also receive a cash payment in lieu of any fractional share of CommScope common stock. We refer to the shares of CommScope common stock issuable in the merger, along with the cash consideration and any cash payment in lieu of any fractional share, as the merger consideration. Please do not send in your stock certificates with your proxy.

Q:
HOW WILL ANDREW STOCKHOLDERS RECEIVE THE MERGER CONSIDERATION?

A:
Following the merger, Andrew stockholders will receive a letter of transmittal and instructions on how to obtain the merger consideration in exchange for your Andrew common stock. You must return the completed letter of transmittal and your Andrew stock certificates as described in the instructions, and you will receive the merger consideration as soon as practicable after the exchange agent receives your completed letter of transmittal and Andrew stock certificates. If you hold shares through a brokerage account, your broker will surrender the necessary stock certificates to the exchange agent.

Q:
AM I ENTITLED TO APPRAISAL RIGHTS?

A:
Under the General Corporation Law of Delaware, which we refer to as the DGCL, holders of Andrew common stock are entitled to appraisal rights in connection with the merger, but in order to exercise such appraisal rights a holder of Andrew common stock must comply with the applicable Delaware statute. For further information, see the section entitled "The Special Meeting—Appraisal Rights" for additional information.

Q:
WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:
Andrew is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Andrew has retained Morrow & Co., Inc. to aid in Andrew's proxy solicitation process. Andrew estimates that its proxy solicitor fees will be approximately $10,000, plus reimbursement of out-of-pocket expenses. Andrew may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:
DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A:
No. It is not necessary for you to attend the special meeting to vote your shares if Andrew previously has received your proxy, although you are welcome to attend.

Q:
WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you have questions about the merger, including the procedures for voting your shares, or would like additional copies, without charge, of this proxy statement/prospectus, you should contact:

    Andrew Corporation
    Attn: Investor Relations
    3 Westbrook Corporate Center
    Westchester, Illinois 60154
    Telephone:(800) 232-6767
    E-mail: investor.relations@andrew.com

    Morrow & Co., Inc.
    470 West Avenue
    Stamford, Connecticut 06902
    Call Toll-Free (800) 607-0088
    E-mail: Andrew.info@morrowco.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this document and may not contain all information that is important to you. To understand the merger more fully, you should read carefully this entire document, including its annexes and exhibits, and the documents incorporated by reference into this document. For further information, including a list of documents incorporated by reference, see the section entitled "Where You Can Find More Information." The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement as it, and not this description, is the legal document that governs the merger.

Comparative Per Share Market Price Information

        CommScope common stock is listed on the New York Stock Exchange under the symbol "CTV". Andrew common stock is listed on the Nasdaq Global Market under the symbol "ANDW". On June 26, 2007, the last full trading day prior to the public announcement of the proposed merger, CommScope common stock closed at $55.16 per share on the New York Stock Exchange and Andrew common stock closed at $12.98 per share on the Nasdaq Global Market. On November 2, 2007, the last full trading day prior to the date of this proxy statement/prospectus, CommScope common stock closed at $46.04 per share on the New York Stock Exchange and Andrew common stock closed at $14.68 per share on the Nasdaq Global Market. For further information, see the section entitled "Market Price and Dividend Information" for additional historical prices of CommScope common stock and Andrew common stock.

The Companies

  CommScope, Inc.
  1100 CommScope Place, S.E.
  P.O. Box 339
  Hickory, North Carolina 28602
  Telephone: (828) 324-2200

        CommScope is a world leader in infrastructure solutions for communications networks. CommScope's highly-engineered cable and connectivity solutions enable a host of information-rich and interactive services that are delivered to the home, office and mobile devices. CommScope focuses on the "last mile" in communications networks, which is the distribution access, or final link to the customer. CommScope believes it is a global leader in structured cabling solutions for business enterprise applications and a global leader in broadband coaxial cables for the cable television industry. CommScope also designs, manufactures and markets a broad line of high-performance electronic, coaxial, and fiber optic cables and related products for data networking, Internet access, wireless communication, telephony and other broadband applications. In addition, CommScope is an industry leader in the design and manufacture of environmentally secure enclosures to integrate complex equipment for digital subscriber line (DSL) and Fiber-to-the-Node (FTTN) deployments by telecommunication service providers in the United States.

        DJRoss, Inc. is an indirect wholly owned subsidiary of CommScope that was incorporated in Delaware on June 19, 2007. DJRoss does not engage in any operations and exists solely to facilitate the merger. For additional information about CommScope, see the section entitled "Business of CommScope."

  Andrew Corporation
  3 Westbrook Corporate Center
  Suite 900
  Westchester, Illinois 60154
  Telephone: (800) 232-6767

        Andrew Corporation designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. Andrew serves operators and original equipment manufacturers from facilities in 35 countries. Andrew, headquartered in Westchester, Illinois, is an S&P Midcap 400 company founded in 1937. For additional information about Andrew, see the section entitled "Business of Andrew."

The Special Meeting

        Date, Time and Place.    The special meeting will take place at The Westin O'Hare, 6100 N. River Road, Rosemont, IL 60018 on December 10, 2007 at 2:00 p.m., local time.

        What you are being asked to vote on.    At the special meeting, Andrew stockholders will vote on Proposal No. 1 to adopt the merger agreement and Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. Adoption of the merger agreement by Andrew stockholders will constitute approval of all of the transactions contemplated in the merger agreement.

        Who may vote.    You may vote at the special meeting if you owned Andrew common stock at the close of business on the record date, November 1, 2007. On that date, there were 156,098,818 shares of Andrew common stock outstanding and entitled to vote. You may cast one vote for each share of Andrew common stock that you owned on the record date.

        What vote is needed.    The affirmative vote in person or by proxy of the holders of at least a majority of the shares of Andrew common stock issued and outstanding on the record date is required to approve Proposal No. 1. Approval of Proposal No. 2 requires the affirmative vote of the holders of at least a majority of the shares of Andrew common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, if a quorum is present.

        Share Ownership of Management.    As of October 31, 2007, shares representing approximately 0.3% of the outstanding shares of Andrew common stock were held by Andrew's directors, executive officers and their respective affiliates.

        For further information regarding the special meeting, see the section entitled "The Special Meeting."

Recommendations to Stockholders of Andrew

        After careful consideration, Andrew's board of directors recommends that Andrew stockholders vote "FOR" Proposal No. 1 to adopt the merger agreement and "FOR" Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. For further information, see the section entitled "The Special Meeting—Andrew Board Recommendation."

Structure of the Merger

        In the merger, DJRoss, Inc., an indirect wholly owned subsidiary of CommScope, will merge with and into Andrew, and Andrew will become an indirect wholly owned subsidiary of CommScope. Holders of Andrew common stock will receive, for each share of Andrew common stock they own, the merger consideration consisting of (1) $13.50 in cash and (2) the stub portion of the merger consideration, which will consist of, at CommScope's election, either (i) $1.50 in cash, (ii) a fraction of a fully paid and nonassessable share of CommScope common stock equal to (A) $1.50 divided by (B) the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective, or (iii) a combination of cash and a fraction of a share of CommScope common stock (determined as described above) together equaling $1.50. All Andrew stock options will vest automatically as a result of the merger and holders of Andrew stock options may elect to cancel some or all of their stock options as of the effective time of the merger, in which case they will be entitled to receive in respect of each share of common stock subject to such cancelled options an amount equal to the merger consideration less the exercise price of such options. If the holders of Andrew stock options do not elect to cancel their stock options, such Andrew stock options will be converted into options to acquire CommScope common stock (the number of shares of CommScope common stock to be represented by such converted stock option is determined as described in the merger agreement). At the effective time of the merger, except as described below, each restricted stock unit (including performance stock units) will be assumed by CommScope and will be converted into the right to receive, upon vesting (which vesting will occur at the effective time of the merger to the extent provided in the applicable stock plans of Andrew or the terms of any restricted stock unit award agreement), the merger consideration. However, to the extent provided in the applicable stock plans of Andrew or the terms of any restricted stock unit award agreement, a restricted stock unit will vest at the effective time of the merger and will be cancelled as of the effective time for an all-cash payment of $15.00 for each share of Andrew common stock underlying the restricted stock unit. The warrant issued to TruePosition, Inc. for the purchase of 1,000,000 shares of Andrew common stock at an exercise price of $17.70 per share of Andrew common stock, which we refer to as the Andrew warrant, will become exercisable for the merger consideration in accordance with the terms of the Andrew warrant. The 3 1/4% convertible subordinated notes due 2013, issued by Andrew, which we refer to as the Andrew notes, will cease to be convertible into Andrew common stock and will become convertible into the merger consideration in accordance with the terms of the indenture governing the Andrew notes.

Conversion of Andrew Stock in the Merger

        Each share of Andrew common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Andrew common stock held in the treasury of Andrew and shares for which appraisal rights have been asserted in accordance with the DGCL, will be converted into the right to receive $13.50 in cash, plus the stub portion of the merger consideration, which, at the election of CommScope, will consist of either (i) $1.50 in cash; (ii) a fraction of a share of CommScope common stock equal to $1.50 divided by the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective; or (iii) a combination of cash and a fraction of a share of CommScope common stock (determined as described above) together equaling $1.50.

        The value of the merger consideration, based on such volume weighted average, will not be adjusted as a result of changes to the market price of CommScope or Andrew common stock prior to the effective time of the merger; however, the exchange ratio used to determine the number of shares of CommScope common stock, if any, to be issued as the stock portion of the merger consideration will be adjusted to reflect stock splits, reclassifications and other similar changes to CommScope's common stock or Andrew's common stock which occur on or after the date of the merger agreement and prior to the effective time of the merger. Because CommScope has the right to determine whether or not to issue CommScope common stock to pay the stub portion of the merger consideration, the exact form of consideration to be received by a holder of Andrew common stock for the stub portion of the merger consideration may not be finally determined until after the date of the special meeting.

        If CommScope elects to pay the stub portion of the merger consideration entirely in shares of CommScope common stock, approximately 5.5 million shares of CommScope common stock would be issued in respect of Andrew common stock, the Andrew notes, and Andrew stock options and restricted shares in connection with the merger, representing approximately 8% of the outstanding shares of CommScope common stock immediately following the consummation of the merger, assuming that a CommScope common stock price of $47.17 per share (which was the closing price on October 31,

2007) is used in the calculation and based on the number of shares of CommScope common stock outstanding as of October 31, 2007. The number of shares of CommScope common stock issued in connection with the merger will be lower if CommScope elects to pay the stub portion of the merger consideration only partially in CommScope common stock. If CommScope elects to pay the stub portion of the merger consideration entirely in cash, no shares of CommScope common stock would be issued in connection with the merger. For further information about the structure of the merger, see the section entitled "Proposal No. 1—The Merger—General Description of the Merger."

Stock Options, Warrant and Notes

        All Andrew stock options will automatically vest as a result of the merger and holders of Andrew stock options will be able to elect to have some or all of their options cancelled as of the effective time of the merger, in which case the holders of such stock options will be entitled to receive in respect of each share of common stock subject to such cancelled stock option an amount equal to the merger consideration less the exercise price of the cancelled stock option. If a holder of Andrew stock options does not elect to have all of such stock options cancelled, each stock option not cancelled will be converted into an option to acquire shares of CommScope common stock.

        From and after the effective time of the merger, the Andrew warrant will become exercisable for the merger consideration in accordance with the terms of the Andrew warrant.

        From and after the effective time of the merger, the Andrew notes will cease to be convertible into Andrew common stock and will become convertible into the merger consideration in accordance with the terms of the indenture governing the Andrew notes. In addition, following the merger, CommScope will be required to offer to repurchase any Andrew notes not converted into the merger consideration at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest up to, but excluding, the date of such repurchase.

        For further information, see the sections entitled "The Merger Agreement—Treatment of Stock Options and Restricted Stock Units," "—Treatment of Andrew Warrant and Andrew Notes," and "—Conditions to Completion of the Merger."

Risk Factors

        In evaluating the merger agreement, you should read this proxy statement/prospectus carefully and especially consider the factors discussed in the section entitled "Risk Factors."

Andrew's Reasons for the Merger

        In reaching its decision to approve the merger, Andrew's board of directors consulted with senior management and Andrew's financial and legal advisors and considered a number of material factors. Those factors included, but were not limited to, a significant trend of industry consolidation, a purchase price that was deemed to be highly favorable and the product of a vigorous negotiation process, the lack of better strategic alternatives thought to be available to Andrew and the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, as to the fairness, from a financial point of view, of the merger consideration, as of the date of such opinion and subject to the assumptions and limitations set forth in such opinion. Andrew's board of directors also considered a number of negative factors explained in more detail below. For further information about Andrew's reasons for the merger, see the section entitled "Proposal No. 1—The Merger—Andrew's Reasons for the Merger."

Opinion of Andrew's Financial Advisor

        On June 26, 2007, Merrill Lynch delivered to Andrew's board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to the holders of Andrew common stock. A copy of Merrill Lynch's written opinion is attached to this proxy statement/prospectus as Annex B. Merrill Lynch was not requested to and did not provide any financial advisory services to Andrew in connection with the merger, including advice concerning the structure, the specific amount of the merger consideration, or any other aspects of the merger, other than the delivery of its opinion. Merrill Lynch did not participate in negotiations with respect to the merger consideration or the other terms of the merger or the merger agreement. We encourage you to read carefully both the section entitled "Proposal No. 1—The Merger—Opinion of Andrew's Financial Advisor" and the opinion itself in its entirety for a description of the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Merrill Lynch's opinion was intended for the use and benefit of Andrew's board of directors, does not address the merits of the underlying decision by Andrew to enter into the merger agreement or any of the transactions contemplated thereby, including the merger, and does not constitute a recommendation to any Andrew stockholder as to how that stockholder should vote on the merger or any related matter.

CommScope's Reasons for the Merger

        CommScope determined to pursue the merger to expand its global leadership in infrastructure solutions for communications networks, including structured cabling solutions for the business enterprise; broadband cable and apparatus for cable television applications; and antenna and cable products, base station subsystems, coverage and capacity systems, and network solutions for wireless applications. For further information, see the section entitled "CommScope's Reasons for the Merger."

Interests of Andrew Directors and Executive Officers

        When considering the recommendations by the Andrew board of directors, you should be aware that a number of Andrew's executive officers and directors have interests in the merger that are different from those of other Andrew stockholders. For further information, see the section entitled "Proposal No. 1—The Merger—Interests of Andrew Directors and Executive Officers in the Merger."

Restrictions on Sales of Shares to be Received in the Merger

        The shares of CommScope common stock, if any, to be issued in the merger and received by persons who are deemed to be "affiliates" of Andrew on the date of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or as otherwise permitted under the Securities Act. For further information, see the section entitled "Proposal No. 1—The Merger—Restrictions on Sales of Shares to be Received in the Merger."

Solicitation

        Andrew agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CommScope, and to certain related matters in the merger agreement. For further information regarding these limitations, see the section entitled "The Merger Agreement—Covenants Relating to the Conduct of Business—Solicitation."

Conditions to the Merger

        The respective obligations of CommScope and Andrew to consummate the merger are subject to the satisfaction or waiver of certain conditions. For further information about the conditions, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

Termination

        Either CommScope or Andrew can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated. For further information, see the section entitled "The Merger Agreement—Termination of Merger Agreement."

        A termination fee of $75 million may be payable by Andrew to CommScope upon the termination of the merger agreement under certain circumstances. For further information about the termination fee, see the section entitled "The Merger Agreement—Termination Fee."

Expenses

        Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses. CommScope and Andrew will share equally the filing fees required in connection with the filing by the parties of the premerger notification and report forms relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and any foreign antitrust, competition or similar laws. For further information, see the section entitled "The Merger Agreement—Other Covenants and Agreements—Expenses."

Financing

        The merger agreement is not conditioned upon the receipt of financing by CommScope. CommScope estimates that the total amount of funds necessary to complete the merger and pay related transaction costs (assuming CommScope elects to pay the stub portion of the merger consideration entirely in shares of CommScope common stock), including payment to Andrew stockholders and certain holders of Andrew stock options and restricted shares, the refinancing of existing indebtedness, payment of the merger consideration to holders of the Andrew notes (assuming full conversion of the Andrew notes), and payment of fees and expenses in connection with the merger, the financing arrangements and the related transactions, will be approximately $2.59 billion ($2.85 billion if CommScope elects to use all cash for the merger consideration). CommScope has obtained commitments for debt financing in an aggregate amount of $2.55 billion, the funding of which is subject to the satisfaction of the conditions set forth in the commitment letter pursuant to which the financing will be provided. Since obtaining the commitment letter, CommScope has engaged in discussions with the lead arrangers and the debt providers under the commitment letter regarding certain changes to the structure and terms of the senior secured credit facilities. As a result of these discussions, CommScope expects that the aggregate amount of the senior secured credit facilities will be reduced from $2.55 billion to $2.5 billion. These changes do not affect the availability of the senior credit facilities on the terms set forth in the commitment letter. The commitment letter is not being changed and remains in effect on its original terms. For further information, see the section entitled "Proposal No. 1—The Merger—Financing."

Material Federal Income Tax Consequences of the Merger

        The merger will be a taxable transaction for U.S. federal income tax purposes to a holder of Andrew common stock. The receipt of cash and CommScope common stock, if any, by a holder of Andrew common stock will cause the holder to recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between the cash and the value of CommScope common stock the holder of Andrew common stock receives in the merger and the adjusted tax basis of the holder's shares of Andrew common stock. If the holding period of the Andrew common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Each share of CommScope common stock, if any, received by a holder of Andrew common stock in the merger will have a tax basis equal to the fair market value of the share received. For further information, see the section entitled "Material United States Federal Income Tax Consequences."

        Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals

        To consummate the merger, CommScope and Andrew must make filings and obtain approvals or clearances from antitrust regulatory authorities in certain jurisdictions, including the United States. In the United States, CommScope must also comply with applicable federal and state securities laws and the rules and regulations of the New York Stock Exchange in connection with the issuance of shares of CommScope common stock, if any, in the merger and the filing of this proxy statement/prospectus with the SEC. For further information, see the section entitled "Proposal No. 1—The Merger—Regulatory Approvals Required for the Merger."

Anticipated Accounting Treatment of the Merger

        The merger will be accounted for as a purchase transaction by CommScope for financial reporting and accounting purposes under U.S. generally accepted accounting principles. The results of operations of Andrew will be included in the consolidated financial statements of CommScope from and after the consummation of the merger. For further information, see the section entitled "Proposal No. 1—The Merger—Anticipated Accounting Treatment of the Merger."

Appraisal Rights

        Holders of Andrew common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. For further information, see the sections entitled "The Special Meeting—Appraisal Rights" and "Proposal No. 1—The Merger—Appraisal Rights."

MARKET PRICE AND DIVIDEND INFORMATION

        CommScope common stock is listed on the New York Stock Exchange under the symbol "CTV", and Andrew common stock is listed on the Nasdaq Global Market under the symbol "ANDW". The following tables present, for the periods indicated, the range of high and low per share sales prices for CommScope common stock as reported on the New York Stock Exchange and the range of high and low per share sales prices of Andrew common stock as reported on the Nasdaq Global Market. Neither CommScope nor Andrew has ever declared or paid any cash dividend on shares of its common stock.

        CommScope's fiscal year ends on December 31, and Andrew's fiscal year ends on September 30.

CommScope Common Stock

	High	Low
Fiscal Year Ended December 31, 2005
First Quarter	$19.23	$13.98
Second Quarter	$18.17	$13.83
Third Quarter	$19.73	$16.87
Fourth Quarter	$21.13	$16.38
Fiscal Year Ended December 31, 2006
First Quarter	$29.42	$19.95
Second Quarter	$33.72	$25.92
Third Quarter	$33.67	$25.74
Fourth Quarter	$35.91	$29.25
Fiscal Year Ending December 31, 2007
First Quarter	$43.79	$28.28
Second Quarter	$59.82	$41.90
Third Quarter	$63.51	$44.28
Fourth Quarter to date (through November 2, 2007)	$54.13	$44.80

Andrew Common Stock

	High	Low
Fiscal Year Ended September 30, 2005
First Quarter (October 1, 2004 – December 31, 2004)	$15.49	$12.18
Second Quarter (January 1, 2005 – March 31, 2005)	$14.08	$11.28
Third Quarter (April 1, 2005 – June 30, 2005)	$13.99	$10.83
Fourth Quarter (July 1, 2005 – September 30, 2005)	$14.19	$10.38
Fiscal Year Ended September 30, 2006
First Quarter (October 1, 2005 – December 31, 2005)	$11.75	$10.07
Second Quarter (January 1, 2006 – March 31, 2006)	$14.25	$10.43
Third Quarter (April 1, 2006 – June 30, 2006)	$12.50	$8.68
Fourth Quarter (July 1, 2006 – September 30, 2006)	$9.79	$7.08
Fiscal Year Ended September 30, 2007
First Quarter (October 1, 2006 – December 31, 2006)	$10.73	$8.80
Second Quarter (January 1, 2007 – March 31, 2007)	$11.25	$9.89
Third Quarter (April 1, 2007 – June 30, 2007)	$14.60	$10.49
Fourth Quarter (July 1, 2007 – September 30, 2007)	$14.47	$13.38
Fiscal Year Ending September 30, 2008
First Quarter to date (through November 2, 2007)	$14.70	$13.33

        CommScope may elect to pay the stub portion of the merger consideration in cash, CommScope common stock or a combination thereof. The following table presents the closing sales price per share of CommScope common stock and Andrew common stock, as reported on the New York Stock Exchange and the Nasdaq Global Market, respectively, on June 26, 2007, the last full trading day before the public announcement of the proposed merger, and on October 31, 2007, and the approximate maximum number of shares of CommScope common stock issuable for the stub portion of the merger consideration assuming that the per share CommScope common stock price on each of such dates was used in the calculation of the exchange ratio and further assuming 176.6 million shares of Andrew fully diluted common stock were outstanding as of such dates:

	CommScope Common Stock	Andrew Common Stock	Approximate Maximum Number of Shares of CommScope Common Stock Issuable in the Merger
June 26, 2007	$55.16	$12.98	4.8 million
October 31, 2007	47.17	14.66	5.5 million

        Following the consummation of the merger, CommScope common stock will continue to be listed on the New York Stock Exchange, and there will be no further market for the Andrew common stock.

SELECTED HISTORICAL FINANCIAL DATA OF COMMSCOPE

        The following statements of operations data for each of the three years in the period ended December 31, 2006 and the balance sheet data as of December 31, 2006 and 2005 have been derived from CommScope's audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated into this proxy statement/prospectus by reference. The statements of operations data for the years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2004, 2003 and 2002 have been derived from CommScope's audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The statements of operations data for each of the six month periods ended June 30, 2007 and 2006 and the balance sheet data as of June 30, 2007 have been derived from CommScope's unaudited consolidated financial statements, which are contained in CommScope's Quarterly Report on Form 10-Q for the period ended June 30, 2007, which is incorporated into this proxy statement/prospectus by reference. The historical financial information of CommScope does not include the results for the Connectivity Solutions business, acquired in 2004, for any date prior to January 31, 2004 and includes the results of OFS BrightWave, LLC through June 14, 2004, the date CommScope disposed of its equity interest in OFS BrightWave, LLC. CommScope's historical book value per share is computed by dividing total shareholders' equity by the number of common shares outstanding at the end of the period.

        You should read this selected historical financial data together with the financial statements that are incorporated by reference into this proxy statement/prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of CommScope contained in such reports.

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In millions, except per share data)
Historical Consolidated Statements of Operations Data:
Net sales	$954.6	$764.1	$1,623.9	$1,337.2	$1,152.7	$573.3	$598.5
Gross profit	294.5	193.3	444.1	344.5	254.8	114.6	120.6
Operating income (loss)(1)	150.1	57.4	158.6	74.9	5.9	(9.0)	(15.4)
Net income (loss)(1)	107.0	59.4	130.1	50.0	75.8	(70.6)	(67.2)
Net income (loss) available to common stockholders(1)	107.0	59.4	130.1	50.0	75.8	(70.6)	(67.2)
Income (loss) per common share—basic	$1.76	$1.03	$2.22	$0.91	$1.32	$(1.19)	$(1.10)
Income (loss) per common share—diluted	$1.46	$0.85	$1.84	$0.78	$1.15	$(1.19)	$(1.10)
		As of December 31,
	As of June 30, 2007
		2006	2005	2004	2003	2002
	(In millions, except per share data)
Historical Consolidated Balance Sheet Data:
Total assets	$1,485.3	$1,302.5	$1,102.2	$1,030.6	$739.8	$772.7
Total long-term debt	266.8	284.1	297.3	310.3	183.3	183.3
Stockholders' equity	896.7	739.1	522.0	449.5	455.7	517.5
Book value per share	$14.56	$12.37	$9.34	$8.25	$7.68	$8.74

(1)
Effective January 1, 2006, CommScope adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment: An amendment of FASB Statements No. 123 and 95, which requires CommScope to recognize in the statements of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. In accordance with the modified prospective transition method, prior periods have not been restated to reflect the impact of SFAS No. 123(R). The incremental reduction of income of adopting SFAS No. 123(R) was $3.3 million for the year ended December 31, 2006 and $3.4 million and $1.4 million for the six months ended June 30, 2007 and 2006, respectively. For further information regarding CommScope's adoption of SFAS No. 123(R), see note 13 contained in CommScope's Annual Report on Form 10-K for the year ended December 31, 2006 and note 9 contained in CommScope's Quarterly Report on Form 10-Q for the period ended June 30, 2007, which are incorporated into this proxy statement/prospectus by reference.

SELECTED HISTORICAL FINANCIAL DATA OF ANDREW

        The following statements of operations data for each of the three years in the period ended September 30, 2006 and the balance sheet data as of September 30, 2006 and 2005 have been derived from Andrew's audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, which is incorporated into this proxy statement/prospectus by reference. The statements of operations data for the fiscal years ended September 30, 2003 and 2002 and the balance sheet data as of September 30, 2004, 2003 and 2002 have been derived from Andrew's audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The statements of operations data for each of the nine month periods ended June 30, 2007 and 2006 and the balance sheet data as of June 30, 2007 have been derived from Andrew's unaudited consolidated financial statements, which are contained in Andrew's Quarterly Report on Form 10-Q for the period ended June 30, 2007 and incorporated into this proxy statement/prospectus by reference. The historical financial information of Andrew does not include the results of Allen Telecom, Inc. for any date prior to July 15, 2003 or Celiant for any date prior to June 4, 2002. Andrew's historical book value per share is computed by dividing total stockholders' equity less preferred stock by the number of Andrew common shares outstanding at the end of the period.

        You should read this selected historical financial data together with the financial statements that are incorporated by reference into this proxy statement/prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of Andrew contained in such reports.

	Nine Months Ended June 30,			Fiscal Year Ended September 30,
	2007		2006	2006		2005	2004	2003	2002
	(Unaudited)
	(In millions, except per share data)
Historical Consolidated Statements of Operations Data:
Net sales	$1,570.7		$1,547.0	$2,146.1		$1,961.2	$1,828.4	$1,011.7	$864.8
Gross profit	339.1		338.0	473.4		436.8	443.3	272.3	237.7
Income (loss) from continuing operations	(100.2	)(1)	25.4	(34.3	)(2)	38.9	28.9	17.0	10.5
Net income (loss)	(100.2	)(1)	25.4	(34.3	)(2)	38.9	28.9	13.9	(26.4)
Preferred stock dividends	—		—	—		0.2	0.7	6.5	—
Net income (loss) available to common stockholders	(100.2	)(1)	25.4	(34.3	)(2)	38.6	28.2	7.4	(26.4)
Income (loss) per common share—basic
Continuing operations	$(0.64)		$0.16	$(0.22)		$0.24	$0.18	$0.10	$0.12
Net income (loss)	$(0.64)		$0.16	$(0.22)		$0.24	$0.18	$0.07	$(0.30)
Income (loss) per common share—diluted
Continuing operations	$(0.64)		$0.16	$(0.22)		$0.24	$0.18	$0.10	$0.12
Net income (loss)	$(0.64)		$0.16	$(0.22)		$0.24	$0.18	$0.07	$(0.30)

		As of September 30,
	As of June 30, 2007
		2006	2005	2004	2003	2002
	(Unaudited)
	(In millions, except per share data)
Historical Consolidated Balance Sheet Data:
Total assets	$2,284.6	$2,408.9	$2,313.7	$2,239.7	$2,074.2	$1,123.7
Total long-term obligations	296.1	333.8	324.9	339.2	375.3	41.9
Redeemable preferred stock	—	—	—	6.0	9.2	—
Total shareholders' equity	1,436.5	1,507.3	1,550.6	1,517.1	1,422.3	845.2
Book value per share	9.21	9.58	9.64	9.39	8.93	8.61

(1)
In the third quarter ended June 30, 2007, Andrew recorded a $107.9 million goodwill impairment charge to reduce the goodwill balance of its Base Station Subsystem segment to fair value. Andrew tests its goodwill balance for possible impairment as of July 1 each year, or on an interim basis if circumstances dictate, based on the five reporting units of Andrew's business. As a result of the losses generated by Base Station Subsystems in the first six months of fiscal 2007, Andrew determined that an interim test of the goodwill balance for Base Station Subsystems was required. Andrew completed its assessment of Base Station Subsystems goodwill in the third quarter of fiscal 2007 and, as a result, recorded a non-cash impairment loss of $107.9 million. See Note 17 contained in Andrew's quarterly report on Form 10-Q for the period ended June 30, 2007 which is incorporated into this proxy statement/prospectus by reference.

(2)
In fiscal 2006, Andrew recorded an $83.4 million charge to establish a full valuation allowance against Andrew's net U.S. deferred tax assets. See Note 8 contained in Andrew's fiscal 2006 annual report on Form 10-K which is incorporated into this proxy statement/prospectus by reference.

SELECTED PRO FORMA FINANCIAL DATA

        The pro forma information shown in the following tables reflects the pro forma effect of accounting for the merger under the purchase method of accounting. The pro forma income statement data for the six months ended June 30, 2007 and the year ended December 31, 2006 assume a merger completion date of January 1, 2006. The pro forma balance sheet data assumes a merger completion date of June 30, 2007.

        The pro forma financial information presented herein reflects the merger consideration composed entirely of cash and includes adjustments related to the acquisition that are expected to have a continuing impact on the combined results. These adjustments include increased depreciation and amortization on the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the acquisition, decreased interest income related to the expected use of cash, cash equivalents and short-term investments to complete the acquisition, amortization of deferred financing fees incurred in connection with the additional debt, and the tax impact of these pro forma adjustments. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        Because Andrew's fiscal year ends September 30, the pro forma data excerpted from the statement of operations for the fiscal year ended December 31, 2006 is based on Andrew's statement of operations for its fiscal year ended September 30, 2006; therefore Andrew's results of operations for the three months ended December 31, 2006 do not appear in the pro forma statements of operations data.

        The information in the tables on the following pages is based on historical financial information and related notes that CommScope and Andrew have presented in their prior filings with the SEC. You should read all of the summary financial information provided in the following tables together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference.

        CommScope anticipates that the merger will provide CommScope with financial benefits that include future cost savings and synergies. CommScope also expects to incur restructuring charges related to integrating CommScope and Andrew businesses. Neither these financial benefits nor the expected restructuring costs are reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

Selected Unaudited Pro Forma Condensed Combined Financial Data
For the Six Months Ended June 30, 2007 and the Fiscal Year Ended December 31, 2006
(In millions, except per share amounts)

	Six Months Ended June 30, 2007	Fiscal Year Ended December 31, 2006
Net sales	$2,003.1	$3,770.0

Operating costs and expenses:
Cost of sales	1,506.8	2,884.1
Selling, general and administrative	262.9	522.9
Research and development	72.5	146.4
Merger costs	—	13.5
Pension termination gain	—	(14.2)
Asset impairment	—	3.9
Restructuring costs	3.6	20.3
Goodwill impairment	107.9	—

Total operating costs and expenses	1,953.7	3,576.9

Operating income	49.4	193.1
Other income (expense), net	(0.1)	(3.3)
Interest expense	(95.7)	(189.8)
Interest income	2.2	0.6

Income (loss) before income taxes and OFS BrightWave transaction	(44.2)	0.6
Income tax expense before income tax effects of OFS BrightWave transaction	(20.8)	(69.6)

Income (loss) before OFS BrightWave transaction	(65.0)	(69.0)
Gain on OFS BrightWave note receivable, net of tax of $11,175	—	18.6

Net income (loss)	$(65.0)	$(50.4)

Net income (loss) per share:
Basic	$(1.07)	$(0.86)
Assuming dilution	$(1.07)	$(0.86)
Weighted average shares outstanding:
Basic	60.8	58.5
Assuming dilution	60.8	58.5

Selected Unaudited Pro Forma Condensed Combined Financial Data
As of June 30, 2007
(In millions)

Total cash, cash equivalents and short-term investments	$107.3
Accounts receivable, net	827.3
Inventories	603.6
Prepaid expenses and other current assets	118.6

Total current assets	1,656.8
Property, plant and equipment, net	507.0
Goodwill	1,596.7
Other intangibles, net	668.9
Deferred income taxes	16.8
Other assets	104.5

Total Assets	$4,550.7

Accounts payable	$367.5
Other accrued liabilities	297.8
Notes payable and current portion of long-term debt	13.5

Total current liabilities	678.8
Long-term debt	2,561.5
Deferred income taxes	205.9
Other noncurrent liabilities	199.9

Total Liabilities	3,646.1
Common stock	0.7
Additional paid-in capital	594.8
Retained earnings	446.2
Accumulated other comprehensive income	8.4
Treasury stock, at cost	(145.5)

Total Stockholders' Equity	904.6

Total Liabilities and Stockholders' Equity	$4,550.7

UNAUDITED COMPARATIVE HISTORICAL AND PER SHARE DATA

        The following table summarizes unaudited per share information for CommScope and Andrew on a historical basis and on a pro forma combined basis for CommScope after the merger. It has been assumed for purposes of the pro forma financial information provided below that the merger was completed on January 1, 2006 for statements of operations purposes and June 30, 2007 for balance sheet purposes. The unaudited pro forma combined per share data for the fiscal year ended December 31, 2006 combines CommScope's historical information for the fiscal year ended December 31, 2006 with Andrew's historical information for the fiscal year ended September 30, 2006. CommScope's historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. Andrew's historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period.

        You should read this per share data together with the respective audited and unaudited financial statements and related notes of CommScope and Andrew that are incorporated by reference into this proxy statement/prospectus and the unaudited pro forma condensed financial information and notes related to such consolidated financial statements included elsewhere in this proxy statement/prospectus. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of CommScope after the merger.

	Six Months Ended June 30, 2007	Fiscal Year Ended December 31, 2006
CommScope—Historical
Historical per common share:
Basic income per share from continuing operations	$1.76	$2.22
Diluted income per share from continuing operations	1.46	1.84
Book value per share	14.56	12.37
	Nine Months Ended June 30, 2007	Fiscal Year Ended September 30, 2006
Andrew—Historical
Historical per common share:
Basic and diluted loss per share from continuing operations	$(0.64)	$(0.22)
Book value per share	9.21	9.58
	Six Months Ended June 30, 2007	Fiscal Year Ended December 31, 2006
Unaudited Pro Forma Combined
Unaudited pro forma per share of CommScope common shares:
Basic and diluted loss per share from continuing operations	$(1.07)	$(0.86)
Book value per share	14.69	12.50

FORWARD-LOOKING INFORMATION

        This proxy statement/prospectus contains forward-looking statements regarding, among other things, the proposed acquisition of Andrew by CommScope and the anticipated consequences and benefits of such transaction, and other financial, business and operational items relating to CommScope and Andrew. Statements made in the future tense, and statements using words such as "intend," "goal," "estimate," "expect," "expectations," "project," "projections," "plans," "anticipates," "believe," "think," "confident" and "scheduled" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope or Andrew. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to:

  •
  Andrew stockholders may not know, at the time of the Andrew stockholder vote, which form of consideration CommScope will elect for the stub portion of the merger consideration.

  •
  If CommScope elects to use its common stock for all or part of the stub portion of the merger consideration, the exchange ratio will be based on a specific measurement period which could result in a higher valuation of such common stock than its actual market value at or after the effective time of the merger.

  •
  CommScope and Andrew may be required to comply with material restrictions or conditions in order to obtain necessary regulatory approvals, and any delays in obtaining such approvals may delay and possibly prevent the merger.

  •
  CommScope and Andrew are subject to certain restrictions, prior to the effective time of the merger, on the conduct of their respective businesses under the merger agreement.

  •
  The anticipated benefits of the transaction may not be realized.

  •
  The anticipated synergies and cost savings of the transaction may not be realized.

  •
  There may be difficulty integrating CommScope's and Andrew's businesses and substantial costs may be incurred in connection with the integration.

  •
  There may be difficulty integrating CommScope's and Andrew's respective systems of internal controls.

  •
  The announcement and consummation of the merger may result in a loss of key personnel of CommScope and/or Andrew.

  •
  The announcement and consummation of the merger may result in a loss of customers of CommScope and/or Andrew.

  •
  CommScope will incur substantial indebtedness in connection with the merger.

  •
  If the conditions to the merger are not satisfied or waived, the merger may not occur.

  •
  Some of the conditions to the merger may be waived without resoliciting Andrew stockholder approval.

  •
  Some directors and executive officers of Andrew have interests that differ from, or are in addition to, those of Andrew stockholders in recommending approval of the merger agreement.

  •
  The merger agreement limits Andrew's ability to pursue alternative transactions to the merger.

  •
  Legal proceedings may be commenced by or against CommScope and/or Andrew.

        For a more complete description of factors that could cause such a difference, including risks and uncertainties related to each of CommScope's and Andrew's business, see the section entitled "Risk Factors" as well as CommScope's filings with the SEC, which are available on CommScope's website or at http://www.sec.gov, and Andrew's filings with the SEC, which are available on Andrew's website or at http://www.sec.gov. The information contained in CommScope's and Andrew's websites is not incorporated by reference into this proxy statement/prospectus. In providing forward-looking statements, neither CommScope nor Andrew intends, and neither undertakes any duty or obligation, to update these statements as a result of new information, future events or otherwise.

RISK FACTORS

        In addition to the matters addressed under "Forward-Looking Information," Andrew stockholders should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Andrew stockholders should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. For further information, see the section entitled "Where You Can Find More Information."

RISK FACTORS RELATING TO THE MERGER

Although approximately 90% of the merger consideration is payable in cash, the remaining 10%, the stub portion of the merger consideration, is payable, at CommScope's election, in cash, CommScope common stock, or a combination thereof; Andrew stockholders will not know which form of consideration CommScope will elect for the stub portion of the merger consideration until after the Andrew stockholder vote.

        CommScope can elect the form of consideration to be paid for the stub portion of the merger consideration at any time up to two trading days prior to the effective time of the merger. Therefore, the Andrew stockholders will vote to approve the merger before CommScope is required to decide on the form of consideration for the stub portion of the merger consideration. In addition, Andrew stockholders will have to determine whether or not to exercise their appraisal rights in connection with the merger before CommScope is required to decide on the form of the consideration for the stub portion of the merger consideration. Moreover, in making its determination, CommScope will be aware of the price to be used to determine the exchange ratio if it were to elect to use CommScope common stock and such information may affect its decision. For further information, see the section entitled "The Merger Agreement—Merger Consideration."

Because at least 90% and up to all of the merger consideration is payable in cash, Andrew stockholders will have little or no participation in the future growth of CommScope.

        Because at least 90% of the merger consideration, and possibly all of the merger consideration, will be payable in cash, if the merger is consummated then Andrew stockholders will have relatively little or possibly no participation in the future earnings, profit and growth of CommScope. Andrew stockholders will also have a limited (if any) ability to influence the decision on any matters that are subject to stockholder approval, including the election of directors, the acquisition or disposition of substantial assets, possible future mergers involving CommScope or amendments to CommScope's articles of incorporation, among other matters that may be subject to a vote of CommScope's stockholders.

If CommScope elects to pay all or part of the stub portion of the merger consideration in CommScope common stock, the exchange ratio and number of shares of CommScope common stock that Andrew stockholders will be entitled to receive will be based on a specific measurement period, which could result in a higher valuation than the actual market value of CommScope common stock at or after the effective time of the merger.

        The shares of CommScope common stock, if any, issued as part of the stub portion of the merger consideration, will be determined based on the volume weighted average of the closing sale prices of CommScope common stock over an extended measurement period of ten trading days. The use of an extended measurement period is intended to provide Andrew stockholders with a negotiated level of "value" of CommScope common stock, without permitting one-day trading spikes, arbitrages or other unusual market activity to raise or lower the exchange ratio. However, the volume weighted average of the closing sale prices of CommScope common stock over such measurement period may be higher than the market price of CommScope common stock at or after the effective time of the merger and, therefore, the CommScope common stock issued pursuant to the merger, plus the cash portion of the merger consideration, may be less than $15.00 per share of Andrew common stock. For further information, see the section entitled "The Merger Agreement—Merger Consideration."

        Recent prices of CommScope's common stock can be found under the section entitled "Market Price and Dividend Information." The historical prices of CommScope's common stock included in this proxy statement/prospectus, however, are not indicative of what the price will be on the date the merger becomes effective or thereafter. The market price of CommScope's common stock has experienced and may continue to experience high volatility. For further information, see the risk factor entitled "CommScope's common stock price is subject to fluctuation and may be affected by factors different from those affecting Andrew's stock price." Neither CommScope nor Andrew can predict the future market prices of CommScope common stock.

CommScope and Andrew may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals to complete the merger and any delays in obtaining regulatory approvals may delay and possibly prevent the merger.

        The merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission under the HSR Act, and by certain antitrust authorities outside of the United States. Under the HSR Act, CommScope and Andrew are required to make pre-merger notification filings and await the expiration or early termination of the applicable statutory waiting period prior to completing the merger. CommScope and Andrew each filed a Notification and Report Form pursuant to the HSR Act with the U.S. Department of Justice (which we refer to as the DOJ) and U.S. Federal Trade Commission on July 16, 2007. On August 15, 2007, CommScope and Andrew each received requests for additional information (commonly referred to as a "second request") from the Antitrust Division of the DOJ. The second requests were issued under the notification requirements of the HSR Act. The second requests extend the waiting period imposed by the HSR Act until 30 days after CommScope and Andrew have substantially complied with the second requests, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. CommScope and Andrew have been cooperating fully with the DOJ.

        The governmental entities from which approvals are required may request additional information from the parties in order to complete their review of the transaction and may condition their approval of the merger on the satisfaction of certain regulatory conditions that may have the effect of imposing restrictions or additional costs on CommScope or Andrew. These conditions could include a complete or partial license, divestiture, spin-off or the sale of certain assets or businesses of either CommScope or Andrew, which may be on terms that are not as favorable to CommScope or Andrew as may have been attainable absent the merger, or other restrictions on the operation of the combined business. While CommScope and Andrew expect to obtain the required regulatory approvals, neither can be certain that all of the required antitrust approvals will be obtained, nor can the parties be certain that the approvals will be obtained within the time limits contemplated by the merger agreement. A delay in obtaining the required approvals may delay and possibly prevent the completion of the merger. For further information, see the section entitled "Proposal No. 1—The Merger—Regulatory Approvals Required for the Merger."

Each of CommScope and Andrew is subject to certain restrictions on the conduct of its business under the terms of the merger agreement.

        Under the terms of the merger agreement, each of CommScope and Andrew has agreed to certain restrictions on the operations of their respective businesses prior to the consummation of the merger that are customary for transactions similar to the merger. Each has agreed that it will limit the conduct of its business to those actions undertaken in the ordinary course of business. In addition, Andrew has agreed not to undertake, or has agreed to limit, certain corporate actions without the consent of CommScope. Among others, these actions include mergers and acquisitions or dispositions of assets, making loans to third parties, settling litigation matters of a certain size and undertaking capital expenditures in excess of prescribed limits. CommScope has agreed that without Andrew's consent it will not take certain actions that include amending its organization documents in a manner materially adverse to its stockholders and acquiring interests in an entity, which acquisition would be expected to impede or delay the governmental approvals required for the merger. For further information, see the section entitled "The Merger Agreement—Covenants Relating to Conduct of Business." Because of these restrictions, each of CommScope and Andrew may be prevented from undertaking certain actions with respect to the conduct of its respective business prior to the consummation of the merger that it might otherwise have taken if not for the merger agreement. For further information, see the section entitled "Proposal No. 1—The Merger—Restrictions on Sales of Shares to be Received in the Merger."

The anticipated benefits of the acquisition may not be realized.

        CommScope and Andrew entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a broader array of infrastructure solutions, the expansion of CommScope's global distribution and manufacturing capabilities, operational improvements and a diversification of CommScope's customer base. The merger will present challenges to management, including the integration of the operations, properties and personnel of Andrew and CommScope. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including, but not limited to, whether CommScope can integrate its and Andrew's businesses in an efficient and effective manner, whether there will be increased spending by wireless carriers, the ability of CommScope to manage potential volatility in commodities prices, the reaction of existing or potential competitors to the transaction, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could materially impact CommScope's business, financial condition and operating results.

CommScope may fail to realize the anticipated synergies and cost savings expected from the merger.

        The success of CommScope after the merger will depend, in part, on its ability to realize the anticipated growth opportunities and cost savings from combining the businesses of CommScope and Andrew. CommScope expects to generate annual pre-tax cost savings (excluding transition cash costs expected to total approximately $70 million to $80 million in the first two years after completion) of approximately $90 million to $100 million in the second full year after completion of the transaction. CommScope expects to achieve approximately $50 million to $60 million of pre-tax cost savings in the first full year after completion of the merger. CommScope expects the cost savings to come from a combination of procurement savings, rationalization of duplicate locations, streamlining overhead and integration of infrastructure, and building upon best practices in technology and manufacturing. CommScope cannot provide any assurance that these cost savings can be achieved in the amounts or during the periods predicted. To realize these anticipated benefits, CommScope and Andrew must successfully combine their businesses in a manner that permits these synergies to be realized. In addition, the success of CommScope after the merger will depend, in part, on these synergies being achieved without adversely affecting revenues. If CommScope is not able to successfully achieve these objectives, such anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected.

CommScope may have difficulty integrating its and Andrew's businesses and may incur substantial costs in connection with the integration.

        Achieving the anticipated benefits of the merger will depend on the successful integration of CommScope's and Andrew's products, services, operations, personnel, technology and facilities in a timely and efficient manner.

        Although neither CommScope nor Andrew anticipates material difficulties in connection with such integration, the possibility exists that such difficulties could be experienced in connection with the merger, especially given the relatively large size of the merger. The time and expense associated with converting the businesses of CommScope and Andrew to a common platform may exceed CommScope's expectations and limit or delay the intended benefits of the transaction. Similarly, the process of combining sales and marketing forces, consolidating administrative functions, and coordinating product and service offerings can take longer, cost more, and provide fewer benefits than initially projected. To the extent any of these events occurs, the benefits of the transaction may be reduced.

        Integrating the CommScope and Andrew businesses will be a complex, time-consuming and expensive process. Before the merger, CommScope and Andrew operated independently, each with its own business, products, customers, employees, culture and systems. CommScope may face substantial difficulties, costs and delays in integrating the two businesses. These difficulties, costs and delays may include:

  •
  Potential difficulty in combining the separate product technologies of CommScope and Andrew;

  •
  Perceived adverse changes in product offerings available to customers or in customer service standards, whether or not these changes do, in fact, occur;

  •
  Costs and delays in implementing common systems and procedures;

  •
  Difficulties in combining research and development teams and processes;

  •
  Potential charges to earnings resulting from the application of purchase accounting to the transaction;

  •
  Difficulty comparing financial reports due to differing financial and/or internal reporting systems;

  •
  Diversion of management resources from the business;

  •
  The inability to retain existing customers of each company;

  •
  Reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;

  •
  Challenges in retaining and integrating management and other key employees of CommScope and Andrew;

  •
  Difficulty in coordinating infrastructure operations in an effective and efficient manner; and

  •
  The inability to achieve the synergies anticipated to be realized from the merger on the timeline presently anticipated, or at all.

        After the merger, CommScope may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. CommScope may be unsuccessful in implementing the integration of these systems and processes in a timely and efficient manner. Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of CommScope.

CommScope may have difficulty integrating CommScope's and Andrew's respective systems of internal control over financial reporting.

        The failure to integrate CommScope's and Andrew's systems of internal control over financial reporting following the merger could affect adversely CommScope's ability to exercise effective internal control over financial reporting. A failure by CommScope to exercise effective internal control over financial reporting could result in a material misstatement in CommScope's annual or interim consolidated financial statements.

CommScope and Andrew both depend on key personnel, and the loss of any of these key personnel because of uncertainty regarding the merger, either before or after the merger, could hurt the businesses of CommScope after the merger.

        CommScope and Andrew both depend on the services of their key personnel. Current and prospective employees of CommScope and Andrew may, either before or after the merger, experience uncertainty about their future roles with CommScope after the merger, which may affect the performance of such personnel adversely and the ability of each company to retain and attract key personnel. The loss of the services of one or more of these key employees or the inability of CommScope or Andrew to attract, train, and retain qualified employees could result in the loss of customers or otherwise inhibit the ability of CommScope to integrate and grow the combined businesses effectively after the merger.

The merger may result in a loss of customers.

        Some customers may seek alternative sources of product and/or service after the announcement of the merger due to, among other reasons, a desire not to do business with CommScope after the merger or perceived concerns that CommScope may not continue to support and develop certain product lines. Difficulties in combining operations could also result in the loss of, or potential disputes or litigation with, customers. Any steps by management to counter such potential increased customer attrition may not be effective. Failure by management to retain customers could result in worse than anticipated financial performance.

As a result of the merger, including the financing necessary to consummate the merger, CommScope will have substantial indebtedness.

        As a result of the merger, CommScope expects to incur substantial indebtedness, including the financing necessary to pay the cash portion of the merger consideration and transaction-related costs, in addition to debt assumed from Andrew. CommScope's substantial indebtedness could have the following consequences:

  •
  CommScope's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;

  •
  Based on estimated borrowings of $2.3 billion and an assumed interest rate of 7.29% (calculated using three-month LIBOR as of October 31, 2007 plus the maximum amount per the terms of the debt commitments), a substantial portion (approximately $200 million) of CommScope's annual cash flow after the merger and for at least the next several years must be dedicated to the payment of principal and interest on its indebtedness;

  •
  CommScope will be substantially more leveraged than certain of its competitors, which might place it at a competitive disadvantage;

  •
  CommScope will be subject to restrictive covenants that may negatively affect CommScope's operational or financial flexibility or CommScope's ability to pursue additional acquisitions;

  •
  CommScope may be hindered in its ability to adjust rapidly to changing market conditions; and

  •
  CommScope's high degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business.

If the conditions to the merger are not satisfied or waived, the merger may not occur.

        Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent waiver is permitted by law or the rules or regulations of Nasdaq, the merger will not occur or will be delayed, and each of CommScope and Andrew may lose some or all of the intended benefits of the merger. To the extent that Andrew's common stock currently trades based on the merger consideration, if the merger is not consummated, the price of Andrew's common stock may decline.

        The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before CommScope and Andrew are obligated to complete the merger:

  •
  The merger agreement must be adopted by the holders of at least a majority of the issued and outstanding shares of Andrew common stock as of the Andrew record date;

  •
  The waiting period (and any extension thereof) applicable to the merger pursuant to the HSR Act, or any other applicable competition, merger, antitrust or similar law shall have expired or been terminated;

  •
  Specified governmental consents or certain other approvals shall have been obtained and be in full force and effect;

  •
  There must not be any judgment, injunction, decree or order issued by any court or other governmental entity or any other statute, law, rule, legal restraint or prohibition which prohibits, materially restricts, makes illegal or enjoins consummation of the merger; and

  •
  There must not be any action or proceeding pending by a governmental entity challenging or seeking to prevent the consummation of the merger.

        For further information, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

CommScope or Andrew may waive one or more of the conditions to the merger without resoliciting Andrew stockholder approval for the merger.

        Each of the conditions to CommScope's and Andrew's obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law or Nasdaq rules or regulations, by agreement of CommScope and Andrew if the condition is a condition to both CommScope's and Andrew's obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of CommScope and Andrew will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, CommScope and Andrew generally do not expect any such waiver to be significant enough to require resolicitation of Andrew stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of Andrew stockholders, the companies will have the discretion to complete the merger without seeking further Andrew stockholder approval. For further information, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

Some directors and executive officers of Andrew have interests that differ from those of Andrew stockholders in recommending that Andrew stockholders vote in favor of adoption of the merger agreement.

        Certain executive officers and directors of Andrew have interests in the merger that are different from and may conflict with the interests of Andrew stockholders generally. After the merger, some of Andrew's executive officers will become employees of, or may become consultants to, CommScope and may be offered equity-based or other incentives to remain with CommScope. The merger will cause accelerated vesting and trigger change-in-control provisions of certain equity-based awards of Andrew directors and executive officers. For further information, see the section entitled "Proposal No. 1—The Merger—Interests of Andrew Directors and Executive Officers in the Merger."

        The surviving corporation will indemnify, and advance expenses to, each current and former director and officer of Andrew and its subsidiaries against all losses in connection with any proceeding arising out of the fact that such person was a director or officer of Andrew or its subsidiaries, to the same extent that such person was indemnified prior to the date of the merger agreement. For six years after completion of the merger, CommScope will maintain policies of directors' and officers' liability and fiduciary insurance on terms no less favorable to the insured as those in effect as of the date of the merger agreement, subject to certain limitations, covering acts or omissions before the merger.

        As of October 31, 2007, Andrew's executive officers and directors and their respective affiliates owned approximately 0.3% of the outstanding shares of Andrew common stock. Such interests may influence Andrew's directors in making their recommendation that Andrew stockholders vote in favor of adoption of the merger agreement and may influence officers in supporting the merger. For further information, see the section entitled "Proposal No. 1—The Merger—Interests of Andrew Directors and Executive Officers in the Merger."

The merger agreement limits Andrew's ability to pursue an alternative transaction proposal to the merger, and requires Andrew to pay a termination fee if it does so under certain circumstances.

        The merger agreement prohibits Andrew from soliciting, initiating, encouraging or facilitating certain alternative transaction proposals with any third party, subject to exceptions set forth in the merger agreement. For further information, see the section entitled "The Merger Agreement—Covenants Relating to Conduct of Business—Solicitation." Further, the merger agreement provides that Andrew may be required to pay a termination fee to CommScope equal to $75 million in certain circumstances. These provisions limit Andrew's ability to pursue offers from third parties that could result in greater value to stockholders of Andrew relative to the terms and conditions of the merger. Andrew's obligation to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to Andrew stockholders. In addition, payment of the termination fee could adversely affect the financial condition of Andrew. For further information, see the section entitled "The Merger Agreement—Covenants Relating to Conduct of Business—Solicitation."

RISK FACTORS RELATING TO THE COMMSCOPE COMMON STOCK

CommScope's common stock price is subject to fluctuation and may be affected by factors different from those affecting Andrew's common stock price.

        The market price of CommScope's common stock has experienced and may continue to experience high volatility. The stock market in general has experienced extreme price and volume fluctuations in recent years. Often, these changes may have been unrelated to the operating performance of the affected companies. The factors that could cause fluctuation in CommScope's common stock price may include, among other factors discussed in this section, the following:

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  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates by securities analysts;

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  CommScope's inability to meet or exceed securities analysts' estimates or expectations;

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  conditions or trends in CommScope's industry;

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  changes in the market valuations of other companies in CommScope's industry;

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  announcements by CommScope or its competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives and the success of such acquisitions, including the proposed acquisition of Andrew;

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  changes in capital commitments;

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  additions or departures of key personnel;

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  actual or anticipated changes in the United States economy;

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  armed conflict, war or terrorism;

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  a prolonged downturn in the telecommunications industry; and

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  actual or anticipated sales of common stock by existing stockholders, whether in the market or in subsequent public offerings.

        Many of these factors are beyond CommScope's control. These factors may cause the market price of its common stock to decline, regardless of its operating performance.

CommScope has not in the past and does not intend in the foreseeable future to pay cash dividends on its common stock.

        CommScope has never declared or paid any cash dividends on its capital stock. CommScope does not currently intend to pay cash dividends in the foreseeable future but intends to reinvest earnings in its business. CommScope's existing debt instruments contain, and future debt instruments may contain, limits on its ability to declare and pay cash dividends on its common stock.

Shares of CommScope common stock have different rights than shares of Andrew common stock.

        Following completion of the merger, Andrew stockholders will no longer be stockholders of Andrew, but instead may be stockholders of CommScope. Even though both Andrew and CommScope are Delaware corporations, there will be important differences in the current rights of stockholders of Andrew and the rights of stockholders of CommScope. For example, provisions in CommScope's certificate of incorporation and by-laws could have the effect of deterring hostile takeovers or delaying, deterring, or preventing a change of control of CommScope, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. For further information, see the section entitled "Comparison of Rights of Stockholders of CommScope and Stockholders of Andrew."

RISK FACTORS RELATING TO COMMSCOPE'S BUSINESS

CommScope is dependent on a limited number of key customers or distributors for a substantial portion of the net sales in each of its business segments.

        Within each of CommScope's business segments, a limited number of key customers or distributors account for a substantial portion of CommScope's net sales.

  Enterprise

        CommScope distributes enterprise and certain other products to customers primarily through a large, worldwide network of independent distributors, system integrators and value-added resellers. For the year ended December 31, 2006, sales of such products to the top three distributors, system integrators and value-added resellers represented approximately 38% of CommScope's consolidated net sales. In particular, Anixter International Inc. and affiliates accounted for approximately 29% of CommScope's consolidated net sales during such period.

  Broadband

        Although the domestic cable television industry is comprised of thousands of cable systems, a small number of cable television system operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television system operators. Although CommScope sells to a wide variety of customers dispersed across many different geographic areas, sales to its five largest Broadband segment customers represented approximately 17% of its consolidated net sales for the year ended December 31, 2006.

  Carrier

        Sales of carrier products are concentrated among a limited number of large telecommunication service providers and original equipment manufacturers (OEMs) that supply such telecommunication service providers. Net sales to one OEM, CommScope's largest Carrier segment customer, accounted for approximately 7% of CommScope's consolidated net sales for the year ended December 31, 2006.

        The concentration of CommScope's net sales among these key customers or distributors subjects CommScope to a variety of risks that could have a material adverse impact on its net sales and profitability, including, without limitation:

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  loss of one or more of CommScope's key customers or distributors, including failure to renegotiate new distributor agreements;

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  financial difficulties experienced by one or more of CommScope's key customers or distributors resulting in reduced purchases of its products and/or uncollectible accounts receivable balances;

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  reductions in inventory levels held by distributors, which may be unrelated to purchasing trends by the ultimate customer;

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  consolidations in the cable television and/or telecommunications industry could result in delays in purchasing decisions, or reduced purchases, by the merged businesses;

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  the cable television and telecommunications industry are each subject to significant government regulation and implementation of new or existing laws or regulations could impact capital spending plans and, therefore, adversely impact CommScope's business;

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  increases in the cost of capital and/or reductions in the amount of capital available to the cable television and telecommunications industry could reduce the level of their capital spending and, therefore, adversely impact CommScope's business;

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  reductions in the level of capital spending in the corporate information technology sector could have an adverse impact on sales of CommScope's enterprise products;

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  changes in the technology deployed by cable television or telecommunication customers could have an adverse impact on CommScope's business;

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  reductions in the level of spending on network maintenance and/or capital improvements by cable television and/or telecommunications customers could have an adverse impact on CommScope's sales of broadband and/or carrier products; and

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  competition for cable television operators from satellite and wireless television providers, telephone companies or others could result in lower capital spending and have an adverse impact on CommScope's sale of broadband products.

CommScope faces competitive pressures with respect to all of its major products.

        In each of CommScope's major product groups, CommScope competes with a substantial number of foreign and domestic companies, some of which have greater resources (financial or otherwise) or lower operating costs than CommScope. The rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions, such as price reductions or introduction of new innovative products, use of internet auctions by customers or competitors, and new entrants may have a material adverse impact on CommScope's sales and profitability. CommScope cannot provide assurance that it will continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors.

        Fiber optic technology presents a potential substitute for some of the communications cable products that CommScope sells. A significant decrease in the cost of fiber optic systems could make these systems superior on a price/performance basis to copper systems. A significant decrease in the cost of fiber optic systems would reasonably be expected to have a materially adverse effect on CommScope's coaxial and twisted pair cable sales.

        There are various complementary and competitive wireless technologies that could be a potential substitute for some of the communications cable products that CommScope sells. A significant technological breakthrough or significant decrease in the cost of deploying these wireless technologies could have a material adverse effect on CommScope's cable sales.

Successful implementation and roll-out of product innovations is necessary to preserve CommScope's customer relationships.

        Many of CommScope's markets are characterized by advances in information processing and communications capabilities that require increased transmission speeds and greater capacity, or "bandwidth," for carrying information. These advances require ongoing improvements in the capabilities of cable and connectivity products. CommScope believes that its future success will depend in part upon its ability to enhance existing products and to develop and manufacture new products that meet or anticipate these changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis or the inability to continue to market existing products on a cost-competitive basis could materially adversely affect CommScope's results of operations and financial condition.

Orders received from customers may be cancelled or may result in lower levels of orders in future periods.

        The quarterly volume of orders received from customers may be volatile. Orders received from customers may not ultimately result in sales as customers may cancel or modify orders prior to shipment of the goods. In addition, the volume of orders received from one or more customers in one quarter may result in a lower volume of orders from those customers in subsequent quarters.

CommScope's dependence on commodities subjects CommScope to price fluctuations and potential availability constraints which could materially adversely affect its profitability.

        CommScope's profitability may be materially affected by changes in the market price and availability of certain raw materials, most of which are linked to the commodity markets. The principal raw materials that CommScope purchases are rods, tapes, tubes and wires made of copper, steel or aluminum, plastics and other polymers, and optical fiber. Fabricated aluminum, copper and steel are used in the production of coaxial and twisted pair cables and polymers are used to insulate and protect cables. Prices for copper, aluminum, steel, fluoropolymers and certain other polymers, derived from oil and natural gas, have increased and experienced greater volatility as a result of increased global demand and supply disruptions. As a result, CommScope has significantly increased its prices for certain products and may have to increase prices again in the future. Delays in implementing price increases or a failure to achieve market acceptance of future price increases could have a material adverse impact on CommScope's results of operations. In an environment of falling commodities prices, CommScope may be unable to sell higher-cost inventory before implementing price decreases, which could have a material adverse impact on its results of operations.

CommScope is dependent on a limited number of key suppliers for certain raw materials.

        For certain of CommScope's raw material purchases, including fluorinated ethylene propylene (which we refer to as FEP), copper rod, fine aluminum wire, steel wire and optical fiber, CommScope is dependent on key suppliers. FEP is the primary raw material used throughout the industry for producing flame-retarding cables for LAN applications in North America. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future LAN cable sales growth in North America. If FEP is not available in adequate quantities on acceptable terms, CommScope's results of operations and financial condition could be materially adversely affected.

        CommScope internally produces a significant portion of its requirements for fine aluminum wire, which is available externally from only a limited number of suppliers. CommScope's failure to manufacture or adequately expand its internal production of fine aluminum wire, and/or its inability to obtain these materials from other sources in adequate quantities on acceptable terms, could have a material adverse effect on CommScope's results of operations and financial condition.

        Optical fiber is a primary material used for making fiber optic cables. There are few worldwide suppliers of the premium optical fibers that CommScope uses in its products. Availability of adequate supplies of premium optical fibers will be critical to future fiber optic cable sales growth. CommScope believes that its optical fiber supply arrangements with two suppliers address concerns about the continuing availability of these materials to CommScope, although there can be no assurance of this.

        CommScope's key suppliers could experience financial difficulties, or there may be global shortages of the raw materials it uses, and its inability to find sources of supply on reasonable terms could materially adversely affect its ability to manufacture products in a cost-effective way.

If CommScope's products, or components or completed products purchased from its suppliers, experience performance issues, its business will suffer.

        CommScope's business depends on delivering products of consistently high quality. To this end, CommScope's products, including components and raw materials purchased from its suppliers and completed goods purchased for resale, are rigorously tested for quality both by CommScope and its customers. Nevertheless, CommScope's products are highly complex and its customers' testing procedures are limited to evaluating CommScope's products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), CommScope's products and components and raw materials purchased from its suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. CommScope has experienced such performance issues in the past and remains exposed to such performance issues. In some cases, recall of some or all affected products, product redesigns or additional capital equipment may be required to correct a defect. In addition, CommScope generally warrants certain products for periods ranging from one to twenty-five years from the date of sale, depending upon the product subject to the warranty. In particular, CommScope warrants the operation of its SYSTIMAX products for a period of 20 years from installation. In some cases, CommScope indemnifies its customers against damages or losses that might arise from certain claims relating to its products. Although historical warranty and indemnity claims have not been significant, CommScope cannot assure you that future claims will not have a material adverse effect on its results of operations and financial position. Any significant or systemic product failure could also result in lost future sales of the affected product and other products, as well as customer relations problems.

If CommScope's integrated global manufacturing operations suffer production or shipping delays, CommScope may experience difficulty in meeting customer demands.

        CommScope internally produces a significant portion of certain components used in its finished products, including bimetallic center conductors, braided core and fine aluminum wire, at certain of its domestic and international manufacturing facilities. Disruption of CommScope's ability to produce at or distribute from these facilities due to failure of its technology, fire, electrical outage, natural disaster, acts of terrorism, shipping interruptions or some other catastrophic event could materially adversely affect its ability to manufacture products at its other manufacturing facilities in a cost-effective and timely manner.

        CommScope periodically realigns manufacturing capacity among its global facilities in order to reduce costs by improving manufacturing efficiency and to improve its long-term competitive position. The implementation of these initiatives may include significant shifts of production capacity among facilities.

        There are significant risks inherent in the implementation of these initiatives, including, but not limited to, ensuring that: there is adequate production capacity to meet customer demand while capacity is being shifted among facilities; there is no decrease in product quality as a result of shifting capacity; adequate raw material and other service providers are available to meet the needs at the new production locations; equipment can be successfully removed, transported and re-installed; and adequate supervisory, production and support personnel are available to accommodate the shifted production.

        In the event that manufacturing realignment initiatives are not successfully implemented, CommScope could experience lost future sales and increased operating costs as well as customer relations problems, which could have a material adverse effect on CommScope's results of operations.

If CommScope encounters capacity constraints with respect to its internal facilities and/or existing or new contract manufacturers, this could have an adverse impact on its business.

        CommScope does not have sufficient production capacity, either through its internal facilities and/or through independent contract manufacturers, to meet customer demand for its products, CommScope may experience lost sales opportunities and customer relations problems, which could have a material adverse effect on its business.

If contract manufacturers that CommScope relies on to produce products or key components of products encounter production, quality, financial or other difficulties, CommScope may experience difficulty in meeting customer demands.

        CommScope relies on unaffiliated contract manufacturers, both domestically and internationally, to produce certain products or key components of products. If CommScope is unable to arrange for sufficient production capacity among its contract manufacturers or if its contract manufacturers encounter production, quality, financial or other difficulties, CommScope may encounter difficulty in meeting customer demands. Any such difficulties could have an adverse effect on CommScope's business and financial results, which could be material.

CommScope's significant international operations present economic, political and other risks.

        CommScope has a significant level of international manufacturing operations and international sales. CommScope has manufacturing facilities in Belgium, China, Brazil, Ireland and Australia. For the year ended December 31, 2006, international sales represented approximately 32% of CommScope's net sales. CommScope's international sales, manufacturing and distribution operations are subject to the risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, foreign tax laws, including the ability to recover amounts paid as value added taxes, compliance with local laws and regulations, armed conflict, terrorism, shipping interruptions, and major health concerns (such as infectious diseases).

CommScope may not fully realize the anticipated savings from prior restructuring actions and may need to undertake further restructuring actions in the future.

        CommScope recognized pretax restructuring charges of $12.6 million during the year ended December 31, 2006. These charges were related to the global manufacturing initiative that commenced in the third quarter of 2005. Implementation of this initiative and the calculation of anticipated benefits was complex and the anticipated benefits may not be fully realized. In response to general business conditions, the then current level of business and the outlook for future business, CommScope may again need to initiate restructuring actions that could result in workforce reductions and restructuring charges, which could be material.

CommScope may need to recognize impairment charges related to fixed assets, amortizable intangible assets or goodwill or other intangible assets with indefinite lives.

        CommScope has recognized impairment charges in the past as a result of adverse changes in business conditions or in conjunction with restructuring activities. As a result of an event or a change in circumstances or through CommScope's periodic testing, CommScope may, in the future, determine that one or more of its long-lived assets is impaired and that an impairment charge is required. Any such impairment charge could have a material effect on CommScope's results of operations and financial position.

CommScope has significant obligations under its employee benefit plans.

        Significant changes to the assets and/or the liabilities related to CommScope's employee benefit obligations as a result of changes in actuarial estimates, asset performance or benefit changes, among others, could have a material impact on its financial position and/or results of operations.

        In addition, legislative or regulatory changes could require CommScope to fund a material portion of its significant unfunded obligations, which could have a material adverse impact on its financial flexibility.

CommScope may incur costs and may not be successful in protecting its intellectual property and in defending claims that CommScope is infringing on the intellectual property of others.

        CommScope may encounter difficulties, costs or risks in protecting its intellectual property rights or obtaining rights to additional intellectual property to permit it to continue or expand its business. Other companies, including some of CommScope's largest competitors, hold intellectual property rights in its industry, and the intellectual property rights of others could inhibit its ability to introduce new products unless CommScope secures licenses on commercially reasonable terms, as such are needed.

        In addition, CommScope has been required and may be required in the future to initiate litigation in order to enforce any patents issued or licensed to CommScope or to determine the scope and/or validity of a third party's patent or other proprietary rights. CommScope also has been and may in the future be subject to lawsuits by third parties seeking to enforce their own intellectual property rights. Any such litigation, regardless of outcome, could subject CommScope to significant liabilities or require it to cease using proprietary third party technology and, consequently, could have a material adverse effect on its results of operations and financial condition.

        In certain markets, CommScope may be required to address counterfeit versions of its products. CommScope may incur significant costs in pursuing the originators of such counterfeit products and, if CommScope is unsuccessful in eliminating them from the market, it may experience a diminution in the value of its products.

CommScope's ability to obtain additional capital on commercially reasonable terms may be limited.

        Although CommScope believes its current cash, cash equivalents and short-term investments as well as future cash from operations and availability under its new credit facility provide adequate resources to fund ongoing operating requirements, CommScope may need to seek additional financing to compete effectively. CommScope's public debt ratings affect its ability to raise capital and the cost of that capital. On June 27, 2007, Standard and Poor's Rating Services (S&P) lowered its credit rating on CommScope to "BB-" from "BB" and placed the ratings on CreditWatch with negative implications. In addition, on October 12, 2007, Moody's Investor Service lowered CommScope's "Ba2" corporate family rating to "Ba3" with a stable outlook. On October 17, 2007, S&P removed CommScope from CreditWatch and affirmed CommScope's "BB-" rating with a stable outlook. Future downgrades of CommScope's debt ratings may increase its borrowing costs and affect its ability to access the debt or equity capital markets on terms and in amounts that would be satisfactory to CommScope.

        If CommScope is unable to obtain capital on commercially reasonable terms, it could:

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  reduce funds available to CommScope for purposes such as working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

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  restrict CommScope's ability to introduce new products or exploit business opportunities;

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  increase CommScope's vulnerability to economic downturns and competitive pressures in the markets in which CommScope operates;

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  limit CommScope's financial flexibility to finance a full or partial redemption of its $250 million aggregate principal amount of 1% convertible senior subordinated debentures; and

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  place CommScope at a competitive disadvantage.

        CommScope may incur additional indebtedness in the future under the credit facility, through future debt issuance, through assumption of liabilities in connection with future acquisitions or otherwise.

CommScope's business depends on effective information management systems.

        CommScope relies on its enterprise resource planning systems to support such critical business operations as processing sales orders and invoicing, inventory control, purchasing and supply chain management, payroll and human resources, and financial reporting. CommScope periodically implements upgrades to such systems or migrate one or more of its affiliates, facilities or operations from one system to another. If CommScope is unable to adequately maintain such systems to support its developing business requirements or effectively manage any upgrade or migration, CommScope could encounter difficulties that could have an adverse impact on its business, internal controls over financial reporting, financial results, or its ability to timely and accurately report such results, which could be material.

A significant uninsured loss or a loss in excess of CommScope's insurance coverage could materially adversely affect its financial condition.

        CommScope maintains insurance covering its normal business operations, including fire, property and casualty protection that CommScope believes is adequate. CommScope does not generally carry insurance covering wars, acts of terrorism, earthquakes or other similar catastrophic events. Because insurance has generally become more expensive, CommScope may not be able to obtain adequate insurance coverage on financially reasonable terms in the future. A significant uninsured loss or a loss in excess of CommScope's insurance coverage could materially adversely affect its financial condition.

Compliance with domestic and foreign environmental laws and potential environmental liabilities may have a material adverse impact.

        CommScope is subject to various federal, state, local and foreign environmental laws and regulations governing, among other things, discharges to air and water, management of hazardous substances, handling and disposal of solid and hazardous waste, and investigation and remediation of hazardous substance contamination. Because of the nature of CommScope's business, CommScope has incurred and will continue to incur costs relating to compliance with these environmental laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on CommScope's financial condition. However, new laws and regulations, including those regulating the types of substances allowable in certain of CommScope's products, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new remediation or discharge requirements could require CommScope to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on its financial condition and results of operations. For example, the European Union has issued directives relating to hazardous substances contained in electrical and electronic equipment and the disposal of waste electrical and electronic equipment. If CommScope is unable to comply with these and similar laws in other jurisdictions, this could have a material adverse effect on its financial condition and results of operations.

        Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes, current or former owners or operators of a contaminated property, as well as companies that generated, disposed of, or arranged for the disposal of hazardous substances at a contaminated property can be held jointly and severally liable for the costs of investigation and remediation of the contaminated property, regardless of fault. CommScope's present and past facilities have been in operation for many years and over that time, in the course of those operations, these facilities have used substances or generated and disposed of wastes which are or might be considered hazardous. CommScope has been indemnified by prior owners and operators of certain of these facilities for costs of investigation and/or remediation, but there can be no assurance that CommScope will not ultimately be liable for some or all of these costs. Therefore, it is possible that environmental liabilities may arise in the future which CommScope cannot now predict.

CommScope may experience significant variability in its quarterly and annual effective tax rate.

        For the years ended December 31, 2006, 2005 and 2004, CommScope's effective tax rate has ranged from 29.7% to 32.8%. Variability in the mix and profitability of domestic and international activities, identification and resolution of various tax uncertainties and the failure to realize tax benefits related to equity-based compensation, among other matters, may significantly impact CommScope's effective income tax rate in the future. A significant increase in CommScope's effective income tax rate could have a material impact on its results of operations.

RISK FACTORS RELATED TO ANDREW'S BUSINESS

A jury has found that Andrew willfully infringed a third party's patent in providing a mobile location system to a customer located in the Middle East, and the jury awarded $45.3 million in damages to that third party.

        On October 25, 2005, TruePosition, Inc. filed a complaint in the U.S. District Court for the District of Delaware, alleging that Andrew's sale of certain mobile location products to a customer located in the Middle East infringed a TruePosition patent. Mobile location systems installed in wireless networks are used to determine the position of mobile devices. The complaint sought, among other things, injunctive relief and unspecified monetary damages.

        On September 14, 2007, a jury ruled in favor of TruePosition, finding that Andrew had willfully infringed a single TruePosition patent in providing a mobile location system to the customer, and the jury awarded $45.3 million in damages to TruePosition. The jury's verdict, including the damage award, is subject to the outcome of various post verdict motions and appeals that Andrew will pursue. In addition, the judge presiding over the case has not ruled on Andrew's equitable claims of equitable estoppel, unclean hands and implied license. Andrew will present those claims to the judge as part of the post trial submissions. TruePosition may continue to seek an injunction, may seek to increase the damages awarded, up to trebling the amount, and may seek to recover interest, fees and expenses (including the fees and expenses of its counsel).

        As a result of the jury verdict in the case, Andrew plans to record a $45.3 million pre-tax charge to its earnings in the fourth quarter of fiscal 2007, which is Andrew's reasonable estimate of the probable loss if the jury verdict is not overturned. The litigation with TruePosition may result in the loss of future revenue opportunities, including opportunities to manufacture and sell products using uplink time difference of arrival (U-TDOA) technology; however, Andrew is not currently able to assess the likelihood or magnitude of such potential losses.

        At issue in the litigation with TruePosition is a patent that TruePosition argued was infringed by an Andrew U-TDOA mobile location system that is being deployed under multiple phases with the customer. Andrew was awarded the initial two phases with this customer for an expanded deployment of this strategic project which, when completed, will cover approximately a thousand cell sites. There are additional phases, not all of which have been awarded by the customer, for approximately two thousand additional cell sites. The jury verdict includes claims related to all such cell sites, including those already installed and those to be installed. The patent at issue relates only to certain implementations using U-TDOA technology. As a result, other Andrew Geometrix® customer installations, including E-911 systems and Mobile Location Center offerings, that use different mobile location technologies are not impacted.

The goodwill balance on Andrew's balance sheet is tested at least annually for possible valuation impairment and any non-cash impairment charges could adversely affect Andrew's financial results.

        Andrew tests its goodwill balance for possible impairment as of July 1 each year, or on an interim basis if circumstances dictate, based on the five reporting units of Andrew's business. As a result of the losses generated by Base Station Subsystems in the first six months of fiscal 2007, Andrew determined that an interim test of the goodwill balance for Base Station Subsystems was required. Andrew completed its assessment of Base Station Subsystems goodwill in the third quarter of fiscal 2007 and, as a result, recorded a non-cash impairment loss of $108 million. As of September 30, 2007, Andrew had a goodwill balance of $801 million, of which $308 million related to the Base Station Subsystems reporting unit. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment. In estimating the fair value of the businesses for the purpose of Andrew's annual or periodic analyses, Andrew makes estimates and judgments about the future cash flows of its businesses. Although Andrew's cash flow forecasts are based on assumptions that are consistent with plans and estimates being used to manage the underlying businesses, there is significant judgment in determining the cash flows attributable to its businesses. If actual results are different from forecasts, future tests may indicate additional impairments of goodwill, and additional non-cash charges, that may adversely affect the results of operations. If, in the course of the annual or interim valuation testing procedures it is determined that a portion of the consolidated goodwill balance is impaired, any non-cash charge would adversely affect Andrew's financial results.

Deterioration of the wireless infrastructure industry could lead to reductions in capital spending budgets by wireless operators and original equipment manufacturers, which could adversely affect Andrew's revenues, gross margins and income.

        Andrew's revenues and gross margins will depend significantly on the overall demand for wireless infrastructure subsystems products. A reduction in capital spending budgets by wireless operators and original equipment manufacturers caused by an economic downturn could lead to a softening in demand for Andrew's products and services, which could result in a decrease in revenues and earnings.

The telecommunications industry has experienced significant consolidation and this trend is expected to continue.

        It is possible that Andrew and one or more of Andrew's competitors each supply products to the companies that have merged or will merge. This consolidation could result in delays in purchasing decisions by merged companies or in Andrew playing a decreased role in the supply of products to the merged companies. Delays or reductions in wireless infrastructure spending could have a material adverse effect on demand for Andrew's products. Andrew depends on several large original equipment manufacturers and wireless service providers for a significant portion of its business. In fiscal 2006, the top 25 customers accounted for 69% of Andrew's sales. Any disruption in Andrew's relationships with its major customers could adversely affect Andrew's sales, operating margins, and net income.

A substantial portion of Andrew's manufacturing capacity and business activity is outside the United States.

        Conducting business in international markets involves risks and uncertainties such as foreign exchange rate exposure and political and economic instability that could lead to reduced international sales and reduced profitability associated with such sales, which would reduce Andrew's sales and income. A significant portion of Andrew's sales are outside the United States. Andrew anticipates that international sales will continue to represent a substantial portion of Andrew's total sales and that continued growth and profitability will require further international expansion. Identifiable foreign exchange rate exposures result primarily from currency fluctuations, accounts receivable from customer sales, the anticipated purchase of products from affiliates and third-party suppliers and the repayment of inter-company loans denominated in foreign currencies with Andrew's foreign subsidiaries. International business risks also include political and economic instability, tariffs and other trade barriers, longer customer payment cycles, burdensome taxes, restrictions on the repatriation of earnings, expropriation or requirements of local or shared ownership, compliance with local laws and regulations, terrorist attacks, developing legal systems, reduced protection of intellectual property rights in some countries, cultural and language differences, difficulties in managing and staffing operations and difficulties maintaining good employee relations. Andrew believes that international risks and uncertainties could lead to reduced international sales and reduced profitability associated with such sales, which would reduce our sales and income.

The competitive pressures Andrew faces could lead to reduced demand or lower prices for its products and services in favor of its competitors' products and services, which could harm Andrew's sales, gross margins and prospects.

        Andrew encounters aggressive competition from a variety of competitors in all areas of its business, and competes primarily on the basis of technology, performance, price, quality, reliability, brand, distribution, customer service and support. If Andrew fails to develop new products and services, periodically enhance its existing products and services, or otherwise compete successfully, it would reduce its sales and prospects. Further, Andrew may have to lower the prices of many of its products and services to stay competitive. If Andrew cannot reduce its costs in response to competitive price pressures, its gross margins would decline.

Over the last four years Andrew has completed several acquisitions and may continue to make acquisitions in the future.

        Andrew believes that these acquisitions provide strategic growth opportunities for Andrew. Andrew's failure to meet the challenges involved in successfully integrating acquisitions or to otherwise realize the anticipated benefits of acquisitions could adversely affect its results of operations. Realizing the benefits of acquisitions will depend on Andrew's ability to successfully integrate acquisitions with its existing operations. Andrew's inability to successfully integrate operations in a timely manner may result in Andrew not realizing the anticipated benefits or synergies of these acquisitions. The integration of companies is a complex, time-consuming and expensive process that could significantly disrupt Andrew's business. The anticipated benefits and synergies of acquisitions are based on projections and assumptions, not actual experience, and assume a successful integration. In addition, Andrew's ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations or implement workforce reductions and by risks relating to potential unknown liabilities.

If Andrew cannot continue to rapidly develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability, Andrew may lose market share and its revenues may suffer.

        The process of developing new wireless technology products and services is complex and uncertain, and failure to anticipate customers' changing needs and emerging technological trends accurately and to develop or obtain appropriate intellectual property could significantly harm Andrew's results of operations. Andrew must make long-term investments and commit significant resources before knowing whether its investments will eventually result in products that the market will accept. After a product is developed, Andrew must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, Andrew must accurately forecast volumes, product mix and configurations that meet customer requirements, which Andrew may not be able to do successfully.

        Among the factors that make a smooth transition from current products to new products difficult are delays in product development or manufacturing, variations in product costs, delays in customer purchases of existing products in anticipation of new product introductions and customer demand for the new product. Andrew's revenues and gross margins may suffer if Andrew cannot make such a transition effectively and also may suffer due to the timing of product or service introductions by its suppliers and competitors. This is especially challenging when a product has a short life cycle or a competitor introduces a new product just before its own product introduction. Furthermore, sales of Andrew's new products may replace sales of some of its current products, offsetting the benefit of even a successful product introduction. If Andrew incurs delays in new product introductions, or does not accurately estimate the market effects of new product introductions, given the competitive nature of Andrew's industry, future demand for Andrew's products and Andrew's revenues may be seriously harmed.

Andrew's revenues and selling, general and administrative expenses may suffer if Andrew cannot continue to enforce the intellectual property rights on which its business depends or if third parties assert that Andrew violates their intellectual property rights.

        Andrew generally relies upon patent, copyright, trademark and trade secret laws in the United States and similar laws in other countries, and agreements with Andrew's employees, customers, partners and other parties, to establish and maintain its intellectual property rights in technology and products used in its operations. However, any of Andrew's intellectual property rights could be challenged, invalidated or circumvented, or Andrew's intellectual property rights may not provide competitive advantages, which could significantly harm its business. Also, because of the rapid pace of technological change in the wireless industry, a portion of Andrew's business and Andrew's products may rely on key technologies developed by third parties, and Andrew may not be able to obtain licenses and technologies from these third parties on reasonable terms or at all. Third parties also may claim that Andrew is infringing upon their intellectual property rights. Even if Andrew does not believe that its products or business are infringing upon third parties' intellectual property rights, the claims can be time-consuming and costly to defend and may divert management's attention and resources away from Andrew's business. Claims of intellectual property infringement also might require Andrew to enter into costly settlement or license agreements. If Andrew cannot or does not license the infringed technology at all or on reasonable terms or substitute similar technology from another source, Andrew's sales, operating margins and income could suffer.

Andrew is subject to risks related to product defects which could result in product recalls and could subject it to warranty claims which are greater than anticipated.

        If Andrew were to experience a product recall or an increase in warranty claims compared with its historical experience, Andrew's sales and operating results could be adversely affected. Andrew tests its products through a variety of means. However, there can be no assurance that testing will reveal latent defects in Andrew's products, which may not become apparent until after the products have been sold into the market. Accordingly, there is a risk that product defects will occur, which could require a product recall. Product recalls can be expensive to implement and, if a product recall occurs during the product's warranty period, Andrew may be required to replace the defective product. In addition, a product recall may damage Andrew's relationship with its customers, and Andrew may lose market share with its customers. Andrew offers warranties on most products. The specific terms and conditions of the warranties offered vary depending upon the products sold. Andrew accrues for warranty costs based on the number of units sold, the type of products sold, historical and anticipated rates of warranty claims and cost per claim. Andrew regularly reviews these forecasts and makes adjustments as needed. If Andrew were to experience product recall or an increase in warranty claims compared with its historical experience, its sales and operating results could be adversely affected.

If Andrew cannot continue to attract and retain highly-qualified people, Andrew's revenues, gross margin and income may suffer.

        Andrew believes that its future success significantly depends on its ability to attract, motivate and retain highly qualified management, technical and marketing personnel. The competition for these individuals is intense. From time to time, there may be a shortage of skilled labor, which may make it more difficult and expensive for Andrew to attract, motivate and retain qualified employees. Andrew believes its inability to do so could negatively impact the demand for Andrew's products and services and consequently Andrew's financial condition and operating results.

Andrew's costs and business prospects may be affected by increased government regulation, a factor which is largely beyond its control.

        Andrew is not directly regulated in the United States, but many of its U.S. customers and the telecommunications industry generally are subject to Federal Communications Commission regulations. In overseas markets, there are generally similar governmental agencies that regulate Andrew's customers. Andrew believes that regulatory changes could have a significant negative effect on its business and operating results by restricting its customers' development efforts, making current products obsolete or increasing competition. Andrew's customers must obtain regulatory approvals to operate certain of its products. Any failure or delay by any of Andrew's customers to obtain these approvals would adversely impact its ability to sell Andrew's products. The enactment by governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for Andrew's products. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation and deliberation over competing technologies. In the past, the delays inherent in this governmental approval process have caused, and may in the future cause, the cancellation or postponement of the deployment of new technologies. These delays could have a material adverse effect on Andrew's revenues, gross margins and income.

The Chinese government could delay issuance of anticipated new wireless network licenses.

        The Chinese government is planning to issue licenses for its next generation wireless network. The new Chinese network will become the technical standard with which wireless infrastructure will be designed, manufactured and deployed in China. It is anticipated that these licenses will be issued within the next year. Additionally, Andrew anticipates an increase in wireless infrastructure spending associated with the build-out of the anticipated new network. Significant delays of license issuance could adversely affect Andrew's financial results.

Compliance with European Union environmental directives could be difficult and costly for Andrew.

        The European Union has issued directives governing the design of energy-using products, the restriction of the use of certain hazardous substances and the waste (disposal) of electrical and electronic equipment. These directives require companies to change the way they design, manufacture, track and bring new products into the market. Certain products Andrew manufactures and distributes throughout the European Union will need to comply with these directives. If Andrew is not able to comply with these directives, customer shipments and financial results may be adversely affected.

The manufacture of Andrew's power amplifiers and certain of Andrew's filter products have been outsourced to companies that specialize in electronics contract manufacturing.

        The manufacturing of Andrew's power amplifier products has been performed by a leading electronics contract manufacturer for the past several years. Additionally, in September 2006, Andrew announced that it is outsourcing the manufacture of its European and North American-made filters to another leading electronics contract manufacturer. Andrew will continue to manufacture certain filter products at its Shenzhen, China facility. The use of contract electronics manufacturers by Andrew increases the risk of product supply disruption and intellectual property misappropriation. Disruption of product supplies could affect customer relationships, sales and profits. Intellectual property misappropriation could affect Andrew's competitiveness in power amplifier and certain filter product lines which would depress long-term sales and profits.

Allegations of health risks from wireless equipment may negatively affect Andrew's results of operations.

        Allegations of health risks from the electromagnetic fields generated by base stations and mobile handsets, and the lawsuits and publicity relating to them, regardless of merit, could affect Andrew's operations negatively by leading consumers to reduce their use of mobile phones or by causing Andrew to allocate resources to these issues.

Andrew intends to sell its Satellite Communications business and anticipates recording an impairment of Satellite Communication's assets in the quarter ended September 30, 2007.

        On May 3, 2007, Andrew announced its intention to sell its Satellite Communications business. Since the announcement, Andrew has engaged in discussions with potential buyers and is currently negotiating a potential sale. While Andrew believes a sale of the Satellite Communications business is probable, there can be no assurance that Andrew will complete a transaction on terms acceptable to it, or at all. If Andrew does not complete the intended divestiture, Andrew will have incurred significant transaction expenses and may continue to realize ongoing operating losses. The sale of the Satellite Communications business is subject to board and CommScope's approval.

        As of the end of Andrew's fourth quarter, which ended September 30, 2007, Andrew determined that, as a result of continuing operating losses, lower short-term business prospects as compared to previous forecasts, and, despite significant numbers of initial indications of interest, the low number of remaining substantive bids resulting from Andrew's efforts to sell the Satellite Communications business, an indicator of impairment existed in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As such, Andrew performed a test of the recoverablility of the carrying value of the long-lived assets and recorded a non-cash impairment charge in the quarter ended September 30, 2007 of $19 million to reduce the carrying value of long-lived assets to their estimated fair value.

        Andrew also performed "step one" of its annual goodwill impairment test in accordance with paragraph 19 of SFAS 142, Goodwill and Other Intangible Assets, for the Satellite Communications reporting unit as of July 1, 2007. Based on this test, Andrew determined that the fair value at July 1, 2007 was less than the carrying value of Satellite Communication's net assets and therefore a potential goodwill impairment existed. Upon completing the required "step two" impairment test, Andrew recorded a non-cash goodwill impairment charge for the quarter ended September 30, 2007 of $13 million to reduce the carrying value of goodwill.

BUSINESS OF COMMSCOPE

        CommScope is a world leader in infrastructure solutions for communications networks. CommScope's highly-engineered cable and connectivity solutions enable a host of information-rich and interactive services that are delivered to the home, office and mobile devices. CommScope focuses on the "last mile" in communications networks, which is the distribution access, or final link to the customer. CommScope believes it is a global leader in structured cabling solutions for business enterprise applications and a global leader in broadband coaxial cables for the cable television industry. CommScope also designs, manufactures and markets a broad line of high-performance electronic, coaxial, and fiber optic cables and related products for data networking, Internet access, wireless communication, telephony and other broadband applications. In addition, CommScope is an industry leader in the design and manufacture of environmentally secure enclosures to integrate complex equipment for digital subscriber line (DSL) and Fiber-to-the-Node (FTTN) deployments by telecommunication service providers in the United States. CommScope believes that business enterprises, wired and wireless broadband service providers, carriers and consumers are faced with a growing need for higher bandwidth infrastructure solutions as new applications are developed and network traffic increases.

        CommScope is a global manufacturer, employing state-of-the-art processes in 11 manufacturing facilities on five continents, and sells its products directly to customers and through a global network of distributors, system integrators and value-added resellers. CommScope sells its products in more than 130 countries. CommScope has organized and managed its business based on the following three reportable business segments, which are based on major product categories:

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  Enterprise

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  Broadband

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  Carrier

        Through the Enterprise segment, CommScope is a leading global provider of structured cabling systems for business applications. Such cabling systems are transmission networks inside a building or campus of buildings that connect voice and data communication devices, video and building automation devices, switching equipment and other information-management systems. Structured cabling systems consist of various components, including transmission media (cable), circuit administration hardware, connectors, jacks, plugs, adapters, transmission electronics, electrical protection devices, support hardware and software. The products in this segment are primarily sold through independent distributors, system integrators, and value-added resellers.

        Through the Broadband segment, CommScope designs, manufactures and markets coaxial and fiber optic cables and supporting apparatus. The coaxial and fiber optic cables are primarily used in Hybrid Fiber Coaxial (HFC) networks being deployed throughout the world. HFC networks utilize a combination of fiber optic and coaxial cable and are widely recognized as one of the most cost-effective ways to offer multi-channel video, voice and data services. These products are primarily sold directly to cable television system operators.

        Through the Carrier segment, CommScope sells a variety of products including secure environmental enclosures, cables and other components used by wireless providers, and structured cabling systems for telephone central offices. These products are sold to telecommunication service providers (carriers) or OEMs that sell equipment to carriers. CommScope's sturdy environmental enclosures are used to protect electronic devices and equipment being deployed in the outside plant or inside buildings. Its wireless products include innovative, high-frequency cables and components for connecting wireless antennae to their transmitters.

BUSINESS OF ANDREW

        Andrew, together with its subsidiaries, is engaged in the design, manufacture, and supply of communications equipment, services, and systems for global communications infrastructure markets. Andrew's products are primarily based on Andrew's core competency, the radio frequency (RF) path. Andrew has unique technical skills and marketing strengths in developing products for RF systems. Andrew's products are used in the infrastructure for traditional wireless networks, third generation (3G) technologies, voice, data, video and Internet services, as well as applications for microwave and satellite communications, and other specialized applications.

        Effective October 1, 2006, Andrew restructured its five product businesses into two operating groups, Wireless Network Solutions and Antenna and Cable Products, in order to reflect the customer segments these groups serve and to leverage the many opportunities for collaboration and efficiencies in supporting global customers. Andrew's five product businesses are: Antenna and Cable Products, Base Station Subsystems, Network Solutions, Wireless Innovations and Satellite Communications. Antenna and Cable Products includes a diverse product offering for the wireless infrastructure segment including base station antennas, coaxial cable and connectors and microwave antennas. Base Station Subsystems products are integral components of wireless base stations and include products such as power amplifiers, filters, duplexers and combiners that are sold individually or as parts of integrated subsystems. Network Solutions includes geolocation products, network optimization analysis systems, and engineering and consulting services. Wireless Innovations products are used to extend and enhance the coverage of wireless networks in areas where signals are difficult to send or receive, such as tunnels, subways and airports, and include both complete systems and individual components. Satellite Communications is comprised of the following product lines: direct-to-home (DTH) satellite antennas, earth station antennas and systems (ESA) and high frequency (HF) / radar products. The creation of the new operating segments was accompanied by changes to the executive management team that aligned with this new structure and streamlined the leadership of Andrew.

        Andrew has a significant international manufacturing and distribution presence. Sales of products exported from the United States or manufactured abroad accounted for approximately 57% of Andrew's sales in fiscal 2006, 56% in fiscal 2005, and 54% in fiscal 2004. Over the last decade, Andrew has significantly increased its international manufacturing and distribution capabilities in some of the fastest developing wireless infrastructure areas. Developing countries represent some of the greatest growth opportunities for wireless communication, as wireless is the most cost efficient way to provide communications infrastructure to these regions. Andrew believes that developing markets such as China and India have significant long-term growth potential for the company. Andrew built new manufacturing facilities in China and India in fiscal 1998 and has continued to expand operations in these regions. These facilities have allowed Andrew to more effectively reach customers and increase sales in Asia. In fiscal 2005 Andrew began relocating a significant portion of the manufacturing of its filter product line to China.

        On May 3, 2007, Andrew announced its intention to sell the Satellite Communications business. The final terms of any divestiture transaction are subject to board approval and the approval of CommScope, and there can be no assurance as to the terms, timing, or consummation of any such transaction. Satellite Communications sales were 4% of Andrew's third quarter sales and 5% of Andrew's year-to-date sales for fiscal 2007.

TruePosition Litigation

        On October 25, 2005, TruePosition, Inc. filed a complaint in the U.S. District Court for the District of Delaware, alleging that Andrew's sale of certain mobile location products to a customer located in the Middle East infringed a TruePosition patent. Mobile location systems installed in wireless networks are used to determine the position of mobile devices. The complaint sought, among other things, injunctive relief and unspecified monetary damages.

        On September 14, 2007, a jury ruled in favor of TruePosition, finding that Andrew had willfully infringed a single TruePosition patent in providing a mobile location system to the customer, and the jury awarded $45.3 million in damages to TruePosition. Andrew believes the verdict is in error and Andrew will seek to have it reversed. The jury's verdict, including the damage award, is subject to the outcome of various post verdict motions and appeals that Andrew will vigorously pursue. In addition, the judge presiding over the case has not ruled on Andrew's equitable claims of equitable estoppel, unclean hands and implied license. Andrew will present those claims to the judge as part of the post trial submissions. TruePosition may continue to seek an injunction, may seek to increase the damages awarded, up to trebling the amount, and may seek to recover interest, fees and expenses (including the fees and expenses of its counsel). However, Andrew believes the damages awarded are inappropriate, as would be any increase, any award of interest, fees or expenses or the issuance of an injunction.

        As a result of the jury verdict in the case, Andrew plans to record a $45.3 million pre-tax charge to its earnings in the fourth quarter of fiscal 2007, which is Andrew's reasonable estimate of the probable loss if the jury verdict is not overturned. Andrew plans to vigorously pursue all available means to overturn the verdict.

        At issue in the litigation with TruePosition is a patent that TruePosition argued was infringed by an Andrew uplink time difference of arrival (U-TDOA) mobile location system that is being deployed under multiple phases with the customer. Andrew was awarded the initial two phases with this customer for an expanded deployment of this strategic project which, when completed, will cover approximately a thousand cell sites. There are additional phases, not all of which have been awarded by the customer, for approximately two thousand additional cell sites. The jury verdict includes claims related to all such cell sites, including those already installed and those to be installed. The patent at issue relates only to certain implementations using U-TDOA technology. As a result, other Andrew Geometrix® customer installations, including E-911 systems and Mobile Location Center offerings, that use different mobile location technologies are not impacted.

THE SPECIAL MEETING

Date, Time and Place

        These proxy materials are delivered to you in connection with the solicitation by Andrew's board of directors of proxies to be voted at the special meeting, which is to be held at The Westin O'Hare, 6100 N. River Road in Rosemont, IL 60018 on December 10, 2007 at 2:00 p.m., local time. On or about November 9, 2007, Andrew commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting. The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Matters to be Considered at the Meeting

        At the special meeting, holders of Andrew common stock will be asked to consider and vote on proposals, as more fully described in the proxy statement/prospectus:

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  To consider and vote on Proposal No. 1 to adopt the merger agreement (adoption of the merger agreement by Andrew stockholders will constitute approval of all of the transactions contemplated in the merger agreement);

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  To consider and vote on Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary; and

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  To transact other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        The proxies may vote, at their discretion, upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. At the present time, Andrew knows of no other matters that will be presented for consideration at the special meeting.

Record Date and Shares Entitled to Vote

        Only holders of record of Andrew common stock at the close of business on the record date, November 1, 2007, are entitled to notice of, and to vote at, the special meeting. There were approximately 3,403 holders of record of Andrew common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Andrew is unable to estimate the total number of stockholders represented by these record holders. There were 156,098,818 shares of Andrew common stock issued and outstanding at the close of business on the record date. Each share of Andrew common stock entitles the holder thereof to one vote on each matter submitted for stockholders' approval.

Voting of Proxies; Revocation of Proxies

        Andrew stockholders may vote using any one of the following methods:

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  phone the toll-free number listed on your proxy card and follow the recorded instructions;

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  go to the Internet website listed on your proxy card and follow the instructions provided;

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  complete, sign and mail your proxy card in the postage-paid envelope; or

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  attend the special meeting and vote in person (if such stockholder is permitted to vote in person).

        Andrew stockholders may revoke their proxy at any time prior to its exercise by:

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  giving written notice of revocation to the Secretary of Andrew;

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  appearing and voting in person at the special meeting (if such stockholder is permitted to vote in person); or

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  properly completing and executing a later dated proxy and delivering it to the Secretary of Andrew at or before the special meeting.

        Your presence, without voting at the meeting, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Vote Required for Stockholder Approval

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  The affirmative vote in person or by proxy of the holders of at least a majority of the shares of Andrew common stock issued and outstanding on the record date is required to adopt Proposal No. 1.

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  Abstentions will have the same effect as votes cast against the adoption of Proposal No. 1.

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  The failure of a stockholder to vote in person or by proxy will also have the effect of a vote against Proposal No. 1.

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  The affirmative vote in person or by proxy of holders of at least a majority of the shares of Andrew common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to adopt Proposal No. 2.

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  Abstentions will have the same effect as votes cast against the adoption of Proposal No. 2.

Stock Ownership of Management and Certain Stockholders

        As of October 31, 2007, directors and executive officers of Andrew and their affiliates owned and were entitled to vote 394,106 shares of Andrew common stock, or approximately 0.3% of the total shares of Andrew common stock outstanding on that date.

Quorum; Abstentions and Broker Non-Votes

        The presence of the holders of a majority of the shares entitled to vote at the special meeting either in person or by proxy constitutes a quorum. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the meeting (if you are permitted to vote in person). Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists.

        Proxies submitted by brokers that do not indicate a vote for the merger because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on the proposals (which we refer to as broker non-votes) are considered "shares present" for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as a vote against the adoption of both Proposal No. 1 and Proposal No. 2.

Solicitation of Proxies; Expenses

        The accompanying proxy is being solicited on behalf of Andrew's board of directors. Andrew will pay all of the costs of preparing, mailing and soliciting the proxies and materials used in this solicitation. Andrew will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. Andrew will reimburse them for their reasonable expenses.

        In addition to mailing proxy materials, Andrew's directors, officers and employees may solicit proxies in person, by telephone or otherwise. Andrew also has employed Morrow & Co., Inc. to solicit proxies on its behalf and will pay them approximately $10,000, plus reimbursement of out-of-pocket expenses for their services.

Appraisal Rights

        Holders of Andrew common stock have appraisal rights under the Delaware General Corporation Law in connection with the merger. Under the DGCL, holders of Andrew common stock have the right to dissent from the merger and to receive payment in cash for the fair value of such holder's common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration such holder would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply strictly with the statutory procedures set out in the provisions of Section 262 of the DGCL in order to perfect their rights. In addition, holders of Andrew common stock will have to determine whether or not to exercise their appraisal rights in connection with the merger before CommScope is required to decide on the form of the consideration for the stub portion of the merger consideration.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement/prospectus.

        Any holder of Andrew common stock seeking to exercise its right to dissent from the merger and demand appraisal of its shares of Andrew common stock, or wishing to preserve its right to do so, should carefully review Section 262 and is urged to consult a legal advisor. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders' meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes Andrew's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement/prospectus since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

        If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

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  You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

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  You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

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  You must continue to hold your shares of Andrew common stock from the date of making the demand through the completion of the merger.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of common stock as provided in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

        All demands for appraisal should be addressed to Andrew Corporation, 3 Westbrook Corporate Center, Suite 900, Westchester, Illinois 60154, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform Andrew of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

        In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

        Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

        In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Andrew Board Recommendation

        The merger agreement was unanimously approved by the directors present at the meeting called for that purpose, which included all of the directors. Andrew's board of directors recommends that Andrew stockholders vote to approve the adoption of the merger agreement.

        ANDREW'S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ADOPTION OF THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANDREW AND ITS STOCKHOLDERS AND HAS APPROVED THE ADOPTION OF THE MERGER AGREEMENT. ANDREW'S BOARD OF DIRECTORS RECOMMENDS THAT ALL ANDREW STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1.

        ANDREW'S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANDREW AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, ANDREW'S BOARD OF DIRECTORS RECOMMENDS THAT ALL ANDREW STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 1—THE MERGER

General Description of the Merger

        At the effective time, DJRoss, Inc. will be merged with and into Andrew. Andrew will be the surviving corporation in the merger and will continue as an indirect wholly owned subsidiary of CommScope. In the merger, each share of Andrew common stock outstanding at the effective time will automatically be converted into the right to receive:

  •
  $13.50 in cash; plus

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  The stub portion of the merger consideration, which, at the election of CommScope, will consist of either

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  $1.50 in cash;

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  a fraction of a share of CommScope common stock equal to $1.50 divided by the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective (which we refer to as the measurement period); or

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  a combination of cash and a fraction of a share of CommScope common stock (determined as described above) together equaling $1.50.

        If CommScope elects to pay the stub portion of the merger consideration entirely in shares of CommScope common stock, approximately 5.5 million shares of CommScope common stock would be issued in respect of Andrew common stock, the Andrew notes, and Andrew stock options and restricted shares in connection with the merger, representing approximately 8% of the outstanding shares of CommScope common stock immediately following the consummation of the merger, assuming that a CommScope common stock price of $47.17 per share (which was the closing price on October 31, 2007) is used in the calculation and based on the number of shares of CommScope stock outstanding as of October 31, 2007. The number of shares of CommScope common stock issued in connection with the merger will be lower if CommScope elects to pay the stub portion of the merger consideration only partially in CommScope common stock. If CommScope elects to pay the stub portion of the merger consideration entirely in cash, no shares of CommScope common stock would be issued in connection with the merger. In determining which form of consideration will be used for the stub portion of the merger consideration, CommScope intends to consider the totality of the information then available to it including, without limitation, the following primary factors: the per share trading price of CommScope's common stock during the measurement period as compared to the recent historical trading prices of CommScope common stock; the amount of cash, cash equivalents and short-term investments available to CommScope and the amount of cash estimated to be required for normal operations; the views of the rating agencies; CommScope's business outlook (including management's views as to CommScope's future revenues, earnings and cash flow); and conditions in the equity and financing markets (including the terms of its debt financing). In particular, CommScope intends to assess, immediately prior to closing, the terms of its financing arrangements and the impact of additional borrowings on its future operations, as well as CommScope's common stock price during the measurement period, with a view to optimizing CommScope's financial position.

Background of the Merger

        Andrew's board of directors has regularly reviewed Andrew's strategic objectives and the means of achieving those objectives, including potential strategic initiatives and various business combinations. In particular, Andrew's board has considered the possibility of combining its position in the wireless infrastructure segment with a company that has a leading position in wireline connectivity solutions.

        On May 31, 2006, Andrew entered into an agreement and plan of merger with ADC Telecommunications, Inc. providing for a merger between Andrew and ADC in which each share of

Andrew common stock would be converted into 0.57 of a share of ADC common stock having an implied market value as of the close of business on May 30, 2006, the last trading day prior to the date of that agreement, of $12.76 per share of Andrew common stock. The market price of ADC's common stock declined following the signing of the merger agreement between Andrew and ADC. By the close of business on Friday, August 4, 2006, the market value of 0.57 of a share of ADC's common stock had fallen to $6.97, a 45% decline since the time the merger agreement between Andrew and ADC had been signed.

        On Monday, August 7, 2006, CommScope made an unsolicited offer to acquire Andrew for $9.50 in cash per Andrew share.

        On August 9, 2006, Andrew and ADC agreed to terminate the May 31, 2006 merger agreement between Andrew and ADC without liability to either party. Andrew's board of directors sought the termination of the merger agreement with ADC due to the precipitous decline in the value of the ADC common stock and because of the belief that then current market conditions raised significant questions about the ability to obtain necessary stockholder approval. To effect the mutual termination, Andrew paid ADC $10 million and agreed that ADC would be paid another $65 million in the event Andrew consummated a business combination transaction within 12 months of August 9, 2006.

        Also on August 9, 2006, Andrew's board of directors carefully reviewed and considered, in consultation with its advisors, CommScope's August 7, 2006 offer of $9.50 in cash per share of Andrew common stock. Andrew's board of directors concluded that such offer did not adequately reflect the value of Andrew, its business prospects, and its industry-leading products, global customer base, and skilled global workforce. Accordingly, Andrew's board of directors rejected CommScope's August 7, 2006 proposal.

        On August 10, 2006, CommScope withdrew its cash offer of $9.50 per share of Andrew common stock.

        In early 2007, Mr. Faison met with the chief executive of another major company in the telecommunications equipment business, referred to herein as Strategic Party #2. Strategic Party #2 indicated that it might have an interest in exploring a possible business combination transaction with Andrew.

        On February 5, 2007, senior representatives of the management of Andrew met with senior representatives of the management of CommScope in Chicago to discuss the possibility of a business combination between Andrew and CommScope.

        On March 14, 2007, Mr. Faison contacted the chief executive officer of Strategic Party #2 to inquire whether that company might have an interest in commencing discussions about a possible business combination transaction. The chief executive officer of Strategic Party #2 was aware of rumors that CommScope might have a continuing interest in acquiring Andrew and indicated that Strategic Party #2 might have an interest in a business combination transaction with Andrew structured as a "merger of equals". The chief executive officer of Strategic Party #2 informed Mr. Faison that he planned to discuss Andrew at an upcoming meeting of the board of directors of Strategic Party #2.

        On March 15, 2007, CommScope sent an unsolicited letter to Andrew proposing that CommScope acquire Andrew for $13.50 in cash per share of Andrew common stock.

        On March 19, 2007, Andrew amended its retention agreement with Citigroup Global Markets Inc., which we refer to as Citigroup, originally entered into in January 2006, to provide that Citigroup would act as financial advisor to Andrew in connection with the consideration of a possible business combination transaction with CommScope, Strategic Party #2 or Strategic Party #3.

        On March 19, 2007, Mr. Faison met with representatives of a private equity sponsor, referred to herein as Private Equity Sponsor #1, and with the chief executive of another major company in the telecommunications equipment business, referred to herein as Strategic Party #3, to discuss the possibility of a business combination between Andrew and Strategic Party #3 that might be facilitated by Private Equity Sponsor #1.

        On March 20, 2007, Andrew's board of directors met with Andrew's senior management and with representatives of Andrew's financial advisors, Citigroup, and Andrew's legal advisors, Mayer, Brown, Rowe & Maw LLP, which we refer to as Mayer Brown, to discuss the March 15, 2007 CommScope proposal. At this meeting Andrew's board of directors reviewed with Andrew's senior management and its financial and legal advisors the CommScope proposal, CommScope's business and Andrew's business prospects and possible strategic alternatives. Mr. Faison reviewed for the board his recent contacts with Strategic Party #2, Strategic Party #3 and Private Equity Sponsor #1. At the conclusion of this meeting Andrew's board of directors determined to reject CommScope's $13.50 per share proposal as inadequate.

        On March 23, 2007, representatives of Citigroup discussed Andrew's rejection of the March 15 proposal with representatives of CommScope's financial advisor, Banc of America Securities LLC, who indicated that CommScope might be prepared to increase the proposed purchase price if CommScope were permitted to conduct due diligence regarding Andrew.

        Andrew determined to permit CommScope to perform preliminary due diligence and, on April 3, 2007, entered into a confidentiality agreement with CommScope relating to the protection of Andrew's confidential information provided to CommScope, which included a standstill provision terminating on May 18, 2007. On April 5, 2007, representatives of Andrew's management met in Chicago with representatives of CommScope's senior management and made a presentation about Andrew's business.

        On April 19, 2007, representatives of Banc of America Securities LLC indicated that CommScope might be prepared to increase its proposal to acquire Andrew to $13.75 per share in cash. Later on April 19, 2007, Andrew's board of directors was informed of this possible increase and determined to reject this revised indication of interest and to terminate further discussions with CommScope.

        On May 2, 2007, Mr. Faison and Marty Kittrell, Andrew's Chief Financial Officer, met with representatives of a private equity sponsor, referred to herein as Private Equity Sponsor #2, to determine if there was possible interest on the part of Private Equity Sponsor #2 in an acquisition of Andrew.

        On May 3, 2007, Andrew released its financial results for the second fiscal quarter of 2007; in the two trading days following such release the per share closing price of Andrew's common stock on the Nasdaq Global Market rose approximately 16% from $11.27 to $13.09.

        On May 8, 2007, Mr. Faison contacted Frank M. Drendel, CommScope's Chairman and Chief Executive Officer, to suggest that either CommScope substantially improve its proposal or terminate discussions. On May 9, 2007, CommScope submitted a substantially improved proposal to Andrew in which it proposed to pay $15.00 per share of Andrew common stock, consisting of an unspecified amount of cash, plus up to 12 million shares of CommScope common stock.

        On May 10, 2007, Andrew's board of directors met with Andrew's senior management and with representatives of Andrew's financial and legal advisors to discuss CommScope's substantially improved May 9 proposal. At this meeting, Andrew's board of directors discussed Andrew's other possible strategic alternatives, including the fact that Andrew had not been able to induce Strategic Party #2, Strategic Party #3, Private Equity Sponsor #1 or Private Equity Sponsor #2 to make a business combination proposal and that it appeared unlikely that any other strategic party or private equity sponsor would be reasonably likely to be in a position to make a business combination proposal that would be superior to a $15.00 per share transaction with CommScope. Andrew's board of directors authorized Andrew's management and advisors to pursue a transaction with CommScope on the best terms that could be negotiated, including maximum certainty as to price regarding any portion of the consideration to be paid in the form of shares of CommScope common stock.

        On May 17, 2007, Andrew and CommScope entered into a confidentiality agreement relating to the protection of CommScope's confidential information provided to Andrew. Also on May 17, 2007, Andrew and CommScope entered into an agreement providing that Andrew could not solicit other acquisition proposals (but could respond to unsolicited acquisition proposals) until June 5, 2007.

        Between May 10, 2007 and June 5, 2007, Andrew and CommScope engaged in negotiations regarding the terms of a possible transaction and each continued to conduct its due diligence investigation of the other.

        On June 5, 2007, negotiations were suspended when an impasse was reached regarding the proposed terms of the transaction, including possible closing conditions and price certainty of the portion of the consideration that was to be paid in the form of shares of CommScope common stock.

        On June 13, 2007, Andrew and CommScope resumed their discussions and on June 15, 2007, CommScope improved its proposal to offer Andrew stockholders $15.00 per share of Andrew common stock, $13.50 of which to be payable in cash and $1.50 of which to be payable in cash, CommScope common stock or a combination thereof at the election of CommScope. The value of any CommScope common stock used as consideration would be fixed based on the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger became effective. CommScope believed that its proposal, including both the increased aggregate amount and the structure of the consideration, would provide Andrew stockholders both with an attractive premium for their shares and reasonable certainty as to the value of the merger consideration, since at least 90% would be in cash, yet would allow CommScope the flexibility to use CommScope common stock for a portion of the merger consideration if CommScope determined it would be desirable to do so based on market and business conditions existing at the time of the merger (even though the decision would be made after the Andrew stockholder vote). In particular, CommScope wanted the flexibility to determine the form of consideration for the stub portion of the merger consideration after the measurement period and after the terms of its financing arrangements had been determined with a view to optimizing CommScope's financial position.

        On June 19, 2007, Andrew formally retained Merrill Lynch to provide an independent fairness opinion regarding the proposed merger.

        On June 21, 2007, Andrew's board of directors held a special meeting in Chicago. A representative of Mayer Brown reviewed with the board its fiduciary duties under applicable law. Representatives of Citigroup and Merrill Lynch reviewed with Andrew's board of directors their respective financial analyses of the proposed business combination with CommScope. In addition, representatives of Andrew's management and Ernst & Young LLP reported on their due diligence findings regarding CommScope. The representative of Mayer Brown reviewed certain terms of the draft merger agreement and CommScope's financing commitment. Representatives of Andrew and CommScope, and their respective legal counsel, continued to negotiate the final terms of the merger agreement from June 13 through June 26, 2007.

        On June 26, 2007, Andrew's board of directors held a special telephonic meeting at which representatives of Andrew's management and representatives of Citigroup, Merrill Lynch, and Mayer Brown were present. At this meeting, the board of directors reviewed the final terms of the merger agreement. Representatives of Merrill Lynch reviewed its financial analyses and delivered to Andrew's board of directors Merrill Lynch's oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of June 26, 2007 and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the merger consideration pursuant to the merger was fair, from a financial point of view, to the holders of Andrew common stock. For further information regarding this opinion, see the section entitled "Proposal No. 1—The Merger—Opinion of Andrew's Financial Advisor." Following further discussions and deliberations, Andrew's board of directors unanimously approved and declared advisable the merger agreement and the transactions that it contemplates and resolved to recommend that Andrew stockholders approve and adopt the merger agreement and the transactions that it contemplates.

        On the evening of June 26, 2007, Andrew and CommScope entered into the merger agreement and the proposed transaction was publicly announced on the morning of June 27, 2007.

Andrew's Reasons for the Merger

        In determining whether to approve the merger agreement, Andrew's board of directors considered a variety of factors that might impact the long-term, as well as the short-term, interests of Andrew and its stockholders, including whether these interests may be best served by the continued independence of Andrew. As part of its deliberations, Andrew's board of directors took into consideration, among other factors, the historical, current and projected financial condition, results of operations, stock performance, capitalization and operating, strategic and financials risks of Andrew.

        In making the determination described above, Andrew's board of directors consulted with Andrew's management, legal advisors, tax advisors and accountants and was advised by Citigroup, Andrew's financial advisor, and Merrill Lynch, which delivered to the board its opinion as to the fairness from a financial point of view of the merger consideration. Andrew's board of directors considered a number of factors, including, among other things, the following principal positive factors (the order does not reflect relative significance):

  •
  Industry Consolidation. As the telecommunication carrier industry has undergone significant consolidation in recent years, the telecommunications equipment industry has undergone a corresponding trend of consolidation. Andrew's board of directors believes that it is necessary over the long run to expand its scale and product offerings through complementary consolidation in order to effectively serve its customers. Andrew's board of directors believes that the proposed merger with CommScope is the best opportunity for Andrew to participate in this industry consolidation on highly favorable terms to Andrew and its stockholders.

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  Favorable Valuation. Andrew's board of directors considered the fact that the merger consideration of $15.00 per share of Andrew common stock compares favorably with the current and historical financial condition and results of operations of Andrew, as well as its near and long-term prospects, including the risks and uncertainties associated with successfully executing on Andrew's stand-alone growth strategies. Andrew's board of directors also considered the fact that the merger consideration of $15.00 per share of Andrew common stock compares favorably with consideration received by stockholders in other transactions that Andrew's board of directors believe to be comparable.

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  Attractive Premium. Andrew's board of directors considered the relationship of the merger consideration of $15.00 per share of Andrew common stock to the recent market prices for Andrew's common stock. The merger consideration represents a premium of approximately 13% over Andrew's average closing share price for the 30 trading days prior to the public announcement of the proposed merger, a 21% premium over Andrew's average closing share price for the 60 trading days prior to the public announcement of the proposed merger and a 16% premium over Andrew's closing share price on June 26, 2007, the last trading day prior to the public announcement of the proposed merger.

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  Best Strategic Alternative Available. Andrew's board of directors considered the fact that over approximately the previous 15 months Andrew has explored various strategic alternatives with the assistance of its financial and legal advisors and that the merger with CommScope is the most favorable strategic alternative that Andrew was able to identify as a result of this process. The process of exploring strategic alternatives included an analysis of various alternatives available to Andrew, including remaining an independent public company, soliciting interest from private equity firms, and the possibility of acquisitions of, or mergers with, other companies in Andrew's industry, as well as the risks and uncertainties associated with each of these alternatives.

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  Vigorous Negotiation Process. Andrew's board of directors considered the fact that the negotiations between Andrew and CommScope have been pursued vigorously in the view of Andrew's board of directors and had been pursued in a manner calculated by Andrew's board of directors to achieve the highest price reasonably available for Andrew's stockholders. In this regard, Andrew's board of directors considered the fact that since August 2006 the price that CommScope has proposed to pay for Andrew has increased from approximately $1.6 billion in the aggregate to approximately $2.6 billion in the aggregate, an increase of over 60%.

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  Certainty of Value. Andrew's board of directors considered the fact that the merger consideration consists of at least 90% cash and that the portion of the merger consideration that may be paid in the form of shares of CommScope common stock will have a fixed value of $1.50 per share of Andrew common stock based on the volume weighted average closing sale prices of CommScope's common stock over the ten trading days ending two trading days prior to the effective date of the merger. Andrew's board of directors considered the fact that, although CommScope will have the discretion to determine the form of payment of the stub portion of the merger consideration after the Andrew stockholders vote on the merger, the method for fixing the value of this consideration based on market prices for CommScope's common stock shortly before the effective date of the merger limits Andrew's stockholders' exposure to fluctuations in the market value of CommScope's common stock prior to the effective time of the merger.

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  Certainty of Payment. Andrew's board of directors considered CommScope's ability to pay the merger consideration, including CommScope's financial condition and fully committed financing with minimal and customary conditions. Andrew's board of directors also considered the fact that the merger agreement does not contain a condition relating to CommScope's ability to obtain financing.

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  Fairness Opinion. Andrew's board of directors considered Merrill Lynch's oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of June 26, 2007 and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the merger consideration pursuant to the merger was fair, from a financial point of view, to the holders of Andrew common stock. For further information regarding this opinion, see the section entitled "Opinion of Andrew's Financial Advisor." A copy of the written opinion rendered by Merrill Lynch, setting forth the assumptions made, matters considered and limits of review, is attached as Annex B to this proxy statement/prospectus and is hereby incorporated herein by reference. Stockholders are urged to read this opinion in its entirety. Andrew's board of directors was aware that Merrill Lynch became entitled to certain fees upon the delivery of its fairness opinion. For further information, see the section entitled "Proposal No. 1—The Merger—Opinion of Andrew's Financial Advisor" for a discussion of the fees payable to Merrill Lynch.

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  Terms of the Merger Agreement. Andrew's board of directors considered the fact that the terms of the merger agreement were determined through arm's length negotiations between Andrew and its outside legal and financial advisors, on the one hand, and CommScope and its outside legal and financial advisors, on the other hand. Among other provisions of the merger agreement considered important by Andrew's board of directors were:

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  The provision of the merger agreement that permits Andrew's board of directors to respond to unsolicited acquisition proposals that are reasonably likely to lead to a superior proposal, subject to customary conditions;

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  The "fiduciary out" provisions of the merger agreement that permit Andrew's board of directors, upon payment by Andrew of a $75 million termination fee, to terminate the merger agreement to accept an unsolicited takeover proposal that Andrew's board of directors determines in good faith, after receipt of advice of its outside legal counsel, that, in light of such superior proposal, the failure of Andrew's board of directors to do so is reasonably likely to result in a breach of its fiduciary obligations to Andrew's stockholders under applicable law.

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  Likelihood of Success. Andrew's board of directors considered the likelihood of satisfaction of all conditions to consummation of the merger and the likelihood of obtaining the required regulatory approvals.

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  Appraisal Rights. Andrew's board of directors considered the fact that appraisal rights will be available to stockholders who properly exercise their rights under Delaware law, which would give such stockholders the ability to seek and be paid a judicially determined appraisal of the "fair value" of their shares of Andrew common stock after the completion of the merger.

  •
  Anticipated Strength of CommScope after the Merger. Andrew's board of directors considered the strategic rationale for the combination of Andrew's and CommScope's business and the anticipated strength of CommScope after the merger and the fact that if CommScope determines to pay a portion of the merger consideration in the form of shares of CommScope common stock that Andrew's stockholders would have an opportunity to participate in the potential future growth of CommScope after the merger.

        Andrew's board of directors also considered certain risks and other potentially negative factors, including the following:

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  Taxable Transaction. The fact that Andrew's stockholders will generally be required to pay U.S. federal income taxes on any gains that result from their receipt of the merger consideration.

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  Little or No Future Participation. The fact that Andrew's stockholders will have no continuing equity interest in CommScope following the proposed merger if CommScope elects to pay all of the merger consideration in the form of cash and relatively little continuing equity interest in CommScope following the proposed merger if CommScope elects to pay a portion of the merger consideration in the form of CommScope common stock, and therefore would participate relatively little or possibly not at all in any potential future growth or earnings of CommScope after the merger.

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  Regulatory Approvals. The need to obtain certain regulatory clearances or approvals, such as those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and certain competition law clearances or approvals outside the United States.

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  Termination Fee. The existence of a $75 million termination fee payable in certain circumstances under the terms of the merger agreement that would make it more costly for another potential purchaser to acquire Andrew and could deter third parties from making competing offers to acquire Andrew.

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  No "Go-Shop" Right. The fact that Andrew was unsuccessful in its attempt to negotiate a right to actively solicit competing offers for a period of time after the public announcement of the merger agreement.

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  Interests of Our Officers and Directors. The fact that certain of Andrew's directors and executive officers have interests in connection with the merger that are different from, or in addition to, the interests of Andrew's stockholders generally. For further information, see the section entitled "Proposal No. 1—The Merger—Interests of Andrew Directors and Executive Officers in the Merger."

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  Possibility the Merger will not Close. The risks and costs to us if the merger is not effected, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships.

        Andrew's board of directors believes that, overall, the potential benefits of the merger to Andrew's stockholders outweigh the risks of the merger and the negative factors described above and that the merger provides the maximum value reasonably available to stockholders.

        The foregoing discussion of information and factors considered by Andrew's board of directors is not intended to be exhaustive, but is believed to include a summary of all of the material factors considered by Andrew's board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Andrew's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of Andrew's board of directors may have given different weights to different factors.

Andrew Board of Directors' Recommendation

        AFTER CAREFUL CONSIDERATION, ANDREW'S BOARD OF DIRECTORS RECOMMENDS THAT ANDREW STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

Opinion of Andrew's Financial Advisor

        Merrill Lynch was retained by Andrew's board of directors to evaluate the fairness, from a financial point of view, of the consideration to be received by holders of Andrew common stock pursuant to the proposed transaction. On June 26, 2007, Merrill Lynch rendered its oral opinion to Andrew's board, which opinion was subsequently confirmed in writing that, as of that date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, as set forth in its opinion, the consideration to be received by holders of Andrew common stock pursuant to the proposed merger was fair, from a financial point of view, to the holders.

        The full text of Merrill Lynch's written opinion, which sets forth material information relating to the opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference in its entirety. This description of Merrill Lynch's opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully.

        Merrill Lynch's opinion is addressed to the board of directors of Andrew for the use and benefit of the board, and addresses only the fairness as of the date of the opinion, from a financial point of view, of the merger consideration to be received pursuant to the proposed merger by holders of Andrew common stock. The terms of the proposed transaction, including the consideration to be received by holders of Andrew common stock, were determined through negotiations between Andrew and CommScope and were not determined or recommended by Merrill Lynch. Merrill Lynch's opinion does not address the merits of Andrew's underlying decision to engage in the proposed merger nor does it constitute, nor should it be construed as, a recommendation to any of Andrew's stockholders as to how to vote on the proposed merger or on any matter related thereto. In addition, Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Andrew, other than the holders of Andrew common stock.

        Merrill Lynch's opinion does not express any opinion as to the prices at which shares of Andrew's common stock or shares of CommScope's common stock will trade following the announcement or consummation of the proposed merger.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  Reviewed certain publicly available business and financial information relating to Andrew and CommScope that Merrill Lynch deemed to be relevant;

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  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Andrew and CommScope which were furnished to Merrill Lynch by Andrew or CommScope, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger (referred to herein as the Expected Synergies) furnished to Merrill Lynch by Andrew;

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  Conducted discussions with members of senior management and representatives of Andrew and CommScope concerning the matters described in the two preceding bullet points, as well as their respective businesses and prospects before and after giving effect to the proposed merger and the Expected Synergies;

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  Reviewed the market prices and valuation multiples for shares of Andrew common stock and shares of CommScope common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

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  Reviewed the results of operations of Andrew and CommScope and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

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  Compared the proposed financial terms of the proposed transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

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  Reviewed the potential pro forma impact of the proposed merger;

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  Reviewed the merger agreement;

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  Reviewed the debt commitment financing letter, dated June 25, 2007, by and among CommScope, Bank of America, N.A., Wachovia Bank, N.A. and certain affiliates of such banks; and

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  Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Andrew or CommScope and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Andrew or CommScope under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Andrew or CommScope. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Andrew or CommScope, and the Expected Synergies furnished to or discussed with Merrill Lynch by Andrew, Merrill Lynch assumed that the information had been reasonably prepared and reflected the best currently available estimates and judgment of Andrew's or CommScope's management as to the expected future financial performance of Andrew or CommScope, as the case may be, and the Expected Synergies. Merrill Lynch expressed no view as to such forecasts, Expected Synergies or the assumptions on which they were based. Merrill Lynch also assumed that the proposed merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement.

        Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of the opinion. Subsequent developments may affect the opinions and Merrill Lynch has no obligation to update, revise or reaffirm its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

        In connection with the preparation of its opinion, Merrill Lynch was not authorized by Andrew or its board of directors to solicit, nor has it solicited, third party indications of interest for the acquisition of all or any part of Andrew.

        At the June 26, 2007 Andrew board of directors meeting and in connection with preparing its opinion for the board of directors, Merrill Lynch made a presentation of certain financial analyses of the transaction. The following is a summary of the material analyses contained in the presentation that was delivered to the board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

        Neither the reference to a specific analysis nor its order of appearance in the summary below is meant to indicate that the analysis was given more weight than any other analysis. In reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determinations as to the fairness from a financial point of view to the holders of Andrew common stock of the merger consideration contemplated to be received by holders of Andrew common stock. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

        In arriving at its opinion, Merrill Lynch made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration contemplated to be received by holders of Andrew common stock, on the basis of the financial analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. Selecting portions of the analyses or of the summary below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Merrill Lynch's analyses.

        With respect to the analyses summarized below, the analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating Andrew or the transaction. In addition, no company or transaction used as a comparison is either identical or directly comparable to Andrew or the transaction. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        The estimates of future performance of Andrew provided by Andrew's management in or underlying Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond Andrew's control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which these companies actually may be sold. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results are materially different from those forecasted.

        The opinion and financial analyses of Merrill Lynch were only one of many factors considered by the board of directors of Andrew in its evaluation of the transaction and should not be viewed as determinative of the views of the Andrew board of directors with respect to the transaction or the merger consideration contemplated to be received by holders of Andrew common stock.

Management Case and Street Case

        For the purposes of the analyses discussed below, Merrill Lynch used financial forecasts provided by Andrew's management for the fiscal years 2007 through 2010, which are referred to as the "Management Case." For the "Street Case," Merrill Lynch used First Call consensus and publicly available research guidance.

Merger Consideration

        Merrill Lynch reviewed the implied value of the per share merger consideration to be received by the holders of Andrew common stock, in the form of:

          (1) $13.50 in cash; and

          (2) at CommScope's election, either (i) $1.50 in cash, or (ii) a fraction of a share of CommScope's common stock equal to the Exchange Ratio (as defined below), or (iii) a combination of cash and such fraction of a share of CommScope's common stock, together equaling $1.50.

        The "Exchange Ratio" is the quotient obtained by dividing (A) $1.50 by (B) the volume weighted average of the closing prices for CommScope common stock over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective.

        Based upon the terms above, the implied value to be received by the holders of Andrew common stock in the proposed merger is $15.00 per share of Andrew common stock, which is referred to as the "implied offer price."

Premiums Analysis

        Merrill Lynch compared the implied offer price of $15.00 to the average daily closing prices for Andrew common stock for various periods prior to the announcement of the proposed merger. Merrill Lynch noted the following offer premiums:

Time Period	Andrew Common Stock Price	Premium Implied by Implied Offer Price of $15.00
June 25, 2007	$13.00	15.4%
30 Trading Day Average	13.25	13.2%
90 Trading Day Average	11.72	28.0%
180 Trading Day Average	10.91	37.5%
52 Week Average	10.31	45.5%

Historical Stock Trading Analysis

        Merrill Lynch reviewed the historical closing low and high trading prices for shares of Andrew common stock as reported by FactSet Research Systems Inc., an online investment research and database service used by many financial institutions. Merrill Lynch observed that (i) for the 52 weeks ending June 25, 2007, the closing low and high trading prices for the shares were $7.08 and $13.91, respectively, and (ii) for the 90 trading days ending June 25, 2007, the closing low and high trading for the shares were $9.99 and $13.78, respectively, as compared to the implied offer price per share of Andrew common stock of $15.00.

Research Analyst Stock Price Targets

        Merrill Lynch reviewed seventeen recently publicly available research analyst reports for Andrew and observed that eleven of such reports provided price targets for Andrew common stock for the twelve months following such reports. The range of the research analyst stock price targets for Andrew common stock in these reports was $11.00 to $16.00. Merrill Lynch discounted these stock price targets using an assumed cost of equity of 14%, which resulted in a range of $9.75 to $14.00, as compared to the implied offer price per share of Andrew common stock of $15.00.

Comparable Company Analysis

        Merrill Lynch compared selected financial and stock price trading data for Andrew with similar data for nine publicly traded companies that Merrill Lynch deemed to be comparable to Andrew.

  •
  Amphenol Corporation;

  •
  CommScope, Inc.;

  •
  General Cable Corporation;

  •
  Belden Inc.;

  •
  ADC Telecommunications, Inc.;

  •
  Adtran, Inc.;

  •
  Harris Stratex Networks, Inc.;

  •
  Powerwave Technologies, Inc.; and

  •
  Anaren, Inc.

        For each of the companies identified above, Merrill Lynch calculated various valuation multiples, including:

  •
  the ratio of share price to the estimated earnings per share, or EPS, for calendar year 2007; and

  •
  the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2007.

        For purposes of its analysis, Merrill Lynch calculated the enterprise value as the market capitalization (as of June 25, 2007) plus total debt, minority interests and preferred stock, less cash and marketable securities. To calculate these valuation multiples, Merrill Lynch used EBITDA projections obtained from Wall Street research, First Call EPS estimates as of June 25, 2007 and closing trading prices of equity securities of each identified company on June 25, 2007.

        Merrill Lynch calculated the following trading multiples for the above publicly traded companies identified as comparable to Andrew:

Methodology	Low	Median	Mean	High
Price / CY2007 Estimated EPS	16.4x	19.6x	20.5x	30.0x
Enterprise Value / CY2007 Estimated EBITDA	8.7x	11.3x	10.7x	11.8x

        Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of the companies (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for the companies (which relevant ranges were narrower than the full ranges of these multiples).

        The following table summarizes the derived relevant ranges of multiples for the publicly traded companies identified as comparable to Andrew and the ranges of share prices of Andrew common stock, rounded to the nearest $0.25, implied by such multiples, as compared to the implied offer price per share of Andrew common stock of $15.00:

Methodology	Multiple Range	Implied Price of Common Stock
Street Case:
Price / CY2007 Estimated EPS	18.0x – 21.0x	$11.00 – $13.00
Management Case:
Price / CY2007 Estimated EPS	18.0x – 21.0x	$13.00 – $15.00
Enterprise Value / CY2007 Estimated EBITDA	9.0x – 11.0x	$11.75 – $14.50

        You should note that no company used in the above analysis is identical to Andrew. In evaluating companies identified by Merrill Lynch as comparable to Andrew or otherwise relevant to its analysis of Andrew, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond Andrew's control, such as the impact of competition on Andrew's business, the industry generally or the companies identified above, industry growth and the absence of any material change in Andrew's financial condition and prospects, the industry, the financial markets in general or the companies identified above. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading values of these companies.

Comparable Transaction Analysis

        Using publicly available information, Merrill Lynch examined certain multiples paid or proposed to be paid in certain transactions that Merrill Lynch deemed to be relevant. The precedent transactions that Merrill Lynch considered to be relevant were:

Announcement Date	Target Name	Acquiror Name
May 2007	Aeroflex Incorporated	Veritas Capital
August 2006	Andrew Corporation	CommScope, Inc.
June 2006	Filtronic Segment	Powerwave Technologies, Inc.
May 2006	Andrew Corporation	ADC Telecommunications, Inc.
February 2006	Artesyn Technologies, Inc.	Emerson Electric Co.
October 2005	Marconi	Ericsson (L M) Tel—Adr

October 2005	Teradyne Connection Systems	Amphenol Corporation
June 2005	Pirelli—Energy and Telecom	Goldman Sachs Capital Partners
March 2004	Belden CDT Telecom Assets	Superior Essex Inc.
March 2004	KRONE	ADC Telecommunications, Inc.
February 2004	Cable Design Tech Cp—Cl A	Belden, Inc.
December 2003	LGP Allgon	Powerwave Technologies, Inc.
October 2003	Avaya Connectivity Systems	CommScope, Inc.
February 2003	Allen Telecom Inc.	Andrew Corporation

        All calculations of multiples paid or proposed to be paid in the transactions identified above were based on public information available near the time of public announcement of these transactions. Merrill Lynch's analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

        For each of the transactions identified above, Merrill Lynch calculated the ratio of enterprise value implied by the transaction to the estimated EBITDA for the identified company for the latest twelve month ("LTM") period prior to when the relevant transaction was announced. The table below summarizes LTM EBITDA trading multiples for the above transactions identified as comparable to the proposed transaction:

Benchmark	Low	Median	Mean	High
Transaction Value / LTM EBITDA (for all transactions)	5.8x	12.3x	11.9x	16.0x
Transaction Value / LTM EBITDA (for transactions with transaction value greater than $1 billion)	5.8x	11.5x	10.3x	12.5x

        Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions and the characteristics of the transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined the relevant range of multiples for the transactions (which relevant range was narrower than the full ranges of such multiples).

        The following table summarizes the derived relevant range of multiples for the transactions identified above and the range of share prices of Andrew common stock, rounded to the nearest $0.25, implied by these multiples, as compared to the implied offer price per share of Andrew common stock of $15.00:

Methodology	Multiple Range	Implied Price of Common Stock
Transaction Value / LTM EBITDA (based upon Management Case for fiscal year ending September 30, 2007)	10.5x – 12.5x	$12.75 – $15.25

        You should note that no transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples in these transactions to which the proposed transaction is being compared.

Discounted Cash Flow Analysis

        Merrill Lynch performed a discounted cash flow analysis of Andrew, without giving effect to the proposed transaction, for the period from the fourth quarter of fiscal year ending September 30, 2007 through fiscal year ending September 30, 2010.

        A discounted cash flow analysis is a traditional method of evaluating the value of an asset by estimating the future unlevered free cash flows of an asset and taking into consideration the time value of money by calculating the "present value" of these estimated cash flows. "Present value" refers to the current value of one or more future cash payments, or cash flows, from an asset and is obtained by discounting those future unlevered free cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are "terminal value," which refers to the value of all future cash flows from an asset at a particular point in time, and "unlevered free cash flows," which refers to a calculation of the future free cash flows of an asset without factoring in any debt servicing costs.

        Merrill Lynch calculated terminal values as of fiscal year ending September 30, 2010 based on terminal multiples of 9.0x to 11.0x applied to the EBITDA for fiscal year ending September 30, 2010. The estimated unlevered free cash flows for the period from the fourth quarter of fiscal year ending September 30, 2007 through fiscal year ending September 30, 2010 and the terminal values as of September 30, 2010 were then discounted to present values using a range of discount rates from 12.5% to 14.5% in order to derive the unlevered enterprise values for Andrew.

        To arrive at the estimated equity values per share of Andrew common stock, Merrill Lynch calculated the equity values for Andrew by deducting net debt of Andrew from the unlevered enterprise values, and then adding the present value of future tax benefits derived from net operating losses, or NOLs. Net cash includes short term and long term debt adjusted for the value of cash and cash equivalents. The net cash used for the purpose of this analysis was approximately $1.1 million based on information reported by Andrew. The present value of NOLs used for the purpose of this analysis was approximately $41.8 million based upon the Management Case. Such NOLs were discounted by assumed after-tax cost of debt of 4.9%.

        Based on this analysis, Merrill Lynch derived a range of implied values per share, rounded to the nearest $0.25, of Andrew common stock of $13.75 to $17.00 using the Management Case, and $10.75 to $13.50 using the Street Case, as compared to the implied offer price per share of Andrew common stock of $15.00.

        While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal value multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Andrew's present or future value or results.

Pro Forma Combination Analysis

        Merrill Lynch prepared pro forma analyses for the financial impact of the proposed merger using the Management Case for Andrew and the Street Case for CommScope. Based on such analyses, Merrill Lynch determined that the proposed transaction would be accretive to the stockholders of the combined entity, after synergies, in each of fiscal years 2008 and 2009.

Miscellaneous

        The board of directors of Andrew retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purpose.

        Andrew has agreed to pay Merrill Lynch a fee of $1,500,000, which fee is contingent upon its delivery of its opinion, but not upon the content of its opinion. Andrew has also agreed to reimburse Merrill Lynch for an agreed upon amount of its reasonable out of pocket expenses, including the reasonable fees and disbursements of legal counsel. In addition, Andrew has agreed to indemnify Merrill Lynch and its affiliates and their respective employees, agents, officers, directors and controlling persons from and against all losses arising out of or in connection with the proposed merger or Merrill Lynch's engagement by the Andrew board of directors. Merrill Lynch has, in the past, provided financial advisory and financing services to Andrew and to CommScope and may continue to do so and has received, and may receive, fees for the rendering of these services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the common stock and other securities of Andrew, as well as the common stock and other securities of CommScope, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CommScope's Reasons for the Merger

        CommScope determined to pursue the merger to expand its global leadership in infrastructure solutions for communications networks, including structured cabling solutions for the business enterprise; broadband cable and apparatus for cable television applications; and antenna and cable products, base station subsystems, coverage and capacity systems, and network solutions for wireless applications. CommScope believes the merger can provide numerous benefits, including, but not limited to, the following:

  •
  Opportunity to build upon complementary, global product offerings to provide customers with a broader array of infrastructure solutions for video, voice, data and mobility; and

  •
  Potential to create significant stockholder value and expand earnings and cash flow by:

  •
  Enhancing growth opportunities by combining marquee brands, innovative technologies and global service models;

  •
  Expanding CommScope's global distribution and manufacturing capabilities;

  •
  Strengthening CommScope's industry-leading research and development and intellectual property portfolio;

  •
  Creating meaningful operating, cost and sales synergies;

  •
  Diversifying CommScope's customer base; and

  •
  Positioning CommScope to capitalize on industry trends.

        No assurance can be given that these synergies or benefits can be achieved. For further information, see the section entitled "Risk Factors—CommScope may fail to realize the anticipated synergies and cost savings expected from the merger."

Interests of Andrew Directors and Executive Officers in the Merger

        In considering the recommendation of Andrew's board of directors with respect to the merger, Andrew stockholders should be aware that members of Andrew's board of directors and Andrew's executive officers have interests in the merger that differ from, or are in addition to, the interests of Andrew stockholders. Andrew's board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement and recommending that Andrew stockholders vote to adopt the merger agreement. These interests are summarized below.

        Stock Options and Other Stock-Based Awards.    Under the Andrew Corporation 2000 Management Incentive Program and the Stock Option Plan for Non-Employee Directors, all outstanding options to purchase shares of Andrew common stock issued under those plans, including those held by directors and executive officers of Andrew, vest automatically at the closing of the proposed merger with CommScope. Based upon options outstanding as of October 31, 2007, options held by directors and executive officers of Andrew representing 947,727 shares of Andrew common stock will be subject to accelerated vesting at the effective time of the merger. In addition, 886,602 total restricted stock units granted under the Andrew Corporation 2000 Management Incentive Plan and the Andrew Corporation 2005 Long-Term Incentive Plan held by directors and executive officers of Andrew will be subject to accelerated vesting at the effective time of the merger. All options to purchase shares of Andrew common stock issued under the Andrew Corporation 1988 Management Incentive Program are fully vested in accordance with the terms of such plan and applicable award documents.

        The Andrew Corporation 2000 Management Incentive Program, as administered and interpreted by the Compensation Committee of Andrew's board of directors, provides for the following option exercise periods:

  •
  Options that vest upon a change in control, such as the merger, are exercisable for a period of 90 days thereafter. In addition, to the extent options that vest upon a change in control are not exercised within such 90-day period, such options shall revert to the vesting and exercise terms applicable to such options immediately prior to the change in control. (Vesting of options occurs after a four- or five-year period following date of grant, as provided in the applicable award agreement, and vested options are exercisable following a termination of employment by reason other than retirement, disability or death until the earlier of (i) the expiration of the applicable option term or (ii) the expiration of a 3-month period following termination. Vested options are exercisable following a termination of employment by reason of retirement or disability until the earlier of (i) the expiration of the applicable option term or (ii) the expiration of a three-year period following termination.)

  •
  Options that have otherwise vested prior to a change in control, such as the merger, will continue to be exercisable according to the terms of the plan and the applicable option agreements as if a change in control had not occurred. The 90-day exercise period described above shall not apply to such already-vested options.

        The Andrew Corporation Stock Option Plan for Non-Employee Directors, as administered and interpreted by Andrew's Chief Financial Officer, provides for the following option exercise periods:

  •
  Options that vest upon a change in control, such as the merger, are exercisable for a period of 90 days thereafter. In addition, to the extent options that vest upon a change in control are not exercised within such 90-day period, such options shall revert to the vesting and exercise terms applicable to such options immediately prior to the change of control.

  •
  Options that have otherwise vested prior to a change in control, such as the merger, will continue to be exercisable according to the terms of the plan and the applicable option agreements as if a change in control had not occurred. The 90-day exercise period described above shall not apply to such already-vested options.

        The following table sets forth, as of October 31, 2007, the number of shares of Andrew common stock subject to unvested options held by directors and executive officers of Andrew, the weighted average exercise prices of those options and the number of shares of Andrew common stock subject to unvested restricted stock units held by directors and executive officers of Andrew, all of which will vest upon completion of the merger.

Name of Director or Executive Officer	Number of Shares Subject to Unvested Options	Weighted Average Exercise Price per Share($)	Number of Shares Subject to Unvested Restricted Stock Units
William Bax	0	n/a	15,000
Thomas A. Donahoe	2,400	$9.45	20,000
Jere D. Fluno	2,400	$9.45	20,000
William O. Hunt	2,400	$9.45	20,000
Gerald A. Poch	2,400	$9.45	20,000
Anne F. Pollack	0	n/a	20,000
Glen O. Toney	2,400	$9.45	20,000
Andrea L. Zopp	0	n/a	15,000
Justin C. Choi	64,125	$12.03	42,750
John E. DeSana	60,126	$10.14	59,117
John R.D. Dickson	41,619	$10.18	38,346
Ralph E. Faison	388,000	$10.13	255,850
Terry N. Garner	41,850	$10.16	37,000
Robert J. Hudzik	41,352	$10.16	38,218
Marty R. Kittrell	73,700	$10.12	68,267
James L. LePorte III	31,050	$10.27	28,750
Roger J. Manka	68,774	$10.39	54,250
Carleton M. (Mickey) Miller	49,855	$9.91	56,537
Jude T. Panetta	27,250	$11.29	19,300
Daniel J. Hartnett	20,878	$10.08	16,435
Mark A. Olson	27,148	$10.23	21,782

        Under the terms of the merger agreement, not less than five days prior to the effective time of the merger, all holders of then outstanding options to purchase shares of Andrew common stock, including those held by directors and executive officers of Andrew, may elect to have some or all of their options cancelled. Such option holders shall be entitled to receive in respect of each share of Andrew common stock subject to the cancelled option immediately after the effective time of the merger, an amount equal to the merger consideration less the exercise price of the cancelled Andrew stock option, which exercise price shall be deducted from the cash portion of the merger consideration. All amounts payable in respect of such cancelled options shall be subject to applicable withholding of taxes.

        Holders of Andrew stock options who do not elect to have all of their options cancelled as provided above will have their options converted to options to acquire a number of shares of common stock of CommScope equal to the product (rounded to the nearest whole number) of

  (i)
  the number of shares of Andrew common stock subject to the Andrew option immediately prior to the effective time of the merger; and

  (ii)
  the option exchange ratio, at an exercise price per share (rounded to the nearest whole cent) equal to:

  (A)
  the exercise price per share of Andrew common stock of such Andrew option immediately prior to the effective time of the merger, divided by

  (B)
  the option exchange ratio.

        For this purpose, "option exchange ratio" means $15.00 divided by the volume weighted average of the closing sale prices of a share of CommScope common stock on the NYSE Composite Transactions

Tape over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective. No fractional shares of CommScope common stock will be issued in the merger. Cash will be paid in lieu of fractional shares.

        Restricted stock units (including, to the extent applicable, performance stock units) granted under the stock plans of Andrew, at the effective time of the merger, will be assumed by CommScope and will be converted into the right to receive, upon vesting (which vesting will occur at the effective time of the merger to the extent provided in the applicable stock plans of Andrew or the terms of any restricted stock unit award agreement),

  (A)
  the number of whole shares of CommScope common stock equal to the product of:

  (1)
  the number of shares of Andrew common stock underlying such restricted stock units (including performance stock units) multiplied by

  (2)
  the stock portion of the merger consideration (if any), rounded down to the nearest whole number of shares of CommScope common stock; and

  (B)
  that amount of cash equal to the product of:

  (1)
  the number of shares of Andrew common stock underlying such restricted stock units (including performance stock units) multiplied by

  (2)
  the cash portion of the merger consideration.

        No fractional shares of CommScope common stock will be issued in the merger. Cash will be paid in lieu of fractional shares.

        However, to the extent provided in the applicable stock plans of Andrew or the terms of any restricted stock unit award agreement, a restricted stock unit (including, to the extent applicable, a performance stock unit) will vest at the effective time of the merger and will be cancelled as of the effective time for an all-cash payment of $15.00 for each share of Andrew common stock underlying the restricted stock unit.

        For a more complete description of the treatment of Andrew stock options and restricted stock units, see the section entitled "The Merger Agreement—Treatment of Stock Options and Restricted Stock Units."

        Change in Control Agreements.    The closing of the merger will constitute a change in control under agreements Andrew has entered into with the following executive officers: Ralph E. Faison, Justin C. Choi, John E. DeSana, John R.D. Dickson, Robert J. Hudzik, Marty R. Kittrell, Roger J. Manka, Carleton M. (Mickey) Miller, Jude T. Panetta, James L. LePorte III, Daniel J. Hartnett, and Mark A. Olson. In the event the merger is completed and during the period beginning 90 days prior to the effective time of the merger and ending 24 months thereafter any of the foregoing executive officers terminates his employment for good reason or is terminated other than for cause (as such terms are defined in the Andrew change in control agreements), he will be entitled to the following payments and benefits:

  •
  An amount payable in cash equal to the executive officer's base pay multiplied by: (A) 3.0 for Mr. Faison; (B) 2.5 for Messrs. Choi, DeSana, Dickson, Hudzik, Kittrell, Manka, Miller and Panetta; and (C) 1.0 for each other executive officer listed above;

  •
  An amount payable in cash equal to the executive officer's estimated bonus (which shall be the greatest of (A) the target bonus in effect for the fiscal year in which the completion of the merger occurs, (B) the target bonus in effect for the fiscal year in which the executive officer's termination of employment occurs, (C) the average annual bonus actually payable to the executive officer for the three fiscal years immediately prior to the fiscal year in which the completion of the merger occurs or (D) the average annual bonus actually payable to the executive officer for the three fiscal years immediately prior to the fiscal year in which termination of employment occurs, multiplied by: (i) 3.0 for Mr. Faison; (ii) 2.5 for Messrs. Choi, DeSana, Dickson, Hudzik, Kittrell, Manka, Miller, and Panetta; and (iii) 1.0 for each other executive officer listed above;

  •
  An amount payable in cash equal to the executive officer's bonus for the fiscal year in which the completion of the merger occurs (which shall be the greater of (A) the estimated bonus as determined above or (B) the actual bonus the executive officer would have earned for the fiscal year in which the completion of the merger occurs based on performance prior to the completion of the merger, reduced, if applicable, by any bonus otherwise payable to the executive officer for such fiscal year);

  •
  If termination occurs in a fiscal year after the fiscal year in which the completion of the merger occurs, a pro rata estimated bonus (as determined above) for the fiscal year in which the executive officer's termination of employment occurs, based on the number of days in the fiscal year preceding the termination date;

  •
  An amount equal to the profit-sharing and matching contributions the executive officer would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during the applicable severance period designated in the executive officer's change in control agreement (which severance period is (A) 36 months for Mr. Faison; (B) 30 months for Messrs. Choi, DeSana, Dickson, Hudzik, Kittrell, Manka, Miller and Panetta; and (C) 12 months for each other executive officer listed above), determined by adding the contributions made to such plans on the executive officer's behalf expressed as a percentage of base salary for each of the 3 years immediately prior to his employment termination date and multiplying the sum by his base salary as of his employment termination date;

  •
  Immediate and full vesting of any long-term incentive awards. To the extent that the amount of any long-term incentive award is determined based on the attainment of performance goals, the amount of such award shall be determined assuming the greatest of (A) target performance, (B) actual performance prior to completion of the merger, or (C) average performance over the three-year period preceding the year in which completion of the merger occurs;

  •
  Continued participation (and, if applicable, continued coverage for his spouse and dependents) in Andrew's welfare benefit plans, including group health, life and disability plans (or plans providing equivalent benefits) for a maximum period equal to the executive officer's applicable severance period ((A) 36 months for Mr. Faison, (B) 30 months for Messrs. Choi, DeSana, Dickson, Hudzik, Kittrell, Manka, Miller and Panetta; and (C) 12 months for Messrs. LePorte, Hartnett and Olson);

  •
  Continued eligibility for perquisites for a maximum period equal to the executive officer's applicable severance period at the level provided to the executive officer immediately prior to the merger; and

  •
  Payment of expenses incurred for outplacement services up to $25,000.

        The Andrew change in control agreements provide that payment of at least 50% of the foregoing amounts that are payable in cash would be made within 30 days after the later of the executive officer's termination of employment or completion of the merger and the remaining amount, if any, would be paid no later than 13 months after such event, as determined by the company in its discretion. These distribution provisions are subject to change, however, for purposes of compliance with changes in federal tax law.

        It is expected that these agreements will be amended to comply with Section 409A of the Internal Revenue Code. As a result, these agreements will provide that within 30 days after an executive officer's qualifying termination, 50% of his or her total severance would be paid. However, if that 50% exceeds an amount prescribed in the 409A regulations (currently $450,000), such excess will not be paid until 6 months and 1 day following the executive officer's termination of employment. The remaining severance (50% of the total) would be paid 13 months following the executive officer's termination of employment.

        In addition to the amounts described above, the executive officers listed above would also be entitled to the following:

  •
  A "gross-up" payment in an amount to cover any "golden parachute" excise tax imposed on the executive officer under Section 4999 of the Internal Revenue Code and any federal, state and local income tax and excise tax imposed on that executive officer as a result of the receipt of the gross-up payment (but there shall be no "gross-up" payment by reason of any excise tax imposed on the executive officer by Section 409A of the Internal Revenue Code).

        Agreement with Terry N. Garner.    Andrew entered into a letter agreement dated December 21, 2006, with Terry N. Garner, which was modified by an amendment dated September 25, 2007. Such modified letter agreement supersedes and replaces an earlier agreement into which Mr. Garner had entered with Allen Telecom Inc. prior to the acquisition of Allen Telecom Inc. by Andrew. Under the modified letter agreement with Andrew, Mr. Garner's employment will terminate December 31, 2007 unless his employment term is extended by mutual agreement for an additional 90 days at any time prior to December 1, 2007. Subject to Mr. Garner's execution of a standard form of release and waiver, upon Mr. Garner's employment termination at the end of his employment term or extended employment term, provided he has not voluntarily resigned or been terminated for cause or terminated by reason of death and provided he has performed his duties in a reasonably satisfactory manner, Mr. Garner will be entitled to the following payments and benefits:

  •
  Base salary and accrued paid time off through the employment termination date;

  •
  An annual bonus for the fiscal year ended September 30, 2007 contingent on the achievement of the company and business group performance objectives, to be paid in December of 2007;

  •
  A lump sum cash severance payment equal to $2,200,000, to be paid on the first day of the seventh month after Mr. Garner's termination date;

  •
  Full vesting of Mr. Garner's equity awards with stock options and stock appreciation rights (which we refer to as SARs) remaining exercisable for the longer of (i) their original post-termination exercise period (determined by treating Mr. Garner's employment termination as a retirement) or (ii) the longest post-termination exercise period permitted by Code Section 409A without causing such options and SARs to be characterized as nonqualified deferred compensation, but in no event shall the exercise period extend beyond the applicable option or SAR term;

  •
  Company-paid premiums for coverage under Andrew's group health plan for a period of 36 months, such period subject to reduction to the extent that comparable group health benefits are made available by another employer; and

  •
  Any benefits to which Mr. Garner is entitled under the terms of Andrew's tax-qualified and nonqualified retirement plans.

        The foregoing severance payments and benefits shall be forfeitable and discontinued in the event that Mr. Garner engages in competitive activity during the one-year period following his employment termination date.

        In addition, the modified letter agreement provides for Mr. Garner to cooperate with Andrew and provide certain services for a period of 36 months after his termination date if requested to do so.

Andrew will reimburse Mr. Garner for any reasonable and necessary expenses he incurs in the course of complying with this provision.

        Mr. Garner will also be entitled to the foregoing payments and benefits if his employment terminates before the end of his employment term or extended employment term by reason of his disability (as defined in the modified letter agreement). If Mr. Garner's employment terminates by reason of his death, or if Mr. Garner is terminated by the company for cause (as defined in the modified letter agreement), he will be entitled to receive his base salary and accrued paid time off through his death or employment termination date.

        Based on Andrew's current calculations for purposes of Section 280G of the Internal Revenue Code, if Mr. Garner were terminated under circumstances that would result in payment of the benefits under his modified letter agreement, he would be entitled to aggregate benefits in an amount equal to $2,996,925, comprised of the following: (i) $2,200,000 (lump sum cash severance), (ii) $185,500 (bonus), (iii) $84,800 (long-term incentive cash payment), (iv) $47,533 (attributable to previously unvested stock options), (v) $419,092 (attributable to previously unvested restricted stock), and (vi) $60,000 (benefit continuation).

        New CommScope Retention Program.    Effective as of the effective time of the merger, Messrs. Hartnett and Olson will be covered by a retention program to be adopted by CommScope for certain key employees, which program will require the participants to remain employed by CommScope for a period not longer than one year after the effective time of the merger; provided, however, that payment of the retention amount will be made not later than the earlier of (a) one year after the effective time of the merger or (b) the date on which a participant's employment is terminated either by CommScope without cause or by the participant for good reason (as such terms will be defined in the retention program) within such one-year period. CommScope's retention program will provide benefits to the foregoing individuals in amounts not less than the amounts shown in the table below, but not to exceed $940,000 in the aggregate for the period between the signing of the merger agreement and the closing of the merger for Messrs. Hartnett and Olson and the seven other non-executive officer employees who are currently expected to participate in the retention program:

Name of Executive	Retention Payment Formula	Estimated Retention Payment
Daniel J. Hartnett	1x base + target bonus	$310,000	(1)
Mark A. Olson	1x base + target bonus	363,000	(2)

(1)
The sum of $222,000 (base salary) plus $89,000 (target bonus).

(2)
The sum of $242,000 (base salary) plus $121,000 (target bonus).

        CommScope's current Chairman and CEO will remain Chairman and CEO after the merger. Employment decisions regarding the Andrew's executive officers after the merger have not yet been finalized. It is possible that some or all of Andrew's executive officers will be terminated in connection with the merger on terms that would entitle them to benefits under the change in control agreements in the year in which the consummation of the merger occurs as described above. In addition, some or all of Andrew's executive officers will be entitled to certain benefits under other arrangements in connection with the consummation of the merger.

  Other Change in Control Payments

        Employee Retirement Benefit Restoration Plan.    Upon completion of the merger, any portion of a participant's account under the Andrew Corporation Employee Retirement Benefit Restoration Plan that was not previously forfeited or vested will become fully vested and payable. The balance of such account will be credited from the beginning of the plan year in which the merger occurs through the effective date of the merger with earnings and losses at a rate equal to the weighted average rate of return achieved by the participant with respect to his or her accounts under the Andrew Profit Sharing Trust for the same period. Following the completion of the merger, each participant (or beneficiary thereof) in the plan will be entitled to a lump sum payment of his or her plan account as determined in accordance with the terms of the plan.

        Performance Cash Agreement.    If the merger is completed prior to the end of the performance period applicable to performance cash awards granted under the Andrew Management Incentive Program, upon completion of the merger, all outstanding performance cash awards that were not previously forfeited or vested shall become fully vested and payable as if the performance goal established for such awards had been attained as of the merger effective date, and each grantee will be entitled to a lump sum payment of his or her performance cash awards as determined in accordance with the terms of the plan and the applicable award agreements.

        The following table illustrates the aggregate benefits to which Andrew executive officers would be entitled if they are terminated this year under circumstances entitling them to severance under the Andrew Executive Severance Benefit Plan.

	Net Estimated Value as of October 31, 2007 of Payments and Acceleration for Code Section 280G Purposes Under Change in Control Agreement
Name of Executive	Value without Gross-Up		Estimated Gross-Up	Total
Ralph E. Faison	$9,854,547	(1)	$0	$9,854,547
Justin C. Choi	2,325,922	(2)	884,430	3,210,352
John R.D. Dickson	1,951,410	(3)	749,981	2,701,391
John E. DeSana	3,149,034	(4)	1,209,243	4,358,277
Marty R. Kittrell	3,469,944	(5)	0	3,469,944
James L. LePorte III	1,089,594	(6)	0	1,089,594
Daniel J. Hartnett	734,140	(7)	246,224	980,364
Robert J. Hudzik	2,138,332	(8)	814,519	2,952,851
Mark A. Olson	885,076	(9)	291,291	1,176,366
Roger J. Manka	3,149,321	(10)	1,246,274	4,395,595
Carleton M. (Mickey) Miller	3,120,278	(11)	1,121,025	4,241,303
Jude T. Panetta	1,680,643	(12)	0	1,680,643
Terry N. Garner	2,996,925	(13)	0	2,996,925

(1)
Value equal to the sum of: (i) $4,273,425 (3.0 times base salary and bonus), (ii) $842,023 (long-term incentive cash payment), (iii) $791,375 (guaranteed bonus), (iv) $176,208 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 36-month severance period), (v) $449,847 (attributable to previously unvested stock options), (vi) $3,205,170 (attributable to previously unvested restricted stock), (vii) $91,500 (benefit continuation) and (viii) $25,000 (outplacement services).

(2)
Value equal to the sum of: (i) $1,310,084 (2.5 times base salary and bonus), (ii) $92,476 (long-term incentive cash payment), (iii) $215,779 (guaranteed bonus), (iv) $43,589 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $53,587 (attributable to previously unvested stock options), (vi) $509,157 (attributable to previously unvested restricted stock), (vii) $76,250 (benefit continuation) and (viii) $25,000 (outplacement services).

(3)
Value equal to the sum of: (i) $1,083,867 (2.5 times base salary and bonus), (ii) $91,476 (long-term incentive cash payment), (iii) $179,446 (guaranteed bonus), (iv) $33,213 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $46,776 (attributable to previously unvested stock options), (vi) $415,383 (attributable to previously unvested restricted stock), (vii) $76,250 (benefit continuation) and (viii) $25,000 (outplacement services).

(4)
Value equal to the sum of: (i) $1,805,082 (2.5 times base salary and bonus), (ii) $140,504 (long-term incentive cash payment), (iii) $331,745 (guaranteed bonus), (iv) $66,293 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $69,383 (attributable to previously unvested stock options), (vi) $634,777 (attributable to previously unvested restricted stock), (vii) $76,250 (benefit continuation) and (viii) $25,000 (outplacement services).

(5)
Value equal to the sum of: (i) $1,905,500 (2.5 times base salary and bonus), (ii) $185,400 (long-term incentive cash payment), (iii) $350,200 (guaranteed bonus), (iv) $70,899 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $85,858 (attributable to previously unvested stock options), (vi) $770,837 (attributable to previously unvested restricted stock), (vii) $76,250 (benefit continuation) and (viii) $25,000 (outplacement services).

(6)
Value equal to the sum of: (i) $451,673 (1.0 times base salary and bonus), (ii) $69,079 (long-term incentive cash payment), (iii) $185,983 (guaranteed bonus), (iv) $14,117 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 12-month severance period), (v) $32,405 (attributable to previously unvested stock options), (vi) $295,837 (attributable to previously unvested restricted stock), (vii) $15,500 (benefit continuation) and (vii) $25,000 (outplacement services).

(7)
Value equal to the sum of: (i) $310,985 (1.0 times base salary and bonus), (ii) $39,984 (long-term incentive cash payment), (iii) $88,853 (guaranteed bonus), (iv) $7,664 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 12-month severance period), (v) $25,289 (attributable to previously unvested stock options), (vi) $205,865 (attributable to previously unvested stock options), (vii) $30,500 (benefit continuation) and (viii) $25,000 (outplacement services).

(8)
Value equal to the sum of: (i) $1,235,189 (2.5 times base salary and bonus), (ii) $80,340 (long-term incentive cash payment), (iii) $226,276 (guaranteed bonus), (iv) $40,154 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $47,187 (attributable to previously unvested stock options), (vi) $407,937 (attributable to previously unvested restricted stock), (vii) $76,250 (benefit continuation) and (viii) $25,000 (outplacement services).

(9)
Value equal to the sum of: (i) $363,075 (1.0 times base salary and bonus), (ii) $58,092 (long-term incentive cash payment), (iii) $121,025 (guaranteed bonus), (iv) $10,053 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 12-month severance period), (v) $29,203 (attributable to previously unvested stock options), (vi) $248,128 (attributable to previously unvested restricted stock), (vii) $30,500 (benefit continuation) and (viii) $25,000 (outplacement services).

(10)
Value equal to the sum of: (i) $1,805,322 (2.5 times base salary and bonus), (ii) $152,233 (long-term incentive cash payment), (iii) $331,789 (guaranteed bonus), (iv) $66,304 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $70,608 (attributable to previously unvested stock options), (vi) $621,815 (attributable to previously unvested restricted stock), (vii) $76,250 (benefit continuation) and (viii) $25,000 (outplacement services).

(11)
Value equal to the sum of: (i) $1,791,170 (2.5 times base salary and bonus), (ii) $139,421 (long-term incentive cash payment), (iii) $329,188 (guaranteed bonus), (iv) $65,655 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $67,328 (attributable to previously unvested stock options), (vi) $626,267 (attributable to previously unvested restricted stock), (vii) $76,250 (benefit continuation) and (viii) $25,000 (outplacement services).

(12)
Value equal to the sum of: (i) $1,138,150 (2.5 times base salary and bonus), (ii) $80,340 (long-term incentive cash payment), (iii) $187,460 (guaranteed bonus), (iv) $35,703 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Retirement Benefit Restoration Plan during his 30-month severance period), (v) $15,672 (attributable to previously unvested stock options), (vi) $159,568 (attributable to previously unvested restricted stock), (vii) $38,750 (benefit continuation) and (viii) $25,000 (outplacement services).

(13)
Value equal to the sum of: (i) $2,200,000 (lump sum cash severance), (ii) $84,800 (long-term incentive cash payment), (iii) $185,500 (bonus), (iv) $47,533 (attributable to previously unvested stock options), (v) $419,092 (attributable to previously unvested restricted stock), and (vi) $60,000 (benefit continuation).

        The following table illustrates the benefits payable to certain executive officers upon the consummation of the merger pursuant to other arrangements, including the accelerated vesting of stock options and restricted stock units, the accelerated vesting and payout of long-term cash incentive awards and the accelerated vesting and payout of participants' accounts under the Employee Retirement Benefit Restoration Plan.

	Estimated Value as of October 31, 2007 of Accelerated Payments and Benefits Upon Change in Control Without Employment Termination
Name of Executive Officer	Previously Unvested Stock Options*		Previously Unvested Restricted Stock**		Employee Retirement Benefit Restoration Plan Account***		Long-Term Cash Incentives	Total Value
Ralph E. Faison	$1,889,560	(1)	$3,837,750	(14)	$177,446	(27)	$842,023	$6,746,779
Justin C. Choi	190,451	(2)	641,250	(15)	0		92,477	924,178
John R.D. Dickson	200,604	(3)	575,190	(16)	150,941	(28)	91,476	1,018,211
John E. DeSana	292,212	(4)	886,755	(17)	200,104	(29)	140,504	1,519,575
Marty R. Kittrell	359,656	(5)	1,024,005	(18)	77,587	(30)	185,400	1,646,648
James L. LePorte III	146,866	(6)	431,250	(19)	38,193	(31)	68,819	685,128
Daniel J. Hartnett	102,720	(7)	246,525	(20)	7,564	(32)	39,984	396,793
Robert J. Hudzik	200,144	(8)	573,270	(21)	208,850	(33)	80,340	1,062,604
Mark A. Olson	129,496	(9)	326,730	(22)	36,184	(34)	58,092	550,502
Roger J. Manka	317,048	(10)	813,750	(23)	36,811	(35)	152,233	1,319,842
Carleton M. (Mickey) Miller	253,762	(11)	848,055	(24)	47,867	(36)	139,421	1,289,105
Jude T. Panetta	101,097	(12)	289,500	(25)	31,198	(37)	80,340	502,135
Terry N. Garner	202,554	(13)	555,000	(26)	61,451	(38)	84,800	903,805

*
Illustrates the economic value of all unvested options held by each executive officer assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated by multiplying the shares subject to unvested options by the difference between $15.00 and the weighted average exercise price of such unvested options.

**
Illustrates the economic value of all unvested restricted shares held by each executive officer assuming the acceleration of all such unvested restricted shares in the merger. Calculated by multiplying the number of unvested restricted shares by $15.00.

***
Does not include pro rated portion of profit sharing contribution for 2007.

(1)
388,000 unvested options × ($15.00 – $10.13 (weighted avg. exercise price))

(2)
64,125 unvested options × ($15.00 – $12.03 (weighted avg. exercise price))

(3)
41,619 unvested options × ($15.00 – $10.18 (weighted avg. exercise price))

(4)
60,126 unvested options × ($15.00 – $10.14 (weighted avg. exercise price))

(5)
73,700 unvested options × ($15.00 – $10.12 (weighted avg. exercise price))

(6)
31,050 unvested options × ($15.00 – $10.27 (weighted avg. exercise price))

(7)
20,878 unvested options × ($15.00 – $10.08 (weighted avg. exercise price))

(8)
41,352 unvested options × ($15.00 – $10.16 (weighted avg. exercise price))

(9)
27,148 unvested options × ($15.00 – $10.23 (weighted avg. exercise price))

(10)
68,774 unvested options × ($15.00 – $10.39 (weighted avg. exercise price))

(11)
49,855 unvested options × ($15.00 – $9.91 (weighted avg. exercise price))

(12)
27,250 unvested options × ($15.00 – $11.29 (weighted avg. exercise price))

(13)
41,850 unvested options × ($15.00 – $10.16 (weighted avg. exercise price))

(14)
255,850 unvested restricted shares × $15.00

(15)
42,750 unvested restricted shares × $15.00

(16)
38,346 unvested restricted shares × $15.00

(17)
59,117 unvested restricted shares × $15.00

(18)
68,267 unvested restricted shares × $15.00

(19)
28,750 unvested restricted shares × $15.00

(20)
16,435 unvested restricted shares × $15.00

(21)
38,218 unvested restricted shares × $15.00

(22)
21,782 unvested restricted shares × $15.00

(23)
54,250 unvested restricted shares × $15.00

(24)
56,537 unvested restricted shares × $15.00

(25)
19,300 unvested restricted shares × $15.00

(26)
37,000 unvested restricted shares × $15.00

(27)
Vested balance as of October 31, 2007: $106,468 (60% vested).

(28)
Vested balance as of October 31, 2007: $90,565 (60% vested).

(29)
100% vested as of October 31, 2007.

(30)
Vested balance as of October 31, 2007: $46,552 (60% vested).

(31)
Vested balance as of October 31, 2007: $22,916 (60% vested).

(32)
Vested balance as of October 31, 2007: $4,539 (60% vested).

(33)
100% vested as of October 31, 2007.

(34)
Vested balance as of October 31, 2007: $21,710 (60% vested).

(35)
Vested balance as of October 31, 2007: $22,087 (60% vested).

(36)
Vested balance as of October 31, 2007: $28,720 (60% vested).

(37)
Vested balance as of October 31, 2007: $18,719 (60% vested).

(38)
100% vested as of October 31, 2007.

        The following table identifies for each Andrew executive officer as of October 31, 2007, (i) the aggregate number of shares subject to his vested exercisable in-the-money Andrew stock options, (ii) the weighted average exercise price of such vested exercisable in-the-money options, (iii) the value of such vested exercisable in-the-money options based on the difference between $15.00 and the weighted average exercise price, (iv) the aggregate number of shares subject to his outstanding unvested Andrew stock options that will become fully vested and exercisable in connection with the merger, (v) the weighted average exercise price of such unvested options that will be accelerated in the merger, (vi) the value of such accelerated options based on the difference between $15.00 and the weighted average exercise price, and (vii) the value of all such vested in-the-money and unvested options.

Name of Executive Officer	(i) Aggregate Shares Subject to Vested Outstanding In-the Money Options*	(ii) Weighted Average Exercise Price of Vested Outstanding In-the Money Options	(iii) Value of Vested Outstanding In-the Money Options**	(iv) Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	(v) Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	(vi) Value of Unvested Options to be Accelerated in the Merger***	(vii) Value of All Options (the sum of (iii) and (vi))****
Ralph E. Faison	583,700	$12.08	$1,704,404	388,000	$10.13	$1,889,560	$3,593,964
Justin C. Choi	12,500	13.64	17,000	64,125	12.03	190,451	207,451
John R.D. Dickson	81,550	12.20	228,340	41,619	10.18	200,604	428,944
John E. DeSana	131,800	12.09	383,538	60,126	10.14	292,212	675,750
Marty R. Kittrell	166,500	12.16	472,860	73,700	10.12	359,656	832,516
James L. LePorte III	60,750	13.17	111,172	31,050	10.27	146,866	258,038
Daniel J. Hartnett	31,850	12.86	68,159	20,878	10.08	102,720	170,879
Robert J. Hudzik	82,450	12.25	226,737	41,352	10.16	200,144	426,881
Mark A. Olson	69,075	12.05	203,771	27,148	10.23	129,496	333,267
Roger J. Manka	111,850	12.92	232,648	68,774	10.39	317,048	549,696
Carleton M. (Mickey) Miller	63,100	14.24	47,956	49,855	9.91	253,762	301,718
Jude T. Panetta	53,750	11.37	195,112	27,250	11.29	101,097	296,209
Terry N. Garner	36,800	14.58	15,456	41,850	10.16	202,554	218,010

*
Number does not include options that have already been exercised.

**
Illustrates the economic value of all vested in-the-money options held by each executive officer. Calculated by multiplying the shares subject to vested in-the-money options by the difference between $15.00 and the weighted average exercise price of such vested in-the-money options.

***
Illustrates the economic value of all unvested options held by each executive officer assuming the acceleration of all such unvested options in the merger and the cancellation of such options immediately upon completion of the merger in exchange for merger consideration less the exercise price. Calculated by multiplying the shares subject to unvested options by the difference between $15.00 and the weighted average exercise price of such unvested options.

****
Illustrates the economic value of all options held by each executive officer assuming the acceleration of all such unvested options in the merger and the cancellation of all options immediately upon completion of the merger in exchange for merger consideration less the exercise price. Calculated by adding the values in columns (iii) and (vi).

        Directors and Executive Officers Indemnification and Insurance.    The merger agreement provides that the surviving corporation in the merger will indemnify, and provide advance expenses to, each person who has been at any time on or before the date of the merger agreement, or who becomes before the completion of the merger, an officer, director or employee of Andrew or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Andrew or any of its subsidiaries, and pertaining to any matter existing or occurring, at or prior to the completion of the merger, whether asserted or claimed in connection with the approval of the merger agreement and the transactions contemplated thereby, to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement.

        The merger agreement also provides that for six years after the completion of the merger, CommScope will maintain directors' and officers' liability insurance for acts or omissions occurring at or prior to the completion of the merger, covering each person who was, as of the date of the merger agreement, covered by Andrew's directors' and officers' liability insurance, on terms no less favorable than those in effect as of the date of the merger agreement. CommScope's obligation to provide this insurance coverage is subject to a cap of 250% of the amount of premiums paid by Andrew in its last full fiscal year for its existing insurance coverage. If CommScope cannot maintain the existing or equivalent insurance coverage without exceeding the 250% cap, CommScope is required to maintain only that amount of insurance coverage that can be obtained by paying an annual premium equal to the 250% cap.

        Director Separation Agreement.    The former Chairman of Andrew's board of directors, Charles R. Nicholas, has an agreement with Andrew under which Mr. Nicholas is entitled to a payment of $250,000 for each of the two years immediately following his retirement from the board. Mr. Nicholas retired from Andrew's board on February 7, 2007, and has begun to receive payments under his agreement.

Regulatory Approvals Required for the Merger

        To consummate the merger, CommScope and Andrew must make filings with and obtain approvals or clearances from antitrust regulatory authorities. Transactions such as the merger are subject to review by the Department of Justice and the Federal Trade Commission in the United States, by certain countries located in the European Union, and by other countries to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until the specified waiting period requirements of the HSR Act have been satisfied. On July 16, 2007, CommScope and Andrew each filed a Notification and Report Form pursuant to the HSR Act with the U.S. Department of Justice (which we refer to as the DOJ) and the U.S. Federal Trade Commission. On August 15, 2007, CommScope and Andrew each received requests for additional information (commonly referred to as a "second request") from the Antitrust Division of the DOJ. The second requests were issued under the notification requirements of the HSR Act. The second requests extend the waiting period imposed by the HSR Act until 30 days after CommScope and Andrew have substantially complied with the second requests, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. CommScope and Andrew have been cooperating fully with the DOJ. In the United States, CommScope must also comply with applicable federal and state securities laws and the rules and regulations of the New York Stock Exchange in connection with the issuance of shares of CommScope common stock, if any, in the merger and the filing of this proxy statement/prospectus with the SEC.

Restrictions on Sales of Shares to be Received in the Merger

        The issuance of shares of CommScope common stock, if any, to be received by Andrew stockholders in the merger will be registered under the Securities Act and, except as described in this section, may be freely traded without restriction. CommScope's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of CommScope common stock to be received in connection with the merger by persons who are deemed to be "affiliates" of Andrew on the date of the special meeting. The shares of CommScope common stock, if any, to be issued in the merger and received by persons who are deemed to be "affiliates" of Andrew on the date of the special meeting of stockholders may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or otherwise permitted under the Securities Act. Persons who are deemed to be "affiliates" of Andrew prior to the merger include individuals or entities that control, are controlled by, or are under common control with Andrew on the date of the special meeting, and may include officers and directors, as well as principal stockholders, of Andrew on the date of the special meeting. Affiliates of Andrew will be notified separately of their affiliate status.

Listing of CommScope Common Stock

        The shares of CommScope common stock, if any, to be issued in the merger and the shares of CommScope common stock, if any, to be reserved for issuance in connection with the outstanding Andrew options, warrants, and restricted stock units assumed by CommScope in the merger and upon conversion of the Andrew notes are required to be approved for listing on the New York Stock Exchange.

Delisting and Deregistration of Andrew Common Stock

        If the merger is completed, Andrew common stock will be delisted from the Nasdaq Global Market and will no longer be registered under the Securities Exchange Act of 1934, as amended.

Appraisal Rights

        Holders of Andrew common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. For further information, see the section entitled "The Special Meeting—Appraisal Rights."

Anticipated Accounting Treatment of the Merger

        The merger will be accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of Andrew acquired in connection with the merger, based on their estimated fair values. These allocations will be based upon a valuation that has not yet been finalized.

CommScope Board of Directors

        The board of directors of CommScope will not change in connection with the consummation of the merger. CommScope's directors are currently divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. The directors of CommScope are the following: Frank M. Drendel (term ending in 2009); Boyd L. George (term ending in 2010); George N. Hutton, Jr. (term ending in 2010); Katsuhiko (Kat) Okubo (term ending in 2010); Richard C. Smith (term ending in 2009); June E. Travis (term ending in 2008); and James N. Whitson (term ending in 2008).

Financing

        CommScope estimates that the total amount of funds necessary to complete the merger and pay the related transaction costs (assuming CommScope elects to pay the stub portion of the merger consideration entirely in shares of CommScope common stock) is approximately $2.59 billion ($2.85 billion if CommScope elects to use all cash in the merger consideration), which includes approximately $2.15 billion to be paid to Andrew stockholders and certain holders of Andrew stock options and restricted shares, with the remaining funds to be used to refinance existing indebtedness, including CommScope's and Andrew's existing senior credit facilities, to pay the merger consideration to holders of the Andrew notes (assuming full conversion of the Andrew notes), and to pay fees and expenses in connection with the merger, the financing arrangements and the related transactions. CommScope currently estimates that the amount of borrowings necessary to complete the merger and pay the related transaction costs will be $2.325 billion if the stub portion of the merger consideration is entirely paid in cash and $2.060 billion if the stub portion of the merger consideration is entirely paid in shares of CommScope common stock; the actual amount of borrowings will be determined by the amount of cash, cash equivalents and short-term investments on hand as of the effective time of the merger, the amount of cash estimated to be required for normal operations and the form of consideration used to pay the stub portion of the merger consideration. Factors that CommScope intends to consider in determining which form of consideration will be used for the stub portion of the merger consideration are described in the section entitled "Proposal No. 1—The Merger—General Description of the Merger." For further information, see the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements."

        CommScope has received a debt commitment letter, dated June 26, 2007, from Bank of America, N.A., which we refer to as Bank of America, Wachovia Bank, National Association, which we refer to as Wachovia Bank (we refer to Bank of America and Wachovia Bank together as the debt providers), Banc of America Securities LLC, and Wachovia Capital Markets, LLC (we refer to Banc of America Securities LLC and Wachovia Capital Markets, LLC together as the lead arrangers).

        Pursuant to the commitment letter, each of the debt providers has agreed to provide to CommScope, on the terms and subject to the conditions set forth in the commitment letter, one-half of an aggregate of $2.55 billion in senior secured credit facilities, consisting of:

  •
  a $2.3 billion seven-year senior secured term loan facility, the proceeds of which will be used to finance (in part) the merger consideration (including payment of the merger consideration in respect of the Andrew notes, to the extent required), refinance existing indebtedness, and pay related fees and expenses; and

  •
  a $250.0 million six-year senior secured revolving credit facility, the proceeds of which may be used for the same purposes as the senior secured term loan facility on the date of consummation of the merger, so long as after giving effect to any drawing CommScope has at least $200.0 million in a combination of unused availability under the revolving credit facility plus unrestricted cash on hand, which we refer to as the liquidity requirement, and thereafter for ongoing working capital and general corporate purposes of CommScope and its subsidiaries.

        Since obtaining the commitment letter, CommScope has engaged in discussions with the lead arrangers and the debt providers regarding certain changes to the structure and terms of the senior secured credit facilities. As a result of these discussions, CommScope expects that the aggregate amount of the senior secured credit facilities will be reduced from $2.55 billion to $2.5 billion, by:

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  changing the $2.3 billion seven-year senior secured term loan facility to a $750.0 million six-year term loan facility and a $1.35 billion seven-year senior secured term loan facility; and

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  increasing the six-year senior secured revolving credit facility from $250.0 million to $400.0 million.

        These changes do not affect the availability of the senior credit facilities on the terms set forth in the commitment letter. The commitment letter is not being changed and remains in effect on its original terms. Instead, CommScope and the lead arrangers are proposing these changes in order to support the syndication of the senior secured credit facilities on acceptable terms. Because of continued instability in the debt financing markets, including the market for senior bank credit facilities, it is possible that CommScope will elect to make further changes to the structure and terms of the senior credit facilities in order to complete syndication. However, any such changes would not impair the obligation of the debt providers to fund the senior credit facilities on the terms set forth in the commitment letter.

        CommScope believes that it will have sufficient funds, including under the senior secured credit facilities and cash, cash equivalents and short-term investments, available to pay the entire merger consideration, including the stub portion of the merger consideration, in cash, while retaining an amount of cash estimated to be required for normal operations, without seeking additional financing. The need for any additional financing, however, will depend on a number of factors, including the amount of additional financing (if any) necessary for CommScope to meet the liquidity requirement on the date of consummation of the merger. CommScope does not presently intend to obtain commitments for any such additional financing, and it is possible that CommScope would not be able to obtain additional financing on satisfactory terms, or at all, in which event CommScope might be unable to use cash to pay all or part of the stub portion of the merger consideration. For further information, see the section entitled "Risk Factors—CommScope's ability to obtain additional capital on commercially reasonable terms may be limited."

        The debt commitments will expire December 31, 2007, but will automatically be extended to March 31, 2008 if the merger agreement is extended to such date in accordance with its terms. The debt commitments are subject to the satisfaction of certain conditions, including without limitation the following:

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  the negotiation, execution and delivery of definitive documentation with respect to the senior credit facilities reasonably satisfactory to the lead arrangers and the lenders under the senior credit facilities;

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  the absence of a material adverse change (as defined in the merger agreement) of Andrew since the date of the merger agreement;

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  consummation of the merger in accordance with the terms of the merger agreement in all material respects and in compliance with applicable law and regulatory approvals, without any provision of the merger agreement having been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in a manner materially adverse to the lenders, without the prior written consent of the lead arrangers (such consent not to be unreasonably withheld, conditioned or delayed);

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  CommScope and its subsidiaries having only certain specified indebtedness (after giving effect to the merger and the other related transactions);

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  the administrative agent for the senior credit facilities having a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the collateral for the senior credit facilities, subject to certain exceptions and limitations, or the making of arrangements reasonably satisfactory to the administrative agent duly providing for the same;

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  receipt by the administrative agent for the senior credit facilities of customary closing documents and certificates, legal opinions and other deliverables; and

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  receipt by the lenders of all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the PATRIOT Act).

        The only representations relating to CommScope, Andrew, their subsidiaries or their businesses, the making of which are a condition to availability of the senior credit facilities at the consummation of the merger, are (1) such of the representations made by Andrew in the merger agreement as are material to the interests of the lenders (including, without limitation, there not having been between December 31, 2006 and the date of the merger agreement any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be likely to have, a material adverse effect (as defined in the merger agreement) on Andrew), but only to the extent that CommScope has the right to terminate its obligations under the merger agreement as a result of a breach of such representation in the merger agreement and (2) certain representations relating to, among other things, the authorization, enforceability, priority and security of the senior credit facilities.

        As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event that the senior credit facilities are not available as anticipated.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of Andrew common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the Code), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion is limited to U.S. holders (as defined below) that hold their shares of Andrew common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment), unless otherwise indicated below. This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders who hold shares of Andrew common stock as part of a hedge, straddle, constructive sale or conversion transaction or holders who acquired their shares of Andrew common stock through the exercise of employee stock options or other compensation arrangements).

        In addition, this discussion does not address any tax considerations under state, local or foreign tax laws, or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders.

        Each holder is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash and CommScope common stock, if any, in exchange for Andrew common stock pursuant to the merger.

        If a partnership holds Andrew common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Andrew common stock, you should consult your tax advisor.

        For purposes of this discussion, the term "U.S. holder" means:

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  a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

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  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons, as defined under Section 7701(a)(30) of the Code (U.S. persons), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        A "non-U.S. holder" is a person (other than a partnership) that is not a U.S. holder.

Tax Consequences of the Merger to U.S. Holders

        The receipt of cash and CommScope common stock, if any, in the merger (or pursuant to the exercise of appraisal rights) by U.S. holders of Andrew common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Andrew common stock will recognize gain or loss equal to the difference between:

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  the amount of cash and the fair market value of the CommScope stock, if any, (determined as of the date of the merger) received in exchange for Andrew common stock; and

  •
  the U.S. holder's adjusted tax basis in such Andrew common stock.

        If the holding period of the Andrew common stock surrendered in the merger (or pursuant to the exercise of appraisal rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Andrew common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Andrew common stock.

        Each share of CommScope common stock received by a U.S. holder in the merger will have a tax basis equal to the fair market value of the share received (determined as of the date of the merger). A new holding period for each share of stock will begin on the day after the merger.

Tax Consequences of the Merger to Non-U.S. Holders

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of Andrew common stock in the merger unless:

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and specific other conditions are met;

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  the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder, subject to an applicable treaty providing otherwise; or

  •
  the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Andrew common stock at any time during the five-year period preceding the merger, and Andrew is or has been a "United States real property holding corporation" for U.S. federal income tax purposes (which Andrew does not believe it is or has been) at any time during the shorter of a five-year period preceding the merger or the period that the non-U.S. holder held Andrew common stock.

        An individual non-U.S. holder described in the first bullet point above will generally be subject to tax at a 30% rate on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States under the Code. A non-U.S. holder described in the second bullet point above will be taxed on a net income basis on the net gain derived from the merger and in the same manner as if it were a U.S. person, and, if a non-U.S. holder is a foreign corporation, it may be subject, in addition, to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

        Certain Andrew stockholders who receive cash or stock received in the merger (or pursuant to the exercise of appraisal rights) may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received and the fair market value CommScope common stock, if any, received by a non-corporate U.S. holder (determined as of the date of the merger), unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Corporations are generally exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. In order for a foreign individual to qualify as an exempt recipient, he or she must submit a signed statement (such as a Certificate of Foreign Status on Internal Revenue Service Form W-8 BEN) attesting to his or her exempt status. Any amounts withheld under the backup withholding tax rules from a payment to a stockholder will be allowed as a refund or credit against the stockholder's United States federal income tax liability, provided that the required procedures are followed. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all of the terms of the merger agreement and is qualified by reference to the complete merger agreement which is included as Annex A to this proxy statement/prospectus and incorporated by reference herein. All stockholders of Andrew are urged to read the entire merger agreement carefully.

        The merger agreement has been included to provide Andrew stockholders with information regarding its terms and Andrew recommends that Andrew stockholders read the entire merger agreement carefully. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, CommScope and Andrew do not intend for the text of the merger agreement to be a source of factual, business or operational information about CommScope or Andrew. That kind of information can be found elsewhere in this proxy statement/prospectus and in the documents incorporated herein by reference. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement, including contractual standards of materiality that may be different from what may be viewed as material to Andrew stockholders. Accordingly, investors should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about CommScope or Andrew. In particular, the assertions embodied in the representations and warranties contained in the merger agreement are qualified by information in confidential disclosure schedules provided by Andrew and CommScope to each other in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. Except for Andrew stockholders, who are third party beneficiaries of Article II of the merger agreement regarding the exchange of shares in the merger, as stockholders, you are not third party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions. You should not rely on the representations, warranties or covenants of the merger agreement as characterizations of the actual state of facts or condition of CommScope, Andrew or any of their respective affiliates. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.

Structure of the Merger

        At the effective time of the merger, DJRoss, Inc. (which we refer to as DJRoss), a Delaware corporation and an indirect wholly owned subsidiary of CommScope, will merge with and into Andrew. Andrew will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of CommScope.

        Andrew's certificate of incorporation will be amended and restated in its entirety to be identical to the certificate of incorporation of DJRoss in effect prior to the merger, except that the name shall be changed to "Andrew Corporation", at the effective time of the merger and, as so amended, will be the surviving corporation's certificate of incorporation until duly amended. Andrew's by-laws will be similarly amended at the effective time of the merger and, as so amended, will be the surviving corporation's by-laws until duly amended. The directors and officers of DJRoss will be the directors and officers of the surviving corporation from and after the effective time of the merger until their respective successors are duly elected or appointed and qualified.

        CommScope and Andrew may mutually agree to revise the structure of the merger described above at any time prior to the receipt of the approval of the merger agreement and the merger from Andrew stockholders, or at any time after such approval has been obtained if, with appropriate disclosure, any required further approval of the revised structure is obtained from Andrew stockholders.

When the Merger Becomes Effective

        CommScope and Andrew will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware on the closing date of the merger. CommScope and Andrew have agreed that the closing date of the merger will be the tenth business day (but not a day immediately preceding or following a holiday) following the satisfaction or waiver of the conditions to the merger as described in the merger agreement, unless an earlier date is designated by CommScope. The merger will become effective at the time when the certificate of merger is duly filed or such other time as agreed upon by the parties and set forth in the certificate of merger. We refer to that time as the effective time of the merger.

Merger Consideration

        The merger agreement provides that, at the effective time of the merger, each share of Andrew common stock issued and outstanding immediately prior to the effective time of the merger, but excluding shares of Andrew common stock held in the treasury of Andrew and shares held by Andrew stockholders who perfect and exercise their appraisal rights, will be converted into the right to receive, without any interest and less any withholding taxes, (1) $13.50 in cash (which we refer to as the cash merger consideration) plus (2) at the election of CommScope (at its sole discretion, by written notice to Andrew at least two business days before the closing date), one of the following three forms of consideration (which we refer to as the election merger consideration):

  •
  $1.50 in cash;

  •
  a fraction (which we refer to as the exchange ratio) of a fully paid and nonassessable share of CommScope common stock equal to (A) $1.50 divided by (B) the volume weighted average of the closing sale prices of a share of CommScope common stock on the NYSE Composite Transactions Tape over the ten consecutive trading days ending two trading days prior to the day on which the merger becomes effective (which we refer to as the average CommScope common stock price); or

  •
  a combination of cash and a fraction of a share of CommScope common stock (determined as described above), together equaling $1.50.

        At the effective time of the merger, (1) all shares of Andrew common stock held as treasury stock by Andrew, if any, will be automatically extinguished, and no consideration will be paid in exchange for such shares and (2) each issued and outstanding share of common stock of DJRoss will be converted into one share of the surviving corporation.

        After the completion of the merger, each certificate that previously represented shares of Andrew common stock will only represent the right to receive the cash merger consideration, the election merger consideration and any cash in lieu of fractional shares of Andrew common stock, if any (which we refer to collectively as the merger consideration), together with the Pre-surrender CommScope Distributions (as defined below), without interest. In addition, after the effective time of the merger, Andrew will not register any transfers of the shares of Andrew common stock.

        The exchange ratio will be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into CommScope common stock or Andrew common stock), reorganization, recapitalization, reclassification or other like change with respect to CommScope common stock or Andrew common stock having a record date on or after the date of the merger agreement and prior to the effective time of the merger.

        If any CommScope common stock is included in the election merger consideration, no fractional shares of CommScope common stock will be issued in the merger. Instead, the exchange agent will pay each Andrew stockholder who would have otherwise been entitled to a fractional share of CommScope common stock (after aggregating all fractional shares of CommScope common stock that otherwise would be received by such stockholder) an amount in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average CommScope common stock price.

        Until an Andrew stock certificate has been surrendered, no dividends or other distributions with respect to CommScope common stock with a record date after the effective time of the merger will be paid to the holder of such unsurrendered stock certificate of Andrew, and no cash payment in lieu of fractional shares will be paid to any such holder. Following surrender of an Andrew stock certificate, the holder will be entitled to receive, without interest, (1) the merger consideration, together with the amount of dividends or other distributions with a record date after the effective time of the merger paid with respect to the whole shares of CommScope common stock, if any, included in such merger consideration, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger and a payment date subsequent to such surrender payable with respect to whole shares of CommScope common stock, if any, included in such merger consideration (which we refer to collectively as the Pre-surrender CommScope Distributions).

Listing of CommScope Common Stock

        CommScope has agreed to use all reasonable best efforts to cause the shares of CommScope common stock issuable in the merger and the shares of CommScope common stock to be reserved for issuance with respect to stock options and restricted stock units issued under the Andrew stock plans, upon exercise of the Andrew warrant and upon conversion of the Andrew notes, to be authorized for listing on the New York Stock Exchange, upon notice of issuance, exercise or conversion, as applicable.

Treatment of Stock Options and Restricted Stock Units

        All Andrew stock options will vest automatically as a result of the merger and holders of outstanding options to purchase shares of Andrew common stock may elect, not less than five days prior to the effective time of the merger, to have some or all of their stock options cancelled as of the effective time of the merger. In exchange for such cancellation, holders of each such option will be entitled to receive for each share of Andrew common stock subject to the cancelled stock option an amount equal to the merger consideration less the exercise price of the cancelled option, without interest and less any withholding taxes. The exercise price will be deducted from the cash portion of the election merger consideration and the cash merger consideration, and if the exercise price of the cancelled option is in excess of such cash portion, the number of CommScope common shares issuable will be reduced by a number of shares having a value equal to such excess based on the average CommScope common stock price.

        Holders of outstanding options to purchase shares of Andrew common stock who do not elect to have all of their options cancelled as of the effective time of the merger will have each outstanding option not so cancelled converted into an option to acquire, subject to certain requirements of the Internal Revenue Code, (i) a number of shares of CommScope common stock equal to the product (rounded to the nearest whole number) of (1) the number of shares of Andrew common stock subject to such option immediately prior to the effective time of the merger and (2) the "option exchange ratio," which equals (A) $15.00 divided by (B) the average CommScope common stock price, and (ii) at an exercise price per share (rounded to the nearest whole cent) equal to (1) the exercise price per share of Andrew common stock of such option immediately prior to the effective time of the merger divided by (2) the option exchange ratio.

        Restricted stock units (including, to the extent applicable, performance stock units) granted under the stock plans of Andrew, at the effective time of the merger, will be assumed by CommScope and will be converted into the right to receive, upon vesting, (1) the number of whole shares of CommScope common stock equal to the product of (A) the number of shares of Andrew common stock underlying such restricted stock units (including performance stock units) multiplied by (B) the stock portion of the election merger consideration (if CommScope common stock is issued as part of the merger consideration), rounded down to the nearest whole number of shares of CommScope common stock and (2) that amount of cash equal to the product of (x) the number of shares of Andrew common stock underlying such restricted stock units (including performance stock units) multiplied by (y) the sum of the cash portion of the election merger consideration and the cash merger consideration. No fractional shares of CommScope common stock will be issued in the merger. Cash will be paid in lieu of fractional shares.

        Notwithstanding the foregoing, to the extent provided in the applicable stock plans of Andrew or the terms of any restricted stock unit (including any performance stock unit) award agreement evidencing an award, a restricted stock unit (including, to the extent applicable, a performance stock unit) of Andrew will vest upon a change of control (such as the merger) and will be cancelled as of the effective time of the merger in exchange for a cash payment in an amount equal to the product of (1) the number of shares of Andrew common stock underlying such restricted stock unit (including performance stock unit) immediately prior to the effective time of the merger multiplied by (2) $15.00.

        Any shares of Andrew common stock issued under the stock plans of Andrew with restrictions or limitations on transfer will be treated in accordance with the terms of the respective stock plans under which such shares were issued, and the shares of CommScope common stock issued in exchange for such shares of Andrew common stock will have the same restrictions and limitations, if any, as such shares of Andrew common stock at the effective time of the merger.

Treatment of Andrew Warrant and Andrew Notes

        At the effective time of the merger, the Andrew warrant will become exercisable for the merger consideration in accordance with its terms. The terms of the Andrew warrant specify that the Andrew warrant shall, after the merger, be exercisable into the kind and number of shares of stock or other securities or property of the corporation surviving such merger to which the holder of the number of shares of Andrew common stock deliverable (immediately prior to the time of such merger) upon exercise of the Andrew warrant would have been entitled upon such merger. Andrew is to provide the holder of the Andrew warrant with not less than 20 days written notice prior to the applicable record date or effective date of the occurrence of the merger (the notice shall set forth in detail all material facts and circumstances surrounding and relating to the merger).

        At the effective time of the merger, the Andrew notes will become convertible into the merger consideration in accordance with the terms of the indenture, dated August 8, 2003, between Andrew and BNY Midwest Trust Company (which we refer to as the Andrew indenture) that governs the Andrew notes. The Andrew indenture provides that Andrew and CommScope shall execute a supplemental indenture providing that each note shall be convertible into the kind and amount of consideration receivable upon the merger by a holder of a specified number of shares of Andrew common stock immediately prior to the merger. As a closing condition, CommScope and Andrew, together with the trustee under the Andrew indenture, shall have entered into a supplemental indenture to the Andrew indenture providing for modification of the conversion rights of the holders of Andrew notes. In addition, following the merger, CommScope will be required to offer to repurchase any Andrew notes not converted into the merger consideration in accordance with the terms of the Andrew indenture, at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest up to, but excluding, the date of such repurchase.

Exchange of Shares and Certificates

        Your right to receive the merger consideration will occur automatically at the effective time of the merger unless you perfect and exercise your appraisal rights.

        Promptly after the effective time of the merger, Mellon Investor Services, L.L.C. (or another institution reasonably satisfactory to Andrew and CommScope, which we refer to as the exchange agent) will mail to each holder of record of a stock certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of Andrew common stock (which we refer to as Andrew stock certificates), (1) a letter of transmittal and (2) instructions for use in effecting the surrender of such stock certificates in exchange for the merger consideration and any Pre-surrender CommScope Distributions.

        Please do not return Andrew stock certificates with the enclosed proxy card.

        Upon surrender of an Andrew stock certificate to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, you will be entitled to receive from the exchange agent the following:

  •
  the number of whole shares of CommScope common stock, if any, to which you are entitled in accordance with the merger agreement;

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  the cash portion, if any, of the election merger consideration, without interest, to which you are entitled in accordance with the merger agreement;

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  the cash merger consideration, without interest;

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  the cash payment in lieu of any fractional shares of CommScope common stock, if any, without interest; and

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  any Pre-surrender CommScope Distributions, without interest.

        If a transfer of shares of Andrew common stock is not registered in the transfer records of Andrew, the merger consideration for such shares and the Pre-surrender CommScope Distributions, if any, may be paid to a person other than the record holder of the surrendered Andrew stock certificate if:

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  the stock certificate is properly endorsed or otherwise is in proper form for transfer; and

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  the person requesting such payment either:

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  pays any transfer or other taxes required by reason of the issuance of CommScope common stock and the payment of cash to a person other than the registered holder of the surrendered certificate; or

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  establishes to the satisfaction of CommScope that such tax has been paid or is not applicable.

        At the effective time of the merger, the stock transfer books of Andrew shall be closed and there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Andrew common stock which were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, Andrew stock certificates are presented to the surviving corporation or the exchange agent for any reason, they will be canceled and exchanged as provided above.

        If your stock certificate has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration for the shares represented by that certificate and the Pre-surrender CommScope Distributions (if any), if you provide an affidavit certifying that such certificate has been lost, stolen or destroyed. However, CommScope may, in its reasonable discretion require you to deliver an agreement of indemnification in form reasonably satisfactory to CommScope, or a bond in such amount as CommScope may reasonably direct as indemnity, against any claim that may be made against CommScope or the exchange agent in respect of such stock certificate alleged to have been lost, stolen or destroyed.

        Six months after the effective time of the merger, any portion of the shares of CommScope common stock and cash deposited with the exchange agent (which we refer to as the exchange fund) that remains undistributed to the former stockholders of Andrew will be delivered to CommScope. After the expiration of the six-month period, each holder of a certificate representing shares of Andrew common stock may look only to CommScope for payment of his or her claim for the merger consideration and the Pre-surrender CommScope Distributions, if any.

        None of CommScope, DJRoss, the surviving corporation or the exchange agent will be liable to any person in respect of any shares of CommScope common stock (or dividends or distributions with respect to such shares) or cash from the exchange fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any shares of CommScope common stock, any cash or any dividends or distributions with respect to CommScope common stock issuable in respect of any Andrew stock certificate will become the property of the surviving corporation if such stock certificate is not surrendered prior to seven years after the effective time of the merger, or immediately prior to such earlier date on which such shares or cash payments would otherwise escheat to, or become the property of, any governmental entity.

Covenants Relating to Conduct of Business

        Each of Andrew and CommScope has undertaken certain covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the effective time of the merger.

Affirmative Covenants Relating to Conduct of Business

        Except as expressly required by, or provided for, in the merger agreement, or agreed to by the other party in writing, each of CommScope, Andrew and each of their respective subsidiaries is required to carry on its business in the ordinary course, consistent with past practice, maintain its existence in good standing under applicable law and use commercially reasonable efforts to (1) preserve intact its current business organization, (2) keep available the services of its current officers and key employees and (3) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations.

        Further, during the period from the date of the merger agreement to the effective time of the merger, Andrew and its subsidiaries are required to (1) maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are customary for companies of the size and financial condition of Andrew, and which are engaged in businesses similar to that of Andrew and its subsidiaries and (2) continue to timely file all reports and other documents that they are required to file with the SEC and pay all fees due and payable in connection with such filings, and furnish CommScope, if requested, with any work papers and other materials, including those prepared by Andrew's independent auditors, used in preparation of such filings.

Required Consent from CommScope

        Without the prior written consent of CommScope, and with certain exceptions and subject to certain conditions described in the merger agreement (which exceptions and conditions apply to certain but not all of the following items), neither Andrew nor any of its subsidiaries may take any of the following actions or authorize, commit or agree to take any of the following actions during the period from the date of the merger agreement and the effective time of the merger:

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  Declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock;

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  Split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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  Purchase, redeem or acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

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  Issue, grant, sell, deliver, pledge or otherwise encumber or subject to any lien, any shares of capital stock or other voting securities or any rights, warrants or options, warrants or convertible notes, to acquire such shares or securities, other than (1) the issuance of common stock or options upon the exercise of Andrew options or the Andrew warrant, or conversion of the Andrew notes, (2) the issuance by a wholly owned subsidiary of Andrew of capital stock to such subsidiary's parent company or (3) the issuance of common stock, options to purchase common stock or restricted stock units in the ordinary course of business to participants in employee stock purchase plans;

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  Amend its certificate of incorporation or by-laws;

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  Acquire, or agree to acquire, by merging or consolidating with, or by purchasing any equity interest or a security convertible into or exchangeable for any equity interest in or a portion of the assets of, any person or business that is not an affiliate of Andrew which are material to Andrew and its subsidiaries' business, other than acquisitions permitted by the merger agreement;

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  Sell, pledge, dispose of, transfer, lease, license or otherwise encumber any property or assets, except certain sales in the ordinary course of business consistent with past practice;

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  Make any loans, advances or capital contributions to, or investments in, any person or entity other than certain transactions permitted by the merger agreement;

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  Borrow money or issue any debt securities or assume, guarantee, endorse or become responsible for the debt obligations of any person or entity, other than in the ordinary course of business;

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  Draw on existing credit facilities, other than in the ordinary course of business;

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  Pay, discharge, settle or satisfy any material claim, action or proceeding, except settlements in the ordinary course of business or for which reserves have been established as of the date of the merger agreement;

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  Make any material tax election, except in the ordinary course of business;

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  Increase in any manner the compensation or fringe benefits of (or enter into any commitment to pay any pension or benefit to), or pay any bonus to, any of its officers, directors or employees, except pursuant to existing commitments;

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  Enter into any collective bargaining agreement;

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  Commit itself to, or enter into, any employment agreement with its chief executive officer, any executive who directly reports to its chief executive officer or any executive who reports to a direct report to its chief executive officer;

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  Adopt any new benefit, compensation stock option plan, or amend, supplement or accelerate any existing benefit, stock option or compensation plan, except pursuant to existing commitments or as required by applicable laws;

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  Change accounting methods, principles or practices unless required by U.S. generally accepted accounting principles or any applicable laws with the concurrence of its independent auditors;

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  Enter into, modify or amend in any material respect, or terminate, waive, release or assign any material benefit or claim under, any material joint venture, strategic partnership, alliance, license or sublicense or other material contract, except for certain transactions permitted by the merger agreement;

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  Enter into any material new line of business;

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  Subject itself to any material non-compete or other similar restriction on the conduct of its business that would be binding on its business following completion of the merger; or

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  Make or agree to make any new capital expenditures, other than certain expenditures set forth in the merger agreement.

Required Consent from Andrew

        Without the prior written consent of Andrew, neither CommScope nor any of its subsidiaries may take any of the following actions or authorize, commit or agree to take any of the following actions during the period from the date of the merger agreement and the effective time of the merger:

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  Amend its certificate of incorporation or by-laws that would reasonably be expected to be materially adverse to CommScope's stockholders; or

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  Acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest or any security convertible into or exchangeable for any equity interest in or a portion of the assets of, or by any other manner, any person, which acquisition, merger, consolidation or purchase would reasonably be expected to materially impede or delay the receipt of any approvals from any governmental entities contemplated by the merger agreement.

Solicitation

        Andrew has agreed that, except in certain circumstances as described below, Andrew and its subsidiaries will not, nor will it authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to, take any of the following actions:

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  Solicit, initiate, encourage (including by way of furnishing any information) or take any other action intended to facilitate, induce or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, a proposed "alternative transaction" (as defined below);

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  Participate in any discussions or negotiations regarding, or furnish any information with respect to, any possible or proposed alternative transaction;

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  Approve, endorse or recommend any alternative transaction; or

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  Enter into any letter of intent, agreement or commitment contemplating or otherwise relating to any possible or proposed alternative transaction.

        Andrew has agreed that it and its subsidiaries will, as of the date of the merger agreement, cease, and will cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to cease, any and all existing activities, discussions, or negotiations with any third parties conducted up to the date of the merger agreement with respect to any possible or proposed alternative transaction and will use its reasonable best efforts to enforce any confidentiality agreement relating to those possible or proposed alternative transactions.

        The merger agreement also provides that Andrew will, as promptly as practicable after the receipt of any alternative transaction proposal or any inquiry or request for information relating to any alternative transaction proposal, notify CommScope of the material terms and conditions of the alternative transaction proposal, request or inquiry and the identity of the person making the alternative transaction proposal, request or inquiry and will provide CommScope with a copy of all written materials provided by or to it in connection with any alternative transaction proposal, request or inquiry. Andrew also has agreed to notify CommScope of any meeting of the board of directors of Andrew at which any alternative transaction proposal is reasonably likely to be considered.

        An "alternative transaction" means any of the following transactions:

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  any transaction or series of related transactions with one or more third parties involving:

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  any purchase from Andrew or acquisition by any person or entity or group of more than 20% of the total outstanding voting securities of Andrew;

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  any tender offer or exchange offer that, if consummated, would result in any person, entity or group beneficially owning 20% or more of the total outstanding voting securities of Andrew;

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  any merger, consolidation or business combination or similar transaction involving Andrew, as a whole; or

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  any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of Andrew (including equity securities of any subsidiary of Andrew) on a consolidated basis; or

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  any liquidation or dissolution of Andrew.

        Notwithstanding anything to the contrary described above, the merger agreement allows Andrew, in response to an unsolicited, bona fide proposal for an alternative transaction that is determined in accordance with the merger agreement by Andrew's board of directors to be, or to be reasonably likely to lead to, a "superior proposal" (as defined below), to take the following actions (but only (1) if and to the extent (x) Andrew's board of directors has concluded in good faith, after receipt of advice of outside legal counsel, that failure to take such action is reasonably likely to result in a breach of its fiduciary obligations and (y) Andrew has given CommScope three business days' prior written notice of its intentions to furnish information or engage in negotiations and of the identity or the person, entity or group making such superior proposal and the material terms and conditions of such superior proposal and (2) if Andrew has not breached in any material respect the provisions in the merger agreement prohibiting solicitation of competing bids):

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  furnish its nonpublic information to a person proposing such superior proposal, provided that before furnishing nonpublic information to the person proposing the superior proposal, Andrew enters into a confidentiality agreement with the person proposing the superior proposal that is at least as restrictive as the confidentiality agreement entered into between Andrew and CommScope (except that such confidentiality agreement need not include a standstill); and Andrew provides a copy of any materials provided to the person making the superior proposal to CommScope; and

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  engage in negotiations with such person regarding such superior proposal, but in no event shall Andrew enter into any definitive agreement (other than a confidentiality agreement) to effect a superior proposal unless Andrew's board of directors approves such superior proposal and authorizes Andrew to enter into a binding written agreement with respect to such superior proposal and, in connection with the termination of the merger agreement and entering into the agreement reflecting the superior proposal, pays to CommScope the termination fee as further described below.

        A "superior proposal" means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination:

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  50% or more of the assets of Andrew on a consolidated basis; or

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  50% or more of the outstanding voting securities of Andrew and as a result of which the stockholders of Andrew immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; and

on terms that Andrew's board of directors has determined in good faith, after taking into account the advice of its outside legal counsel and its financial advisor and all of the terms and conditions of such proposal and the merger agreement (including any proposal by CommScope to amend the terms of the merger agreement), (1) to be more favorable to Andrew's stockholders (in their capacities as stockholders) than the terms of the merger agreement and (2) to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such proposed alternative transaction and the person proposing such alternative transaction, including, if the proposed alternative transaction involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.

        In response to the receipt of an unsolicited proposed alternative transaction that is determined to be a superior proposal, the board of directors of Andrew may withhold, withdraw, amend or modify its recommendation in favor of the merger agreement and, in the case of a tender or exchange offer made directly to Andrew stockholders, may recommend that Andrew stockholders accept the tender or exchange offer, which we refer to as a "change of recommendation," if Andrew's board of directors believes in good faith, after receipt of advice of outside legal counsel that, in light of the superior proposal, failure to change its recommendation is reasonably likely to result in a breach of its fiduciary obligations.

        Prior to announcing any change of recommendation, Andrew must:

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  Provide CommScope with three business days' prior written notice (1) expressly stating Andrew's intent to effect a change of recommendation and (2) describing any modifications to the material terms and conditions of the superior proposal and the identity of the person, entity or group making the superior proposal from the description contained in the notice previously provided to CommScope upon receipt of the superior proposal;

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  Make available to CommScope a copy of any materials made available to the person or entity proposing the superior proposal; and

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  During such three-business-day period, if requested by CommScope, engage in good faith negotiations to amend the merger agreement in such a manner that the alternative transaction proposal is no longer a superior proposal.

        In addition to the circumstances described above, Andrew's board of directors may effect a change of recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the approval and adoption of the merger agreement) if there shall have occurred and be continuing any other event, occurrence or circumstance as a result of which, in the good faith judgment of Andrew's board of directors, after consultation with outside counsel of Andrew, the failure to effect a change in recommendation would violate the fiduciary duties of Andrew's board of directors to Andrew's stockholders.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

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  Cooperation between Andrew and CommScope in the preparation of this proxy statement/prospectus;

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  Timeliness of holding Andrew's stockholders meeting to approve the merger agreement and the recommendation of the board of directors of Andrew with respect to approval to be sought at such meeting (subject to the provisions permitting the board of directors of Andrew to change its recommendation);

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  Confidentiality and access by each party to certain information about the other party;

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  Cooperation to obtain (and to keep each other apprised of the status of) all governmental approvals and other consents required to complete the merger;

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  Obtaining certain directors' and officers' liability insurance policies and providing certain indemnification provisions in the certificate of incorporation and by-laws of the surviving corporation in the merger;

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  Cooperation with respect to any public announcements regarding the merger;

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  Listing on the New York Stock Exchange of CommScope common stock issuable under the merger agreement and the CommScope common stock to be reserved for issuance under the Andrew stock plans, the Andrew warrant and the Andrew indenture;

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  Maintaining at least a comparable level of employee benefits for and recognizing the time of service for purposes of employee benefits for employees of Andrew continuing to be employed by CommScope following merger subject to certain exceptions provided in the merger agreement;

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  Assumption by CommScope of all employment, severance and other compensation agreements and arrangements of Andrew and any of its subsidiaries existing on the date of the merger agreement and any other such agreements entered into after the date of the merger agreement, prior to the effective time of the merger and in accordance with the merger agreement;

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  Maintaining each Andrew domestic benefit plan that is a welfare plan providing benefits to retirees and other current and future former employees of Andrew (and their respective spouses and dependents);

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  Notifying the other party to the merger of the occurrence of any event that would be reasonably likely to cause the failure of any of the conditions to the closing of the merger to be satisfied;

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  Responding to stockholder litigation; and

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  Arranging debt financing for the purpose of funding the transactions contemplated by the merger agreement. For further information, see the section entitled "Proposal No. 1—The Merger—Financing."

Expenses

        Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses. However, CommScope and Andrew will share equally the filing fees required in connection with the filing by the parties of the pre-merger notification and report forms relating to the merger under the HSR Act and any foreign antitrust or competition laws.

Divestitures in Connection with Antitrust and Competition Laws

        In the event any governmental entity acting pursuant to any antitrust, competition or other similar law requires, as a condition to granting any waiver or consent to the merger, the divestiture of, or limitation on, any businesses, assets or property of CommScope, Andrew or any of their respective subsidiaries, CommScope and Andrew shall divest, or place limits on, such business, assets or property, provided that such actions would not reasonably be expected to result in the loss of annualized revenue of CommScope and Andrew on a combined basis of more than $225 million.

Representations and Warranties

        The merger agreement contains representations and warranties made by each of CommScope and Andrew as to itself and its subsidiaries that expire at the effective time of the merger. Many of these representations or warranties do not extend to matters where the failure of the representation and warranty to be accurate would not have a material adverse effect on the party making the representation or warranty.

        Some of these representations and warranties are made by both parties (in the case of CommScope, jointly and severally with DJRoss) relating to:

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  Corporate existence, qualification to conduct business and corporate standing and power;

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  Ownership of subsidiaries and capital structure;

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  Corporate authority to enter into and perform under the merger agreement and enforceability of the merger agreement;

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  Board of directors approval and in the case of Andrew, stockholder approval;

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  Absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

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  Filings with the SEC and other governmental entities;

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  Accuracy of the information supplied for this proxy statement/prospectus;

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  Financial statements;

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  Absence of certain changes or events, including litigation;

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  Compliance with laws and regulations;

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  Inapplicability of anti-takeover statutes;

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  Payment of fees to finders or brokers in connection with the merger agreement; and

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  Ownership by CommScope or Andrew of the other party's common stock.

        In addition, the merger agreement contains representations and warranties made by Andrew relating to:

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  Labor and other employment matters and employee benefit plans;

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  Tax matters;

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  Absence of environmental liabilities;

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  Intellectual property matters;

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  Opinions of financial advisor;

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  Existence and enforceability of material contracts;

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  Internal control over financial reporting and disclosure controls over information filed with the SEC;

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  Absence of undisclosed interested party transactions; and

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  Real property matters.

        The merger agreement also contains representations and warranties made by CommScope and DJRoss jointly and severally relating to the Financing Commitments. For further information, see the section entitled "Proposal No. 1—The Merger—Financing."

Conditions to Completion of the Merger

        The obligations of CommScope and Andrew to complete the merger are subject to the satisfaction or waiver of certain conditions including:

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  The adoption of the merger agreement by Andrew stockholders;

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  The expiration or termination of the applicable waiting periods under antitrust or competition laws;

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  The receipt of all other governmental and regulatory consents, approvals and authorizations necessary to consummate the merger, unless failure to obtain those consents or approvals would not reasonably be expected to have a material adverse effect on CommScope (determined after giving effect to the merger);

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  The absence of any law, order or injunction prohibiting completion of the merger;

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  The absence of any action or proceeding by any governmental entity challenging or seeking to prevent or delay the merger;

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  If any CommScope common stock is included in the election merger consideration, the SEC having declared effective the registration statement on Form S-4 of such CommScope common stock (which we refer to as the CommScope registration statement), of which this proxy statement/prospectus forms a part;

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  If any CommScope common stock is included in the election merger consideration, the authorization for listing by the New York Stock Exchange of the CommScope common stock to be issued in the merger; and

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  The amendment or supplement of the Andrew indenture to cause the Andrew notes to be convertible into the merger consideration following the effective time of the merger.

        In addition, CommScope's obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  The representations and warranties of Andrew contained in the merger agreement (other than certain representations and warranties relating to fundamental matters such as capitalization and authority to enter into the merger agreement) being true when made and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all respects as of such date), unless the failure of such representations or warranties to be true (determined without regard to any materiality qualifiers) does not have, and would not be expected to have, a material adverse effect on Andrew;

  •
  The representations and warranties of Andrew contained in the merger agreement relating to fundamental matters, such as capitalization and authority to enter into the merger agreement, being true in all material respects when made and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all material respects as of such date);

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  Andrew having performed or complied, in all material respects, with all obligations required to be performed or complied with by it under the merger agreement;

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  Andrew and its subsidiaries not having suffered from any change or effect that would reasonably be expected to have a material adverse effect on Andrew; and

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  CommScope having received an officer's certificate from the chief executive officer and the chief financial officer of Andrew regarding the satisfaction of certain conditions to closing.

        Finally, Andrew's obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

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  The representations and warranties of CommScope contained in the merger agreement (other than certain representations and warranties relating to fundamental matters such as capitalization and authority to enter into the merger agreement) being true when made and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all respects as of such date), unless the failure of such representations and warranties to be true (determined without regard to any materiality qualifiers) does not have, and would not be expected to have, a material adverse effect on CommScope;

  •
  The representations and warranties of CommScope contained in the merger agreement relating to fundamental matters, such as capitalization and authority to enter into the merger agreement, being true in all material respects when made and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all material respects as of such date);

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  Each of CommScope and DJRoss having performed or complied, in all material respects, with all obligations required to be performed or complied with by it under the merger agreement; and

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  Andrew having received an officer's certificate from the chief executive officer and the chief financial officer of CommScope regarding the satisfaction of certain conditions to closing.

        For purposes of the merger agreement, a "material adverse effect" with respect to CommScope or Andrew, as the case may be, means any change, effect, event, occurrence or state of facts that has or has had a material adverse effect on (1) the business, results of operations (other than short-term effects on results of operations) or financial condition of such party and its subsidiaries, taken as a whole or (2) the ability of such party to consummate the transactions contemplated by the merger agreement in the manner contemplated thereby, other than (with respect to (1):

  •
  any change, after the date of the merger agreement, in U.S. generally accepted accounting principles or the accounting rules and regulations of the SEC;

  •
  any change in the market price or trading volume of CommScope common stock or Andrew common stock (it being understood that the underlying cause of such change in price or trading volume will not be excluded);

  •
  any change in the market price of copper or any short-term adverse effects to such party or its subsidiaries directly resulting from such change;

  •
  unless affecting such party to a materially disproportionate degree relative to other entities operating in the same markets or industries:

  •
  any change, effect, event, occurrence or state of facts exclusively relating to any acts of terrorism, sabotage, military action or war;

    •
    any change in or relating to the United States economy or United States financial, credit or securities markets in general; or

    •
    any change in or relating to the industry in which such party operates or the markets for any of such party's products or services in general; or

  •
  any change, effect, event, occurrence or state of facts arising directly or indirectly out of the execution, delivery, performance or disclosure of the merger agreement or the transactions contemplated by the merger agreement, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees.

Termination of Merger Agreement

Right to Terminate

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the stockholder approval has been obtained by Andrew (except as provided otherwise below), under the following circumstances:

  •
  By mutual written consent of Andrew and CommScope if their respective boards so determine.

  •
  By board authorized written notice of Andrew or CommScope for any of the following reasons:

  •
  If the merger has not been completed by December 31, 2007 (subject to an extension to March 31, 2008 under certain conditions relating to clearances by governmental entities), provided that such termination right will not be available to a party if such party's failure to fulfill in any material respect any of its obligations or satisfy any condition to be satisfied by it has caused or resulted in the failure of the merger to occur on or before December 31, 2007 (or March 31, 2008, if extended);

  •
  If a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action or inaction which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

  •
  If the stockholders of Andrew fail to adopt the merger agreement at the special meeting, provided, however, such termination right shall not be available to Andrew if (1) such failure to obtain such stockholder approval was caused by Andrew (through action or inaction) and (2) such action or inaction constitutes a breach of the merger agreement.

  •
  By CommScope or Andrew, respectively, if the other party breaches any of its representations or warranties in the merger agreement or if any of the other party's representations or warranties becomes untrue resulting in a condition of the merger not being satisfied, and the breach or inaccuracy is not curable or is not cured within 30 days of receipt of notice of such breach or inaccuracy.

  •
  By CommScope or Andrew, respectively, upon a failure to perform or comply with in all material respects, any covenant or agreement of Andrew or CommScope, respectively, in the merger agreement and such breach has not been or is incapable of being cured by Andrew or CommScope, respectively, within 30 calendar days of receipt of notice of such breach.

  •
  By CommScope, at any time prior to the adoption of the merger agreement by Andrew stockholders, if Andrew or its board of directors (or a committee thereof), for any reason shall have:

  •
  Failed to hold the Andrew stockholders meeting (1) within 75 days after the date on which the SEC declared the CommScope registration statement effective or (2) in the event Andrew adjourns or postpones the Andrew stockholders meeting in accordance with the terms of the merger agreement, within five business days after the date that is 75 days after the effective date of the CommScope registration statement;

    •
    Failed to include in this proxy statement/prospectus its recommendation that Andrew stockholders adopt the merger agreement and approve the merger;

    •
    Withdrawn, amended, modified or qualified its recommendation in favor of adoption of the merger agreement in a manner adverse to the interests of CommScope;

    •
    Failed to reconfirm such recommendation within five business days of receipt of a written request from CommScope to do so;

    •
    Approved or recommended any alternative transaction; or

    •
    Failed, within ten business days after any tender or exchange offer relating to Andrew common stock commenced by any third party is first published, sent or given, to have sent to Andrew's security holders a statement disclosing that Andrew's board of directors recommends rejection of such tender offer or exchange offer.

  •
  By Andrew, at any time prior to the adoption of the merger agreement by Andrew stockholders, if Andrew's board of directors approves a superior proposal and authorizes Andrew to enter into a binding written agreement with respect to that superior proposal and pays to CommScope the termination fee as described below.

        If terminated, the merger agreement will become void, and except for certain provisions (including provisions relating to the payment of terminations fees) that will survive the termination, neither party will have any liability to the other party under the merger agreement. However, nothing contained in the merger agreement, including any payment of a termination fee as described below, will relieve any party from liability for any willful breach of any representation, warranty, covenant or agreement of such party contained in the merger agreement.

Termination Fee

        Andrew will be obligated to pay a termination fee to CommScope equal to $75 million if:

  •
  CommScope or Andrew terminates the merger agreement because the merger has not been consummated by December 31, 2007 (subject to an extension to March 31, 2008 under certain circumstances) and (1) prior to such termination, a third party has made or publicly announced a proposal, offer or indication of interest relating to an "acquisition" (as defined below) with respect to Andrew and (2) within 12 months of such termination, Andrew consummates an acquisition.

  •
  CommScope or Andrew terminates the merger agreement because Andrew failed to obtain the approval of its stockholders of the adoption of the merger agreement and (1) prior to such termination, a third party has made or publicly announced a proposal, offer or indication of interest relating to an acquisition with respect to Andrew and (2) within 12 months of such termination, Andrew consummates an acquisition.

  •
  CommScope terminates the merger agreement because Andrew failed to comply in all material respects with a covenant or agreement of the merger agreement and Andrew has not or is incapable of curing such breach within 30 days following receipt of notice of such breach, and (1) prior to such termination, a third party has made or publicly announced a proposal, offer or indication of interest relating to an alternative transaction with respect to Andrew and (2) Andrew's breach is willful or intentional and intended to facilitate, assist or otherwise benefit an alternative transaction or the person making such alternative transaction. A breach of the non-solicitation covenant by Andrew will be considered willful, intentional and intended to facilitate, assist or otherwise benefit an alternative transaction. For further information, see the section entitled "The Merger Agreement—Covenants Relating to Conduct of Business—Solicitation."

  •
  (1) The board of directors of Andrew has effected a change of recommendation in accordance with the merger agreement, and (2) CommScope terminates the merger agreement at any time prior to the adoption of the merger agreement by Andrew stockholders because Andrew or its board of directors (or a committee thereof) have:

  •
  Failed to hold the Andrew stockholders meeting (A) within 75 days after the date on which the SEC declared the CommScope registration statement effective or (B) in the event Andrew adjourns or postpones the Andrew stockholders meeting in accordance with the terms of the merger agreement, within five business days after the date that is 75 days after the effective date of the CommScope registration statement;

  •
  Failed to include in this proxy statement/prospectus its recommendation that Andrew stockholders adopt the merger agreement and approve the merger;

  •
  Withdrawn, amended, modified or qualified its recommendation in favor of adoption of the merger agreement in a manner adverse to the interests of CommScope;

  •
  Failed to reconfirm such recommendation within five business days of receipt of a written request from CommScope to do so;

  •
  Approved or recommended any alternative transaction; or

  •
  Failed, within ten business days after any tender or exchange offer relating to Andrew common stock commenced by any third party is first published, sent or given, to have sent to Andrew's security holders a statement disclosing that Andrew's board of directors recommends rejection of such tender offer or exchange offer.

  •
  (1) The board of directors of Andrew has not effected a change of recommendation in accordance with the merger agreement, (2) (A) prior to such termination, a third party has made or publicly announced a proposal, offer or indication of interest relating to an acquisition with respect to Andrew and (B) within 12 months of such termination, Andrew consummates an acquisition and (3) CommScope terminates the merger agreement at any time prior to the adoption of the merger agreement by Andrew stockholders because Andrew or its board of directors (or a committee thereof) have:

  •
  Failed to hold the Andrew stockholders meeting (A) within 75 days after the date on which the SEC declared the CommScope registration statement effective or (B) in the event Andrew adjourns or postpones the Andrew stockholders meeting in accordance with the terms of the merger agreement, within five business days after the date that is 75 days after the effective date of the CommScope registration statement;

  •
  Failed to include in this proxy statement/prospectus its recommendation that Andrew stockholders adopt the merger agreement and approve the merger;

  •
  Withdrawn, amended, modified or qualified its recommendation in favor of adoption of the merger agreement in a manner adverse to the interests of CommScope;

  •
  Failed to reconfirm such recommendation within five business days of receipt of a written request from CommScope to do so;

  •
  Approved or recommended any alternative transaction; or

  •
  Failed, within ten business days after any tender or exchange offer relating to Andrew common stock commenced by any third party is first published, sent or given, to have sent to

      Andrew's security holders a statement disclosing that Andrew's board of directors recommends rejection of such tender offer or exchange offer.

  •
  Andrew terminates the merger agreement, at any time prior to the adoption of the merger agreement by Andrew stockholders, if Andrew's board of directors approves a superior proposal and authorizes Andrew to enter into a binding written agreement with respect to that superior proposal.

        An "acquisition" shall mean any of the following transactions:

  •
  any transaction or series of related transactions with one or more third parties involving:

  •
  any purchase from Andrew or acquisition by any person or entity or group of more than 50% of the total outstanding voting securities of Andrew;

  •
  any tender offer or exchange offer that, if consummated, would result in any person, entity or group beneficially owning 50% or more of the total outstanding voting securities of Andrew;

  •
  any merger, consolidation or business combination or similar transaction involving Andrew, as a whole; or

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of Andrew (including equity securities of any subsidiary of Andrew) on a consolidated basis; or

  •
  any liquidation or dissolution of Andrew.

Amendments, Extensions and Waivers

Amendment

        The merger agreement may be amended by the parties at any time before or after the approval by the Andrew stockholders of the merger agreement. However, following such approval, an amendment that changes the amount or form of consideration to be delivered to Andrew stockholders, or that by law or under the rules or regulations of Nasdaq otherwise requires stockholder approval, can only be effected with further approval of Andrew stockholders.

Extension; Waiver

        At any time prior to the effective time of the merger, any party may (1) extend the time for performance of any obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (3) with certain exceptions, waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

Andrew Charter and By-laws

        Upon the effective time of the merger, Andrew's certificate of incorporation will be amended and restated in its entirety to be identical to the certificate of incorporation of DJRoss in effect prior to the merger, except that the name shall be changed to "Andrew Corporation." Upon the effective time of the merger, Andrew's by-laws will be amended and restated in their entirety to be identical to the by-laws of DJRoss in effect prior to the merger.

PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

        If Andrew fails to receive a sufficient number of votes to approve Proposal No. 1, Andrew may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Andrew currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the special meeting, such approval requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the special meeting.

        THE ANDREW BOARD OF DIRECTORS RECOMMENDS THAT ANDREW'S STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of CommScope and Andrew. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared using the purchase method of accounting with CommScope treated as the acquirer and as if the acquisition had been completed on January 1, 2006 for purposes of the pro forma statements of operations and on June 30, 2007 for purposes of the pro forma balance sheet. Because Andrew's fiscal year ends September 30, the pro forma statement of operations for the fiscal year ended December 31, 2006 is based on Andrew's statement of operations for its fiscal year ended September 30, 2006; therefore Andrew's results of operations for the three months ended December 31, 2006 do not appear in either pro forma statement of operations.

        CommScope and Andrew have agreed to effect a strategic business combination in which Andrew and DJRoss, Inc., a wholly owned subsidiary of CommScope, will merge, with Andrew as the surviving corporation that will continue as a wholly owned subsidiary of CommScope. Under the merger agreement, Andrew shareholders will receive $15.00 per share, comprised of $13.50 in cash and an additional $1.50 in either cash or CommScope common stock or a combination thereof, at CommScope's option. Andrew's convertible notes will become convertible into the merger consideration. Upon completion of the merger, if CommScope elects to use CommScope common stock to pay the $1.50 of merger consideration, Andrew stockholders and noteholders will hold approximately 8% of the outstanding common shares of CommScope, assuming a CommScope common stock price of $47.17 per share (the October 31, 2007 closing price) and based on the number of shares of CommScope common stock outstanding as of October 31, 2007. The number of shares of CommScope common stock issued in connection with the merger will be lower if CommScope elects to pay the stub portion of the merger consideration only partially in CommScope common stock. If CommScope elects to pay the stub portion of the merger consideration entirely in cash, no shares of CommScope common stock would be issued in connection with the merger.

        As of the date of this joint proxy statement/prospectus, CommScope has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Andrew assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price, nor has CommScope identified the adjustments necessary, if any, to conform Andrew data to CommScope accounting policies. Andrew has not yet adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 and any adjustments that result from the implementation of this interpretation would impact the purchase price allocation. As indicated in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements, CommScope has made certain adjustments to the historical book values of the assets and liabilities of Andrew to reflect certain preliminary estimates of the fair values necessary to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the estimated purchase price over the historical net assets of Andrew, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results are expected to differ from these Unaudited Pro Forma Condensed Combined Financial Statements once CommScope has determined the final purchase price for Andrew, completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for Andrew. There can be no assurances that such finalization will not result in material changes.

        These Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of CommScope and Andrew incorporated by reference into this joint proxy statement/prospectus.

        The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

        The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Andrew acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2007
(In thousands)

	CommScope	Andrew	Adjustments		Combined
Assets
Cash and cash equivalents	$247,647	$118,934	$(259,241	)(A)	$107,340
Short-term investments	241,998	—	(241,998	)(A)	—

Total cash, cash equivalents and short-term investments	489,645	118,934	(501,239)		107,340
Accounts receivable, net	275,452	551,828			827,280
Inventories	179,946	389,073	34,627	(B)	603,646
Prepaid expenses and other current assets	12,884	73,279	6,050	(C)	92,213
Assets held for sale	—	8,824			8,824
Deferred income taxes	28,173	—	(10,610	)(L)	17,563

Total current assets	986,100	1,141,938	(471,172)		1,656,866
Property, plant and equipment, net	235,867	233,567	37,604	(D)	507,038
Goodwill	153,884	810,163	(810,163	)(E)	1,596,700
			1,442,816	(F)
Other intangibles, net	70,851	44,882	(44,882	)(E)	668,851
			598,000	(F)
Deferred income taxes	15,918	—	875	(O)	16,793
Other assets	22,652	54,082	(7,254	)(E)	104,480
			35,000	(G)

Total Assets	$1,485,272	$2,284,632	$780,824		$4,550,728

Liabilities and Stockholders' Equity
Accounts payable	$98,558	$268,984			$367,542
Other accrued liabilities	102,368	183,444	(13,582	)(H)	297,814
			25,584	(H)
Notes payable and current portion of long-term debt	16,800	99,645	(116,445	)(I)	13,500
			13,500	(J)

Total current liabilities	217,726	552,073	(90,943)		678,856
Long-term debt	250,000	251,348	(251,348	)(I)	2,561,500
			2,311,500	(J)
Deferred income taxes	—	—	205,854	(L)	205,854
Other noncurrent liabilities	120,820	44,711	34,359	(K)	199,890

Total Liabilities	588,546	848,132	2,209,422		3,646,100
Commitments and contingencies
Stockholders' Equity:
Preferred stock	—	—	—		—
Common stock	718	1,625	(1,625	)(M)	718
Additional paid-in capital	585,410	688,878	(688,878	)(M)	594,803
			9,393	(N)
Retained earnings	447,750	736,066	(736,066	)(M)	446,259
			(1,491	)(O)
Accumulated other comprehensive income	8,383	77,415	(77,415	)(M)	8,383
Treasury stock, at cost	(145,535)	(67,484)	67,484	(M)	(145,535)

Total Stockholders' Equity	896,726	1,436,500	(1,428,598)		904,628

Total Liabilities and Stockholders' Equity	$1,485,272	$2,284,632	$780,824		$4,550,728

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2007
(In thousands, except per share amounts)

	CommScope	Andrew	Adjustments		Combined
Net sales	$954,596	$1,048,490			$2,003,086

Operating costs and expenses:
Cost of sales	660,058	830,901	14,083	(P)	1,506,757
			1,715	(Q)
Selling, general and administrative	127,243	127,790	(10,014	)(R)	262,869
			17,457	(P)
			393	(Q)
Research and development	16,322	55,940	242	(Q)	72,504
Restructuring costs	898	2,751			3,649
Goodwill impairment	—	107,928	—	(S)	107,928

Total operating costs and expenses	804,521	1,125,310	23,876		1,953,707

Operating income (loss)	150,075	(76,820)	(23,876)		49,379
Other income (expense), net	(282)	145			(137)
Interest expense	(3,674)	(8,936)	8,936	(T)	(95,657)
			459	(T)
			(92,442	)(U)
Interest income	10,286	2,990	(11,045	)(V)	2,241

Income (loss) before income taxes	156,405	(82,621)	(117,958)		(44,174)
Income tax expense	(49,421)	(15,064)	43,645	(W)	(20,840)

Net income (loss)	$106,984	$(97,685)	$(74,314)		$(65,015)

Net income (loss) per share:
Basic	$1.76	$(0.63)			$(1.07)
Assuming dilution	$1.46	$(0.63)			$(1.07)
Weighted average shares outstanding:
Basic	60,817	156,055	(156,055)		60,817
Assuming dilution	74,207	156,055	(156,055)		60,817

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2006
(In thousands, except per share amounts)

	CommScope	Andrew	Adjustments		Combined
Net sales	$1,623,946	$2,146,093			$3,770,039

Operating costs and expenses:
Cost of sales	1,179,861	1,672,714	28,167	(P)	2,884,172
			3,430	(Q)
Selling, general and administrative	240,024	266,213	(19,011)	(R)	522,926
			34,914	(P)
			786	(Q)
Research and development	32,899	112,985	484	(Q)	146,368
Merger costs	—	13,476			13,476
Pension termination gain	—	(14,228)			(14,228)
Asset impairment	—	3,874			3,874
Restructuring costs	12,578	7,729			20,307

Total operating costs and expenses	1,465,362	2,062,763	48,770		3,576,895

Operating income	158,584	83,330	(48,770)		193,144
Other income (expense), net	1,324	(4,597)			(3,273)
Interest expense	(8,050)	(15,345)	15,345	(T)	(189,798)
			918	(T)
			(182,666)	(U)
Interest income	11,837	5,720	(17,006)	(V)	551

Income (loss) before income taxes and OFS BrightWave transaction	163,695	69,108	(232,180)		623
Income tax expense before income tax effects of OFS BrightWave transaction	(52,187)	(103,398)	85,906	(W)	(69,679)

Income (loss) before OFS BrightWave transaction	111,508	(34,290)	(146,273)		(69,055)
OFS BrightWave transaction:
Gain on OFS BrightWave note receivable, net of tax of $11,175	18,625	—	—		18,625

Net income (loss)	$130,133	$(34,290)	$(146,273)		$(50,430)

Net income (loss) per share:
Basic	$2.22	$(0.22)			$(0.86)
Assuming dilution	$1.84	$(0.22)			$(0.86)
Weighted average shares outstanding:
Basic	58,524	159,474	(159,474)		58,524
Assuming dilution	72,266	159,474	(159,474)		58,524

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

COMMSCOPE, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1: BUSINESS COMBINATION

        CommScope will account for the Andrew acquisition using the purchase method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that exist as of the date of the Andrew acquisition. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

        The Unaudited Pro Forma Combined Condensed Financial Statements presented herein reflect the merger consideration composed entirely of cash. An analysis is included in Note 4 of the impact on net income (loss) and net income (loss) per diluted share if CommScope chooses to use its common stock rather than cash to pay the entire stub portion ($1.50 per Andrew common share) of the merger consideration.

        The Unaudited Pro Forma Combined Condensed Statements of Operations also include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization on the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the acquisition, decreased interest income related to the expected use of cash, cash equivalents and short-term investments to complete the acquisition, amortization of deferred financing fees incurred in connection with the additional debt and the tax impact of these pro forma adjustments.

        The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect certain adjustments that are expected to result from the acquisition because they are considered to be of a non-recurring nature. These include the cost of goods sold adjustment that is expected to result from the write-up of the acquired inventory to its estimated fair market value and the reduction of the deferred revenue balance to the expected cost to provide the contracted services.

        CommScope expects to realize synergies following the acquisition that are not reflected in the pro forma adjustments. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization. CommScope expects to incur restructuring costs in conjunction with the integration of Andrew. The amount and timing of any such costs are not currently estimable and, accordingly, no adjustment for restructuring costs resulting from the integration of CommScope and Andrew has been reflected in the pro forma adjustments. Restructuring costs recognized after the acquisition could be material to CommScope's financial position and results of operations.

NOTE 2: PURCHASE PRICE

        The following is a preliminary estimate of the purchase price for Andrew as of June 30, 2007 (in millions, except per share amounts):

Shares of Andrew common stock outstanding on a fully diluted basis(a)	176.6
Cash paid per share	$15.00

Total cash consideration	$2,648.5
Estimated transaction costs	15.0
Estimated fair value of CommScope stock options to be granted in exchange for Andrew stock options	9.4

Total purchase price	$2,672.9

(a)
Includes 17.5 million shares related to the assumed conversion of Andrew's outstanding $240.0 million of 3.25% convertible subordinated notes and 3.0 million shares related to Andrew's in-the-money stock options and restricted stock units.

        For purposes of computing the purchase price, no value was ascribed to the Andrew warrant, which expires on January 16, 2008, because the $17.70 per share exercise price exceeds the $15.00 per share merger consideration. The estimated transaction costs include estimated direct acquisition costs to be incurred by CommScope to complete the merger. As Andrew stock options with exercise prices that exceed the per share merger consideration will be exchanged for CommScope stock options, the fair value of those options was estimated using the Black-Scholes valuation model and included in the purchase price.

        For purposes of preparing the Unaudited Pro Forma Combined Condensed Financial Statements, the above estimated purchase price has been allocated based on the estimated fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values at the completion of the Andrew acquisition and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of Andrew's assets and liabilities, changes in market prices for certain raw materials and changes in interest rates prior to the completion of the Andrew acquisition. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by CommScope and Andrew. Allocation of an increased portion of the purchase price to inventory, property, plant and equipment or any identifiable intangible asset with a finite life will reduce the amount of the purchase price allocated to goodwill in the Unaudited Combined Condensed Financial Statements and may result in increased depreciation and/or amortization expense, which could be material.

PURCHASE PRICE ALLOCATION

Book value of net assets acquired(b)	$1,676.5
Less: Write-off of Andrew's existing deferred financing fees, intangible assets and goodwill	(859.8)
Establish a liability for estimated transaction costs to be incurred by Andrew, including change in control payments to certain Andrew executives	(25.6)

Adjusted book value of assets acquired	791.1
Allocation of purchase price over adjusted book value:
Increase inventory to estimated fair value	34.6
Increase prepaid expenses and other current assets for the value of favorable copper contracts	6.1
Increase property, plant and equipment to estimated fair value	37.6
Decrease other accrued liabilities to reduce deferred revenue to estimated fair value	13.6
Increase in other noncurrent liabilities related to pension and other postretirement benefits	(34.4)
Identifiable intangible assets at estimated fair value	598.0
Increase in deferred tax liabilities	(216.5)
Goodwill	1,442.8

Total purchase price	$2,672.9

(b)
Represents Andrew reported shareholders' equity as of June 30, 2007 of $1,436.5 million plus the assumed conversion of Andrew's $240.0 million 3.25% convertible subordinated notes.

NOTE 3: PRO FORMA ADJUSTMENTS

        The following pro forma adjustments are based on preliminary estimates of the purchase price and fair values of the assets acquired and liabilities assumed. The final adjustments are expected to be different from these estimates and the difference may be material.

(A)
Reflects the use of existing cash, cash equivalents and short-term investments of the combined entity to fund a portion of the acquisition. The amount of cash available to fund the acquisition at the closing of the transaction will depend on operating results, working capital needs prior to the closing and capital expenditures, among other factors.

(B)
Reflects Andrew's inventory on its consolidated balance sheet at fair market value. For purposes of the pro forma balance sheet as of June 30, 2007, CommScope estimated the fair market value of Andrew's inventory based on Andrew's historical gross margin percentages and costs associated with selling activities. The actual adjustment recorded to reflect the estimated fair market value of Andrew's inventory as of the acquisition date may be materially different from the pro forma adjustment.

(C)
Reflects an adjustment to reflect the estimated fair value of favorable copper purchase commitments as of June 30, 2007. The actual adjustment will depend on the outstanding contracts at the date of the closing and the market price for copper.

(D)
Reflects an adjustment of the net book value of Andrew's property, plant and equipment to its estimated fair value as of June 30, 2007. CommScope's adjustment is based on the extrapolation of a recent appraisal of a portion of Andrew's property, plant and equipment to all of Andrew's property, plant and equipment. The final adjustment to Andrew's property, plant and equipment as of the acquisition date will be developed with the assistance of independent third party appraisers.

(E)
Reflects the adjustments to eliminate the goodwill, other intangible assets (net of accumulated amortization) and deferred financing costs on Andrew's consolidated balance sheet as of June 30, 2007. The deferred financing costs on CommScope's consolidated balance sheet ($2.4 million) are eliminated in conjunction with the termination of CommScope's senior secured credit facility expected as a result of entering into a new credit facility in conjunction with the acquisition.

(F)
Reflects the goodwill and identifiable intangible assets estimated as of June 30, 2007. CommScope estimated the fair value of the identifiable intangible assets by reference to what are believed to be acquisitions of comparable equipment manufacturers and basing the valuations on a selected percentage of the net investment from the reference transactions. The identifiable intangible assets and their useful lives are estimated as follows (dollars in millions):

Identifiable Intangible Asset	Estimated Value	Estimated Useful Life
Patents	$338	12 years
Customer contracts and relationships	182	7 years
Trademarks	52	10 years
Other	26	7 years

  The final determination of identifiable intangible assets and their expected useful lives is expected to be based on valuations performed by independent third party appraisers. The valuations may identify additional intangible assets, which may include in-process research and development which would be written off at the closing of the acquisition, or assets such as trademarks that are determined to have an indefinite life. The identifiable intangible assets determined as of the acquisition date and their values and useful lives are expected to differ from these pro forma estimates and such differences may be material.

(G)
Reflects the estimated deferred financing costs expected to be recognized by CommScope in conjunction with the senior secured credit facilities expected to be put in place to finance the acquisition.

(H)
Reflects a $13.6 million reduction of deferred revenue to the estimated value to provide the contracted services and the establishment of a $25.6 million liability related to estimated transaction costs to be incurred by Andrew and change in control payments to certain Andrew executives.

(I)
Reflects the anticipated conversion of Andrew's 3.25% convertible notes ($240.0 million) and the projected repayment of CommScope's senior secured credit facility ($16.8 million) and Andrew's remaining debt balance ($111.0 million).

(J)
Reflects the current and long-term portion of the debt assumed to be incurred to finance the acquisition. The current portion reflects an annual one percent required repayment of the $1.35 billion seven-year senior secured term loan. The calculation of total pro forma debt assumes 176.6 million shares of Andrew common stock outstanding, on a fully diluted basis, at $15.00 per share, $15.0 million of estimated transaction costs (see Note 2), $111.0 million and $16.8 million to repay existing Andrew debt and CommScope debt, respectively (see (I)), and $35.0 million of estimated financing costs for a total cash requirement of $2,826.2 million, less $501.2 million of cash, cash equivalents and short-term investments used to fund the acquisition. If CommScope chooses to use CommScope common stock to pay the stub portion of the merger consideration rather than cash, the pro forma total debt balance would be reduced by $265.2 million to $2,059.9 million.

(K)
Reflects the increase to Andrew's pension and post-retirement benefit obligations based on the estimated fair value of plan assets and liabilities as of September 30, 2006, the date of the most recent actuarial valuation.

(L)
Reflects the current and noncurrent deferred tax impacts, assuming a marginal combined state and federal tax rate of 37%, of the pro forma adjustments related to the acquired assets and liabilities, other than the non-deductible goodwill. The current portion relates to the inventory, prepaid and other current assets and accrued liabilities adjustments. The noncurrent portion relates to the property, plant and equipment, other intangibles and other noncurrent liabilities adjustments. No adjustment has been made to revise the valuation allowance recorded by Andrew for net operating loss carryforwards and other temporary differences for which Andrew did not consider it more likely than not that they would be realized. Realization of tax benefits that have been included in the valuation allowance will result in a reduction of goodwill.

(M)
Reflects the elimination of the separate components of Andrew's shareholders' equity ($1,436.5 million).

(N)
Reflects the estimated fair value (based on a Black-Scholes valuation) of the CommScope stock options granted as a result of the conversion of out-of-the-money Andrew stock options.

(O)
Reflects the impact and the related tax effect of writing off the remaining balance of CommScope's deferred financing fees associated with its existing senior secured credit facility that is expected to be replaced with a new credit facility in conjunction with the acquisition.

(P)
Reflects the estimated amortization of the identifiable intangible assets, based on the preliminary valuation and estimated useful lives as per (F) above.

(Q)
Reflects the estimated additional depreciation as a result of increasing the value of Andrew's property, plant and equipment to estimated fair value. The adjustment assumes an 8-year average life for the assets that were revalued. The allocation among income statement line items is based on Andrew's current classification of depreciation expense.

(R)
To reflect the reversal of the amortization of identifiable intangible assets as previously recorded by Andrew that are eliminated per (E) above.

(S)
No adjustment has been recorded to reverse the goodwill impairment charge recorded by Andrew during the six months ended June 30, 2007.

(T)
Represents the reversal of all of the interest expense recognized by Andrew and the portion of interest expense recognized by CommScope that relates to the senior secured credit facility. This debt is assumed to be repaid (or converted in the case of Andrew's 3.25% convertible notes) in conjunction with the merger.

(U)
Represents the estimate of interest expense (including amortization of deferred financing fees), associated with the debt assumed to be incurred to fund the acquisition as per (J) above, using the average LIBOR rate for the respective period, increased by 250 basis points for the $1.35 billion seven-year senior secured term loan and 225 basis points for both the $750 million six-year senior secured term loan and the $400 million revolving credit facility, the maximum amounts per the terms of the debt commitments. The effect of a 12.5 basis point increase in interest rates would be a $1.5 million increase in pre-tax interest expense for the six months ended June 30, 2007 and $3.0 million for the year ended December 31, 2006.

(V)
Reflects the reversal of interest income recognized by CommScope and Andrew related to the cash assumed to be used to fund the acquisition as per (A) above.

(W)
Reflects the income tax impact of the pro forma adjustments at CommScope's combined federal and state estimated marginal income tax rate of 37%.

NOTE 4: USE OF COMMSCOPE COMMON STOCK TO PAY STUB PORTION OF MERGER CONSIDERATION

        At CommScope's option, CommScope may pay up to $1.50 per Andrew share of the purchase price with its common stock, which would decrease, by up to $1.50 per share, the amount of cash to be included in the merger consideration and increase CommScope's common stock outstanding by an amount equal to the cash consideration foregone divided by the value of the shares. Per the merger agreement, the value per share is to be determined based on the volume weighted average closing price of a share of CommScope common stock over the ten trading day period ending two trading days prior to the day on which the merger becomes effective. If CommScope were to utilize common stock to pay the entire stub portion of the merger consideration, the effect would be a $265.2 million decrease in borrowings under CommScope's credit facility and an equivalent increase in equity. This would cause a decrease in interest expense. The table below summarizes the impact on pro forma net income (loss) and pro forma net income (loss) per share, assuming dilution, for the year ended December 31, 2006 and the six months ended June 30, 2007, with a sensitivity analysis providing for a 20% increase or decrease in the price per share of CommScope common stock, if CommScope were to decrease the amount of cash paid per share by $1.50, based on a $47.17 price per share of CommScope common stock (the closing price on October 31, 2007).

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Pro forma net income (loss)	$(50,430)	$(65,015)
Add: Decrease in interest expense, net of tax	12,360	6,289

Adjusted pro forma net income (loss)	(38,070)	(58,726)

Adjusted pro forma net income (loss) per share, assuming CommScope stock price of $37.74 per share	$(0.58)	$(0.87)
Adjusted pro forma net income (loss) per share, assuming CommScope stock price of $47.17 per share	$(0.59)	$(0.89)
Adjusted pro forma net income (loss) per share, assuming CommScope stock price of $56.60 per share	$(0.60)	$(0.90)

COMPARISON OF RIGHTS OF STOCKHOLDERS OF
COMMSCOPE AND STOCKHOLDERS OF ANDREW

        The rights of Andrew stockholders are governed by Andrew's restated certificate of incorporation, by-laws, as amended, and the DGCL. The rights of CommScope's stockholders are governed by CommScope's amended and restated certificate of incorporation, amended and restated by-laws, and the DGCL. CommScope's common stock is quoted on the New York Stock Exchange under the symbol "CTV". When the merger is complete, Andrew's stockholders may become stockholders of CommScope. As a result, the rights and obligations of the former Andrew stockholders will be governed by CommScope's articles of incorporation and by-laws, as well as by the DGCL.

        This section describes certain differences between the rights of holders of Andrew common stock and the rights of holders of CommScope common stock. However, this is only a summary of material provisions and is not intended to be a complete discussion of the respective rights of Andrew and CommScope stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Andrew and CommScope that we refer to in this summary. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Andrew and being a stockholder of CommScope.

COMMSCOPE	ANDREW

Stockholder Meetings

Delaware law and the CommScope by-laws require that stockholders be provided prior written or printed notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders. CommScope's by-laws do not require any additional notice period beyond what is required under Delaware law prior to a meeting in the case of a proposal for merger or consolidation or sale, lease or exchange of all or substantially all of the property and assets of CommScope.	Delaware law and the Andrew by-laws require that stockholders be provided prior written or printed notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders, or no more than 60 days nor less than 20 days prior to a meeting in the case of a proposal for merger or consolidation or sale, lease or exchange of all or substantially all of the property and assets of Andrew.

Right to Call Special Meetings

Under Delaware law, a special meeting of the stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or the by-laws. The CommScope by-laws authorize special meetings of the stockholders to be called by the board of directors, the Chairman of the board of directors, or the president of CommScope and shall be called by the secretary of CommScope upon the request in writing of a stockholder or stockholders holding at least a majority of the voting power of the issued and outstanding shares of capital stock of CommScope entitled to vote at such meeting.	Under Delaware law, a special meeting of the stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or the by-laws. The Andrew certificate of incorporation and by-laws authorize special meetings of the stockholders to be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

COMMSCOPE	ANDREW

Actions by Written Consent of Stockholders

Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act by written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. The CommScope certificate of incorporation and by-laws do not limit the ability of CommScope stockholders to act pursuant to written consent of the stockholders as authorized by Delaware Law.	Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act by written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. However, the Andrew certificate of incorporation provides that any action required or permitted to be taken by the Andrew stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders.
Rights of Dissenting Stockholders

Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations in which the corporation is a constituent corporation, or if such rights are otherwise provided in the corporation's certificate of incorporation. Appraisal rights are not available under Delaware law, however, if the corporation's stock is (i) listed on a national securities exchange or designated on the Nasdaq Global Market, or (ii) held of record by more than 2,000 stockholders; provided, that if the merger or consolidation requires stockholders to exchange their stock for anything other than: (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on national securities exchange; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares, then appraisal rights will be available. The CommScope certificate does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the DGCL in order to maintain such rights and obtain such payment.	Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations in which the corporation is a constituent corporation, or if such rights are otherwise provided in the corporation's certificate of incorporation. Appraisal rights are not available under Delaware law, however, if the corporation's stock is (i) listed on a national securities exchange or designated on the Nasdaq Global Market, or (ii) held of record by more than 2,000 stockholders; provided, that if the merger or consolidation requires stockholders to exchange their stock for anything other than: (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on national securities exchange; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares, then appraisal rights will be available. The Andrew certificate does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the DGCL in order to maintain such rights and obtain such payment.

COMMSCOPE	ANDREW

Board of Directors

Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the by-laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The CommScope certificate of incorporation provides that the board consists of not less than three directors. The terms of the directors of CommScope are staggered with each director holding office for three years. The CommScope certificate of incorporation states that, subject to the rights of holders of preferred stock, any director or the entire board of directors may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote generally in an election of directors.	Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the by-laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The Andrew certificate of incorporation provides that the board consists of not less than six and not more than thirteen directors, with each director holding office until the next annual meeting of stockholders after his election or until his successor is elected and qualified or until his earlier resignation or removal. Except in the case of a classified board, Delaware law, the Andrew certificate of incorporation and Andrew by-laws state that any director, or the entire board of directors, may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote generally in an election of directors. Andrew's by-laws specify that the affirmative vote of a majority of shares present at the annual meeting is required to elect each director.
Filling Vacancies on the Board of Directors

CommScope's certificate of incorporation specifies that subject to the rights of holders of preferred stock, vacancies on the board of directors shall be filled only by a majority of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.	Delaware law and the Andrew certificate of incorporation and by-laws provides that vacancies may be filled by a majority of the directors then in office, even if less than a quorum is then in office, or by a sole remaining director, and directors so chosen shall hold office until the next annual meeting of stockholders. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

COMMSCOPE	ANDREW

Amendments to By-laws and Articles

Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval, or a class vote, is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The CommScope certificate of incorporation expressly authorizes the board of directors to make, alter, amend, or repeal the by-laws of CommScope. The by-laws of CommScope may also be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the voting power of all the issued and outstanding shares of capital stock of CommScope entitled to vote on such a measure.	Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval, or a class vote, is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Andrew certificate expressly authorizes the board of directors to make, alter, amend, or repeal the by-laws of Andrew except so far as the by-laws adopted by the stockholders otherwise provide.

COMMSCOPE	ANDREW

Indemnification of Directors, Officers and Employees

Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, by-laws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, the CommScope certificate of incorporation and by-laws provide that CommScope shall indemnify its officers and directors to the fullest extent permitted under Delaware law. In addition, CommScope has entered into indemnification agreements with each of its executive officers and directors.	Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, by-laws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, the Andrew certificate of incorporation provides that Andrew shall indemnify its officers and directors to the fullest extent permitted under Delaware law. In addition, Andrew has entered into indemnification agreements with each of its executive officers and directors.
Liabilities of Directors

Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. The CommScope certificate of incorporation provides that, to the fullest extent permitted under Delaware law, a CommScope director shall not be personally liable to CommScope or its stockholders for damages for any breach of fiduciary duty as a director.	Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. The Andrew certificate provides that a director shall not be personally liable to Andrew or its stockholders for monetary damages for a breach of fiduciary duty as a director, unless the liability relates to:

•	a breach of the director's duty of loyalty to Andrew or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	liability for unlawful payment of dividend or unlawful stock purchase or redemption; or
•	transactions where the director gained an improper personal benefit.

COMMSCOPE	ANDREW

Stockholder Approval of Merger

In order to effect a merger under Delaware law, a corporation's board of directors must approve and adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote. CommScope's certificate of incorporation does not discuss stockholder approval of a merger.
In order to effect a merger under Delaware law, a corporation's board of directors must approve and adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote. Andrew's certificate of incorporation does not discuss stockholder approval of a merger.
Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:
Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:
•
either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;	•
either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;

COMMSCOPE		ANDREW

•
	upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;	•
upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;
•
	the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;	•
the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;
•
	the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;	•
the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;
•
	the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;	•
the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;
•
	the stockholder acquired the 15% interest when these restrictions did not apply; or which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered; or	•
the stockholder acquired the 15% interest when these restrictions did not apply; or which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered; or
•	the corporation has opted out of this provision. CommScope has not expressly opted out of this provision in its certificate of incorporation.	•	the corporation has opted out of this provision. Andrew has not expressly opted out of this provision in its certificate of incorporation.

COMMSCOPE	ANDREW

Preemptive Rights

Unless the certificate of incorporation provides otherwise, under Delaware law, stockholders of a corporation have no preemptive rights. CommScope's certificate of incorporation does not provide for preemptive rights.	Unless the certificate of incorporation provides otherwise, under Delaware law, stockholders of a corporation have no preemptive rights. Andrew's certificate of incorporation does not provide for preemptive rights.

Advance Notice Requirements of Stockholder Proposals

For a stockholder proposal, including a proposal for a nomination of a director, to be properly made at an annual meeting, CommScope's by-laws require that the stockholder give timely notice in writing. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal business offices of CommScope not less than 60 days and not more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurred first.	For a stockholder proposal, including a proposal for a nomination of a director, to be properly made at an annual meeting, Andrew's by-laws require that the stockholder give timely notice in writing. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal business offices of Andrew at least 90 days in advance of the anniversary of the prior year's annual meeting with respect to business to be transacted or an election to be held at an annual meeting of the stockholders, or within 10 days following the notice of a special meeting.

Inspection of Corporate Documents

Under Delaware law, a stockholder's right to inspect the corporate books is fixed by statute. Section 220(b) of the DGCL provides that any stockholder, in person or by attorney or other agent, shall, upon written demand, have the right to inspect the corporation's stock ledger, a list of its stockholders, and its other books and records. CommScope's by-laws do not modify the Delaware provisions.	Under Delaware law, a stockholder's right to inspect the corporate books is fixed by statute. Section 220(b) of the DGCL provides that any stockholder, in person or by attorney or other agent, shall, upon written demand, have the right to inspect the corporation's stock ledger, a list of its stockholders, and its other books and records. Andrew's by-laws do not modify the Delaware provisions.

Classes of Stock

The authorized capital stock of CommScope consists of 300,000,000 shares of common stock, par value $.01 per share and 20,000,000 shares of preferred stock, par value $.01 per share.	The authorized capital stock of Andrew consists of 400,000,000 shares of common stock, par value $.01 and 1,000,000 shares of Series A 7.75% convertible preferred stock, no par value.

LEGAL MATTERS

        The validity of the CommScope common stock to be issued in the merger has been passed upon for CommScope by Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to CommScope.

EXPERTS

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference in this registration statement from the CommScope, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" and Statement of Financial Accounting Standards No. 158, "Accounting for Defined Benefit Pension and Other Postretirement Plans," (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and schedule of Andrew Corporation appearing in Andrew Corporation's Annual Report on Form 10-K for the year ended September 30, 2006, and Andrew Corporation management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in this proxy statement/prospectus. Andrew's financial statements and schedule and management's assessment are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing.

FUTURE ANDREW STOCKHOLDER PROPOSALS

        Andrew will hold a 2008 annual meeting of stockholders only if the merger is not completed. Any proposal of a stockholder of Andrew that is intended to be presented by such stockholder at Andrew's 2008 annual meeting of stockholders (if it is held) must be received by Andrew no later than August 31, 2007, in order for such proposal to be considered for inclusion in Andrew's proxy statement and form of proxy relating to such meeting.

WHERE YOU CAN FIND MORE INFORMATION

        CommScope and Andrew each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CommScope's and Andrew's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning CommScope also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Andrew also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

        CommScope has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of CommScope common stock to be issued to Andrew stockholders in the merger.

This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CommScope and a proxy statement of Andrew for the special meeting.

        As allowed by SEC rules, this proxy statement/prospectus, including the attached annexes, does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

        The SEC allows CommScope and Andrew to incorporate information into this proxy statement/prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents that CommScope and Andrew have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

CommScope Filings (File No. 001-12929):

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

  •
  Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2007 and for the fiscal quarter ended June 30, 2007.

  •
  Current Reports on Form 8-K filed with the SEC on February 23, 2007 (relating to Item 5.02), February 28, 2007, March 19, 2007, March 22, 2007, May 1, 2007, June 27, 2007 (other than the information furnished under Item 7.01 and the press release attached as exhibit 99.2) and August 16, 2007.

  •
  The description of CommScope common stock included in CommScope's Registration Statement on Form 8-A, dated April 24, 1997, filed with the SEC, including any amendment or reports filed for the purpose of updating such description.

Andrew Filings (File No. 001-14617):

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

  •
  Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2006, for the fiscal quarter ended March 31, 2007 and for the fiscal quarter ended June 30, 2007.

  •
  Current Reports on Form 8-K filed with the SEC on October 19, 2006, November 6, 2006, February 9, 2007, May 16, 2007, June 6, 2007, June 27, 2007, July 17, 2007, July 18, 2007, July 31, 2007 (SEC Accession No. 00011193125-07-166356), July 31, 2007 (SEC Accession No. 0001104659-07-057243) (other than the information furnished under Item 2.01 and the press release attached as exhibit 99.1), August 16, 2007, September 18, 2007 (as amended by the Current Report on Form 8-K/A filed with the SEC on September 19, 2007), October 24, 2007, and October 31, 2007 (other than the information furnished under Item 2.02 and the press release attached as exhibit 99.1).

        CommScope and Andrew also hereby incorporate by reference all additional documents that CommScope or Andrew may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        CommScope has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to CommScope or DJRoss, Inc. and Andrew has supplied all information relating to Andrew.

        If you are a stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the SEC or the SEC's Internet web site described above. Documents incorporated by reference in this proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

CommScope, Inc.
Attn: Investor Relations
1100 CommScope Place, S.E.
P.O. Box 339
Hickory, North Carolina 28602
Telephone: (828) 324-2200
E-mail: investor.relations@CommScope.com

Andrew Corporation
Attn: Investor Relations
3 Westbrook Corporate Center
Suite 900
Westchester, Illinois 60154
Telephone: (800) 232-6767
E-mail: investor.relations@andrew.com

Or

Morrow & Co., Inc.
470 West Avenue
Stamford, Connecticut 06902
Call Toll-Free (800) 607-0088
E-mail: Andrew.info@morrowco.com

        If you would like to request documents, please do so by December 3, 2007, which is five days before the special meeting, to receive them before the special meeting. If you request any information that is incorporated by reference into this proxy statement/prospectus, the appropriate company will respond to your request within one business day of receipt of your request, the requested documents by first class mail, or other equally prompt means.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 5, 2007. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Andrew stockholders nor the issuance of shares of CommScope common stock in the merger shall create any implication to the contrary.

        CommScope, the CommScope logos and all other CommScope product and service names are registered trademarks or trademarks of CommScope, Inc. in the United States and in other select countries. Andrew, the Andrew logos and all other Andrew product and service names are registered trademarks or trademarks of Andrew Corporation in the United States and in other select countries. "®" and "tm" indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMMSCOPE, INC.,

DJROSS, INC.

AND

ANDREW CORPORATION

DATED AS OF JUNE 26, 2007

A-i

Article V	Covenants Relating to Conduct of Business	A-30
5.1	Conduct of Business	A-30
5.2	Solicitation	A-34
5.3	Board of Directors Recommendation	A-36
5.4	Control of Other Party's Business	A-37
Article VI	Additional Agreements	A-37
6.1	Preparation of SEC Documents; Stockholders' Meeting	A-37
6.2	Access to Information; Confidentiality	A-39
6.3	Commercially Reasonable Efforts	A-40
6.4	Indemnification and Insurance	A-41
6.5	Fees and Expenses	A-42
6.6	Announcements	A-42
6.7	Listing	A-43
6.8	Conveyance Taxes	A-43
6.9	Employee Benefits	A-43
6.10	Consents of Accountants	A-44
6.11	Financing	A-45
6.12	Affiliate Legends	A-46
6.13	Notification of Certain Matters	A-46
6.14	Section 16 Matters	A-46
6.15	State Takeover Laws	A-47
6.16	Reservation of Parent Common Stock	A-47
6.17	Further Assurances	A-47
6.18	Stockholder Litigation	A-47
Article VII	Conditions Precedent	A-48
7.1	Conditions to Each Party's Obligation to Effect The Merger	A-48
7.2	Conditions to Obligations of Parent and Merger Sub	A-49
7.3	Conditions to Obligations of Andrew	A-49
Article VIII	Termination, Amendment and Waiver	A-50
8.1	Termination	A-50
8.2	Effect of Termination	A-51
8.3	Payments	A-51
8.4	Amendment	A-53
8.5	Extension; Waiver	A-53
Article IX	General Provisions	A-53
9.1	Nonsurvival of Representations and Warranties	A-53
9.2	Notices	A-53
9.3	Interpretation	A-54
9.4	Knowledge	A-54
9.5	Disclosure Letters	A-54
9.6	Counterparts	A-55
9.7	Entire Agreement; No Third-Party Beneficiaries	A-55
9.8	Governing Law	A-55
9.9	Assignment	A-55
9.10	Consent to Jurisdiction	A-55
9.11	Headings, etc	A-55
9.12	Severability	A-55
9.13	Failure or Indulgence Not a Waiver; Remedies Cumulative	A-55
9.14	Waiver of Jury Trial	A-56
9.15	Specific Performance	A-56

A-ii

Defined Terms

Page
Acquisition	A-51
Affiliate	A-14
Agreement	A-1
Alternative Transaction	A-34
Alternative Transaction Proposal	A-34
Andrew	A-1
Andrew Balance Sheet	A-21
Andrew Benefit Plans	A-24
Andrew By-Laws	A-16
Andrew Charter	A-16
Andrew Common Stock	A-2
Andrew Disclosure Letter	A-54
Andrew Domestic Benefit Plan	A-24
Andrew ERISA Affiliate	A-24
Andrew Foreign Benefit Plan	A-25
Andrew Indenture	A-5
Andrew Material Contract	A-28
Andrew Notes	A-5
Andrew Option	A-3
Andrew Organizational Documents	A-16
Andrew Permits	A-22
Andrew Preferred Stock	A-16
Andrew SEC Documents	A-20
Andrew Stock Plans	A-17
Andrew Stockholder Approval	A-19
Andrew Stockholders' Meeting	A-38
Andrew Warrant	A-5
Applicable Law	A-15
Applicable Laws	A-15
Average Parent Common Stock Price	A-3
Cash Merger Consideration	A-3
CERCLA	A-26
Certificate of Merger	A-1
Certificates	A-6
Change of Recommendation	A-36
Closing	A-1
Closing Date	A-1
Code	A-4
CommScope NC	A-8
Confidentiality Agreements	A-36
Continuation Period	A-43
Continuing Employees	A-43
Contract	A-28
Debt Financing	A-45
DGCL	A-1
Dissenting Shares	A-5
Effective Time	A-2

A-iii

Election Merger Consideration	A-3
ERISA	A-24
Exchange Act	A-11
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-3
Existing Benefits Commitments	A-33
Financing Commitments	A-16
Form S-4	A-12
GAAP	A-8
Governmental Entity	A-12
HSR Act	A-12
Indemnified Party	A-41
Intellectual Property	A-27
IRS	A-24
Knowledge	A-54
Lease	A-30
Leased Real Property	A-30
Lien	A-30
Liens	A-9
Material Adverse Change	A-8
Material Adverse Effect	A-8
Maximum Premium	A-42
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
NASDAQ	A-18
NYSE	A-11
Option Exchange Ratio	A-4
Outside Date	A-50
Owned Real Property	A-30
Parent	A-1
Parent Balance Sheet	A-14
Parent By-Laws	A-9
Parent Charter	A-9
Parent Common Stock	A-3
Parent Disclosure Letter	A-54
Parent Notes	A-9
Parent Options	A-9
Parent Organizational Documents	A-9
Parent Permits	A-15
Parent Preferred Stock	A-9
Parent SEC Documents	A-13
Parent Share Issuance	A-11
Parent Stock Plans	A-9
Permitted Lien	A-30
Person	A-54
Proxy Statement	A-19
Real Property	A-30
Regulatory Agencies	A-12

A-iv

Rule 145 Affiliates	A-46
Sarbanes-Oxley Act	A-13
SEC	A-8
Secretary of State	A-1
Securities Act	A-12
Subsidiary	A-10
Substantial Investment	A-10
Superior Proposal	A-34
Surviving Corporation	A-1
Tax	A-25
Tax Return	A-26
Taxes	A-25
Termination Fee	A-52
Voting Debt	A-9
Welfare Plan	A-24

A-v

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 26, 2007, by and among CommScope, Inc., a Delaware corporation ("Parent"), DJRoss, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and Andrew Corporation, a Delaware corporation ("Andrew").

WITNESSETH:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Andrew have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and Andrew enter into a business combination transaction;

        WHEREAS, in furtherance thereof, the Board of Directors of each of Parent, Merger Sub and Andrew have approved this Agreement and the merger of Merger Sub with and into Andrew (the "Merger") so that Andrew continues as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"), upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL");

        WHEREAS, the Board of Directors of Andrew has determined to recommend to its stockholders the approval and adoption of this Agreement and the Merger;

        WHEREAS, the sole stockholder of Merger Sub has approved this Agreement and the Merger, and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
The Merger

        1.1    The Merger.    Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Andrew, the separate corporate existence of Merger Sub shall cease and Andrew shall continue as the Surviving Corporation in the Merger and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL.

        1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern Time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), but in any event no earlier than August 10, 2007, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

        1.3    Effective Time.    Upon the terms of and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary of State") and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State, or at such subsequent date or time as Andrew and Parent shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective as set forth in the Certificate of Merger is referred to herein as the "Effective Time."

        1.4    Effects of the Merger.    At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Andrew and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Andrew and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5    Organizational Documents of the Surviving Corporation.    At the Effective Time, and subject to compliance with Section 6.4(a), the Andrew Charter (as defined in Section 4.1(b)) shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in the form attached as Exhibit A hereto, and such amended Andrew Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that, at the Effective Time, Article 1 of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Andrew Corporation." After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share. At the Effective Time, the Andrew By-Laws (as defined in Section 4.1(b)) shall be amended and restated in their entirety to be identical to the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, in the form attached as Exhibit B hereto, and such By-Laws shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such By-Laws.

        1.6    Directors and Officers of the Surviving Corporation.    The directors of the Merger Sub shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of the Merger Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors are duly appointed.

        1.7    Alternative Structure.    Parent and Andrew may mutually agree to revise the structure of the Merger provided for herein at any time prior to receipt of the Andrew Stockholder Approval (as defined in Section 4.3(c)), or at any time thereafter if, with appropriate disclosure, any required further approval of the revised structure is obtained from the stockholders of Andrew.

Article II
Effects of the Merger; Exchange of Certificates

        2.1    Effect on Capital Stock.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Andrew or the holders of any shares of common stock, par value $0.01 per share, of Andrew (the "Andrew Common Stock"):

          (a)    Conversion of Andrew Common Stock.    Each share of Andrew Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Andrew Common Stock to be canceled pursuant to Section 2.1(c) and any Dissenting Shares, shall automatically be converted into the right to receive (i) at the election of Parent, in its sole discretion, by written notice to Andrew at least two business days before the Closing Date, either (x) $1.50 in cash, (y) a fraction of a fully paid and nonassessable share of common stock, par value $0.01 per share, of

  Parent ("Parent Common Stock") equal to (A) $1.50 divided by (B) the volume weighted average of the closing sale prices (calculated to the nearest tenth of a cent) for a share of Parent Common Stock on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal (Northeast Edition), or, if not reported thereby, as reported by any other authoritative source) over the ten (10) consecutive trading days ending two trading days prior to the day on which the Effective Time occurs (the "Average Parent Common Stock Price" and such quotient, the "Exchange Ratio") or (z) a combination of cash and a fraction of a share of Parent Common Stock, determined as provided above, together equaling $1.50 (the form of consideration elected by Parent, the "Election Merger Consideration"), plus (ii) $13.50 in cash (the "Cash Merger Consideration"), upon surrender of the Certificate (as defined in Section 2.2(b)) which immediately prior to the Effective Time represented such share of Andrew Common Stock, in the manner provided in Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)). The Election Merger Consideration and Cash Merger Consideration to be issued or paid to holders of Andrew Common Stock pursuant to this Agreement, together with any cash in lieu of fractional shares pursuant to Section 2.1(e), are referred to as the "Merger Consideration." As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Andrew Common Stock represented by such Certificate immediately prior to the Effective Time, and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)).

          (b)    Capital Stock of Merger Sub.    Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (c)    Cancellation of Treasury Shares.    Each share of Andrew Common Stock held as treasury stock by Andrew, if any, shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

          (d)    Andrew Options and Other Equity Awards.

            (i)    Holders of outstanding options to purchase Andrew Common Stock (each, an "Andrew Option") may elect, not less than five (5) days prior to the Effective Time, to have some or all of their options cancelled as of the Effective Time. In exchange for such cancellation, holders of Andrew Options shall be entitled to receive in respect of each share of Andrew Common Stock subject to the cancelled Andrew Option immediately after the Effective Time, an amount equal to the Merger Consideration less the exercise price of the cancelled Andrew Option; provided however, that the exercise price shall be deducted from the sum of the cash portion of the Election Merger Consideration and the Cash Merger Consideration and if the exercise price of the cancelled option is in excess of such sum, the number of Parent Shares issuable shall be reduced by a number having a value (based on the Average Parent Common Stock Price) equal to such excess. As soon as practicable following the date of this Agreement, Andrew's Board of Directors (or, if appropriate, any committee administering the Andrew Stock Plans) shall adopt such resolutions or take such other actions as are required to allow such Andrew Options that were heretofore granted under any Andrew Stock Plan or otherwise that are outstanding immediately prior to the Effective Time to be so cancelled. All amounts payable pursuant to this Section 2.1(d)(i) shall be subject to any required withholding of Taxes and shall be paid without interest. Holders of Andrew Options who do not elect do have all of their options cancelled as of the Effective Time shall have each then issued and outstanding option to purchase Andrew Common Stock under any Andrew Stock Plan not so cancelled converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of shares of Andrew Common Stock subject to the Andrew Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio, at an exercise price per share (rounded to the nearest whole cent) equal to (A) the exercise price per share of Andrew Common Stock of that Andrew Option immediately prior to the Effective Time, divided by (B) the Option Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Andrew Options will be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and provided, further, that in the case of any Andrew Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Andrew Option will be determined in accordance with the foregoing, subject to those adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. "Option Exchange Ratio" means $15.00 divided by the Average Parent Common Stock Price. As soon as reasonably practicable following the Effective Time, Parent shall file a registration statement under the Securities Act (as defined in Section 3.3(d)(ii)(B)) on Form S-8 or another appropriate form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) with respect to Andrew Options assumed by Parent pursuant hereto and shall use its commercially reasonable efforts to cause such registration statement to remain in effect for so long as such assumed Andrew Options shall remain outstanding.

            (ii)   At the Effective Time, all restricted stock units (including, to the extent applicable, performance stock units) granted under the Andrew Stock Plans will be assumed by Parent and will be converted into the right to receive, upon the vesting thereof in accordance with the terms of the applicable Andrew Stock Plan or the terms of the applicable award, (A) the number of whole shares of Parent Common Stock equal to the product of the number of shares of Andrew Common Stock to which such restricted stock units (including performance stock units) relate multiplied by the stock portion of the Election Merger Consideration, rounded down to the nearest whole number of shares of Parent Common Stock and (B) that amount of cash equal to the product of the number of shares of Andrew Common Stock to which such restricted stock units (including performance stock units) relate multiplied by the sum of the cash portion of the Election Merger Consideration and the Cash Merger Consideration. Notwithstanding the foregoing, to the extent as of the date hereof provided in the Andrew Stock Plans or the terms of any restricted stock unit (including performance stock unit) award agreement evidencing an award, each restricted stock unit (including each performance stock unit) shall be cancelled as of the Effective Time in exchange for a cash payment to the holder thereof in an amount equal to the product of (A) the number of shares of Andrew Common Stock subject thereto immediately prior to the Effective Time and (B) $15.00.

            (iii)  At the Effective Time, any share of Andrew Common Stock issued under the Andrew Stock Plans with restrictions or limitations on transfer with respect thereto shall be treated in accordance with the terms of the respective Andrew Stock Plan under which such shares were issued, and the shares of Parent Common Stock and cash issued in exchange for such Andrew Common Stock hereunder shall have the same restrictions and limitations, if any, as such shares of Andrew Common Stock exchanged therefor at the Effective Time.

            (iv)  Andrew's Board of Directors (or a committee thereof) will adopt amendments to, or make determinations with respect to, the Andrew Stock Plan, individual agreements evidencing the grant of Andrew Options, restricted stock units (including performance stock units), any other awards under the Andrew Stock Plans, and Andrew Benefit Plans (as defined in Section 4.9(a)), if necessary, to implement the provisions of this Section 2.1(d)(iv).

          (e)    Fractional Shares.    If any Parent Common Stock is included in the Election Merger Consideration, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Andrew Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Average Parent Common Stock Price.

          (f)    Adjustments to Exchange Ratio.    Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.1), the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Andrew Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Andrew Common Stock having a record date on or after the date hereof and prior to the Effective Time.

          (g)    Andrew Warrant and Andrew Notes.    At the Effective Time, (i) the warrant, dated January 16, 2004, to purchase 1,000,000 shares of Andrew Common Stock issued to TruePosition, Inc. (the "Andrew Warrant") shall become exercisable for the Merger Consideration in accordance with its terms and (ii) all issued and outstanding 3 1/4% Convertible Subordinated Notes Due 2013 (the "Andrew Notes"), subject to the indenture, dated August 8, 2003, between Andrew and BNY Midwest Trust Company (the "Andrew Indenture"), shall become convertible into the Merger Consideration in accordance with the terms of the Andrew Indenture.

          (h)    Dissenting Shares.

            (i)    Shares of Andrew Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Andrew Common Stock who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares of Andrew Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of Andrew shall fail to perfect or shall effectively waive, withdraw or lose such stockholder's rights under Section 262 of the DGCL, such stockholder's shares of Andrew Common Stock in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration without any interest thereon.

            (ii)   Andrew will give Parent (x) prompt notice of any notice received by Andrew of intent to demand the fair value of any shares of Andrew Common Stock, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by Andrew and (y) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters' rights under Section 262 of the DGCL. Andrew shall not, except with the prior written consent of Parent, make any payment with respect to any such exercise of dissenters' rights or offer to settle or settle any such rights.

        2.2    Exchange of Shares and Certificates.

          (a)    Exchange Agent.    At or prior to the Effective Time, Parent shall engage Mellon Investor Services, L.L.C. (or such other institution reasonably satisfactory to Parent and Andrew) to act as exchange agent in connection with the Merger (the "Exchange Agent"), pursuant to an agreement reasonably satisfactory to Parent and Andrew. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Andrew Common Stock, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.1(a), if any Parent Common Stock is included in the Election Merger Consideration, and an amount of cash sufficient to pay the aggregate Cash Merger Consideration and cash portion of the Election Merger Consideration payable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Andrew Common Stock may be entitled pursuant to Section 2.2(c). All shares of Parent Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

          (b)    Exchange Procedures.    Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Andrew Common Stock and that at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock, if any, to which such holder is entitled pursuant to Section 2.1, the cash portion, if any, of the Election Merger Consideration to which such holder is entitled to pursuant to Section 2.1, the Cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Andrew Common Stock which is not registered in the transfer records of Andrew, the proper number of shares of Parent Common Stock, if any, may be issued to, and the cash portion, if any, of the Election Merger Consideration, the Cash Merger Consideration, payment in lieu of fractional shares and any dividends or distributions payable may be paid to, a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock, payment of the cash portion of the Election Merger Consideration and payment of the Cash Merger Consideration, payment in lieu of fractional shares and any dividends or distributions payable to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock, if any, represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e), until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Law (as defined in Section 3.7(a)), following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the Merger Consideration in exchange therefor pursuant to this Article II, together with the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Parent Common Stock, if any, included in such Merger Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to whole shares of Parent Common Stock, if any, included in such Merger Consideration.

          (d)    No Further Ownership Rights in Andrew Common Stock.    All Merger Consideration issued and paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Andrew Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of Andrew shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Andrew Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, and any dividends or distributions pursuant to Section 2.2(c).

          (f)    No Liability.    None of Parent, Merger Sub, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(d)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)    Withholding Rights.    Parent or the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Andrew Common Stock, options or other securities or rights immediately prior to the Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

          (h)    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1 and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

          (i)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of Andrew after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent.

Article III
Representations and Warranties of Parent and Merger Sub

        Except as disclosed in (x) a Parent SEC Document (as defined in Section 3.4(a)), but excluding any risk factor disclosure contained in any such Parent SEC Document under the heading "Risk Factors" or "Forward-Looking Information," or (y) the Parent Disclosure Letter (as defined in Section 9.5), Parent and Merger Sub jointly and severally represent and warrant to Andrew as follows:

        3.1    Corporate Organization.

          (a)   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CommScope, Inc. of North Carolina, a North Carolina corporation ("CommScope NC"), is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of Parent, CommScope NC and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          As used in this Agreement, the terms "Material Adverse Change" or "Material Adverse Effect" mean, with respect to Parent or Andrew, as the case may be, any change, effect, event, occurrence or state of facts that has or has had a material adverse effect (i) on the business, results of operations (other than short-term effects on results of operations) or financial condition of such party and its Subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect/Material Adverse Change will be deemed not to include effects to the extent resulting from: (A) any change, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or the accounting rules and regulations of the Securities and Exchange Commission (the "SEC"), (B) any change in the market price or trading volume of Parent Common Stock or Andrew Common Stock (it being understood that any change, effect, event, occurrence or state of facts that is an underlying cause of such change in price or trading volume shall not be excluded by virtue of this exception), (C) any change in the market price of copper or any short-term adverse effects to such party or its Subsidiaries directly resulting from such change, (D) any change, effect, event, occurrence or state of facts exclusively relating to any acts of terrorism, sabotage, military action or war, (E) any change in or relating to the United States economy or United States financial, credit or securities markets in general, (F) any change in or relating to the industry in which such party operates or the markets for any of such party's products or services in general, which change in the case of clauses (D), (E) and (F) does not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets, or (G) any change, effect, event, occurrence or state of facts arising directly or indirectly out of the execution, delivery, performance or disclosure of this Agreement or the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; or (ii) the ability of such party to consummate the transactions contemplated by this Agreement in the manner contemplated hereby.

          (b)   True and complete copies of the Amended and Restated Articles of Incorporation of Parent, as amended through, and as in effect as of, the date of this Agreement (the "Parent Charter") and the Amended and Restated By-Laws of Parent, as amended through, and as in effect as of, the date of this Agreement (the "Parent By-Laws", and, together with the Parent Charter, the "Parent Organizational Documents") have previously been made available to Andrew.

        3.2    Capital Structure.

          (a)   The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, and 20,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"). At the close of business on June 15, 2007: (i) 61,575,192 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued and outstanding; (iii) an aggregate of 5,716,506 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1997 Long Term Incentive Plan and 2006 Long Term Incentive Plan (such plans, as amended to date, are collectively referred to herein as the "Parent Stock Plans"); (iv) 11,494,250 shares of Parent Common Stock were reserved for issuance upon the conversion of Parent's 1% Convertible Unsecured Subordinated Notes Due 2004 (collectively, the "Parent Notes") and (v) 400,000 shares of Parent Preferred Stock were designated as Series A Junior Preferred Stock, par value $0.01 per share. All of the outstanding shares of capital stock of, or other equity interests in, Parent have been validly issued and are fully paid and nonassessable.

          (b)   As of the close of business on June 15, 2007: (i) 2,898,635 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to acquire shares of Parent Common Stock ("Parent Options") under the Parent Stock Plans; (ii) 1,025,653 shares of Parent Common Stock were subject to issuance pursuant to outstanding restricted stock units and outstanding performance stock units issued under the Parent Stock Plans and (iii) 11,494,250 shares of Parent Common Stock were subject to issuance upon the conversion of the Parent Notes. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the Merger. Except as set forth in this Section 3.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

          (c)   No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of Parent may vote ("Voting Debt") are issued or outstanding.

          (d)   Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted (as applicable) in compliance in all material respects with all applicable securities laws and all other Applicable Laws.

          (e)   Since June 15, 2007, and through the date of this Agreement, except for issuances of Parent Common Stock pursuant to the exercise of Parent Options and the conversion of Parent Notes outstanding as of June 15, 2007, there has been no change in (x) the outstanding capital stock of Parent, (y) the number of Parent Options outstanding, or (z) the number of other options, warrants or other rights to purchase Parent Common Stock.

          (f)    As of the date of this Agreement, neither Parent nor any Subsidiary of Parent is a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of Parent or any of its Subsidiaries or any securities of the type referred to in Section 3.2(d) hereof.

          (g)   As of the date of this Agreement, all of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the SEC) of Parent are owned by Parent, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than for Taxes that are not yet due ("Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of its Subsidiaries, as of the date of this Agreement, Parent does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment. As used in this Agreement, (i) "Subsidiary", when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, including any branches or representative offices thereof, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries, and (ii) "Substantial Investment", when used with respect to either party, means a stock or other equity investment having a fair market value or book value in excess of $10,000,000, directly or indirectly, in any Person.

          (h)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of CommScope NC, which is the legal and beneficial owner of all the issued and outstanding shares of Merger Sub. Merger Sub was formed at the direction of Parent on June 19, 2007, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (A) does not hold, nor has it held, any assets, (B) does not have, nor has it incurred, any liabilities and (C) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

          (i)    Each grant of a Parent Option was duly authorized no later than the grant date thereof by all necessary corporate action, including, as applicable, approval by the Board of Directors of Parent (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of Parent, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all other Applicable Laws and regulatory rules or requirements, including the rules of the New York Stock Exchange ("NYSE"), (C) the per share exercise price of each Parent Option was equal to the fair market value (as defined in the applicable compensation plan or arrangement of Parent) of a share of Parent Common Stock on the applicable grant date and (D) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in the Parent SEC Documents in accordance with the Exchange Act and all other Applicable Laws.

        3.3    Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

          (a)    Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, CommScope NC and Merger Sub, and no other corporate proceedings on the part of Parent, CommScope NC or Merger Sub and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by Andrew, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (b)    Board Approval.    The Board of Directors of Parent has (A) determined that this Agreement, the Merger and the issuance of shares of Parent Common Stock in connection with this Agreement (the "Parent Share Issuance") are advisable and fair to and in the best interest of Parent and its shareholders and (B) approved and adopted this Agreement, the Merger, the Parent Share Issuance and the other transactions contemplated hereby, which adoption has not been rescinded or modified.

          (c)    No Conflict.    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries or any restriction on the conduct of Parent's or any of its Subsidiaries' business or operations under, (A) the Parent Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to Parent or any of its Subsidiaries or their respective properties or assets, (C) any judgment, order or decree, or (D) subject to the governmental filings and other matters referred to in Section 3.3(d), any statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

          (d)    Required Filings or Consents.    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") is required to be made or obtained by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub, the approval of the Parent Share Issuance or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for:

            (i)    the filing of a pre-merger notification and report form by Parent and Merger Sub under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

            (ii)   the filing with the SEC of:

              (A)  the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock, if any, in the Merger (including any amendments or supplements, the "Form S-4");

              (B)  such reports under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), in each case as may be required in connection with this Agreement and the transactions contemplated hereby;

            (iii)  the filing of a Notification Form: Listing of Additional Shares with the NYSE in connection with the Parent Share Issuance;

            (iv)  the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business;

            (v)   filings required by state securities laws or other "blue sky" laws, if any; and

            (vi)  other consents, approvals, orders or authorizations, the failure of which to be made or obtained, would not reasonably be likely to have a Material Adverse Effect on Parent.

        3.4    SEC Documents; Financial Statements.

          (a)   Parent and each of its Subsidiaries has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004, with (i) the SEC, (ii) any state or other federal regulatory authority and (iii) any foreign regulatory authority (collectively, "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2004, and prior to the close of business on June 25, 2007 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Parent SEC Documents"), as of their respective dates or, if amended prior to the date of this Agreement, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information contained in any subsequent Parent SEC Document filed as of a later date (but before the date of this Agreement) will be deemed to modify information contained in any Parent SEC Document filed as of an earlier date. As of their respective filing dates, all Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of Parent's Subsidiaries is required to file any reports with the SEC.

          (b)   The principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were complete and correct in all material respects as of the respective dates made. Neither Parent nor any of its officers has received notice from the SEC or the NYSE questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Parent is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

          (c)   The financial statements of Parent included in the Parent SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the instructions and applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, material).

          (d)   The financial statements of Parent included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

          (e)   Except as reflected or reserved against in the balance sheet of Parent dated March 31, 2007 included in the Form 10-Q filed by Parent with the SEC on May 1, 2007 (including the notes thereto, the "Parent Balance Sheet"), as of the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since March 31, 2007, in the ordinary course of business which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, or (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

          (f)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract, agreement, arrangement or understanding (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate (as such term is defined Rule 12b-2 under the Exchange Act (an "Affiliate")), including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's or its Subsidiaries' published financial statements.

        3.5    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Andrew's shareholders or at the time of the Andrew Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to information or statements with respect to Andrew or its Subsidiaries made or incorporated by reference therein or otherwise supplied by or on behalf of Andrew for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

        3.6    Absence of Certain Changes or Events.

          (a)   Since March 31, 2007, through the date hereof, except as and to the extent (i) disclosed in Parent's quarterly report for the fiscal quarter ended March 31, 2007, and filed on Form 10-Q with the SEC on May 1, 2007, or (ii) expressly contemplated by this Agreement:

            (i)    Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice in all material respects;

            (ii)   there has not been any split, combination or reclassification of any of Parent's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of Parent's capital stock;

            (iii)  except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by Parent; and

            (iv)  there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(c), other than actions in connection with entering into this Agreement.

          (b)   Since December 31, 2006, through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be likely to have, a Material Adverse Effect on Parent.

        3.7    Compliance with Applicable Laws; Permits; Litigation.

          (a)   Parent, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Parent and its Subsidiaries in the manner described in the Parent SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Parent Permits"), and all Parent Permits are in full force and effect, and all required filings and applications (including renewals) with respect to the Parent Permits have been made in a timely basis, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Parent Permit would not reasonably be likely to have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with and have no unresolved liability under the terms of the Parent Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws" or "Applicable Law") relating to Parent and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the Parent Permits or such Applicable Laws would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. To the Knowledge of Parent, there are no facts or circumstances that are reasonably likely to prevent or increase the cost of compliance with the Parent Permits or Applicable Laws, except where the increased costs would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

          (b)   As of the date hereof, except as and to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, no action, demand, suit, proceeding, mediation, arbitration, requirement or investigation by any Governmental Entity or action, demand, suit, proceeding, mediation or arbitration by any Person, against or affecting Parent or any of its Subsidiaries or any of their respective businesses or properties, including Intellectual Property, is pending or, to the Knowledge of Parent, threatened which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Parent.

          (c)   As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any material outstanding order, injunction or decree.

        3.8    State Takeover Statutes.    To the Knowledge of Parent, other than Section 203 of the DGCL, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

        3.9    Brokers.    Except for fees payable to Banc of America Securities LLC and Duff & Phelps, LLC, no broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        3.10    Ownership of Andrew Common Stock.    None of Parent, Merger Sub, their respective Subsidiaries, nor the executive officers or directors of Parent or Merger Sub nor, to the Knowledge of Parent without independent investigation, any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) directly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of Andrew.

        3.11    Financing.    Parent has delivered to Andrew a true and complete copy of each of the commitment letters, dated as of the date of this Agreement, between Parent and each of Bank of

America, N.A. and Wachovia Bank, N.A. (the "Financing Commitments"), pursuant to which Financing Commitments the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein. Prior to the date of this Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent and Merger Sub will have, as of the Closing, sufficient funds available to them to make the deposit into the Exchange Fund required by Section 2.2 and pay any expenses required to be incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

Article IV
Representations and Warranties of Andrew

        Except as disclosed in (x) an Andrew SEC Document (as defined in Section 4.4(a)), but excluding any risk factor disclosure contained in any such Andrew SEC Document under the heading "Risk Factors" or "Forward-Looking Information," or (y) the Andrew Disclosure Letter (as defined in Section 9.5), Andrew represents and warrants to Parent and Merger Sub as follows:

        4.1    Corporate Organization.

          (a)   Andrew is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Andrew has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew.

          (b)   True and complete copies of the Restated Certificate of Incorporation of Andrew, as amended through, and as in effect as of, the date of this Agreement (the "Andrew Charter") and the By-laws of Andrew, as amended through, and as in effect as of, the date of this Agreement (the "Andrew By-Laws", and, together with the Andrew Charter, the "Andrew Organizational Documents") have previously been made available to Parent.

          (c)   Each Subsidiary of Andrew (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where applicable, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew.

        4.2    Capital Structure.

          (a)   The authorized capital stock of Andrew consists of 400,000,000 shares of Andrew Common Stock and 1,000,000 shares of Series A 7.75% Convertible Preferred Stock, no par value per share ("Andrew Preferred Stock"). At the close of business on June 15, 2007: (i) 155,888,606 shares of Andrew Common Stock were issued and outstanding; (ii) 6,587,908 shares of Andrew

  Common Stock were held by Andrew in its treasury; (iii) no shares of Andrew Preferred Stock were issued and outstanding; (iv) an aggregate of 14,057,931 shares of Andrew Common Stock were reserved for issuance pursuant to Andrew's Management Incentive Plan, Non-Employee Directors' Stock Option Plan, 2005 Long-Term Incentive Plan, and Allen Telecom Inc. Amended and Restated 1992 Stock Plan (such plans, as amended to date, are collectively referred to herein as the "Andrew Stock Plans"); (v) 1,000,000 shares of Andrew Common Stock were reserved for issuance upon the exercise of the Andrew Warrant; and (vi) 17,531,568 shares of Andrew Common Stock were reserved for issuance upon the conversion of the Andrew Notes. All the outstanding shares of capital stock of, or other equity interests in, Andrew have been validly issued and are fully paid and nonassessable.

          (b)   As of the close of business on June 15, 2007: (i) no shares of Andrew Common Stock were subject to issuance pursuant to outstanding Andrew Options under the Andrew 2005 Long-Term Incentive Plan; (ii) 6,675,787 shares of Andrew Common Stock were subject to issuance pursuant to outstanding Andrew Options under the Andrew Stock Plans other than the Andrew 2005 Long-Term Incentive Plan; (iii) 2,147,399 shares of Andrew Common Stock were subject to issuance pursuant to outstanding restricted stock units issued under the Andrew Stock Plans; (iv) 1,000,000 shares were subject to issuance upon the exercise of the Andrew Warrant; and (v) 17,531,568 shares were subject to issuance upon the conversion of the Andrew Notes. All shares of Andrew Common Stock subject to issuance under the Andrew Stock Plans, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no commitments or agreements of any character to which Andrew is bound obligating Andrew to accelerate the vesting of any Andrew Option as a result of the Merger. Except as set forth in this Section 4.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Andrew.

          (c)   No Voting Debt of Andrew is issued or outstanding.

          (d)   Except as otherwise set forth in this Section 4.2, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Andrew or any of its Subsidiaries is a party or by which any of them is bound obligating Andrew or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Andrew or any of its Subsidiaries, or obligating Andrew or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Andrew Common Stock, all outstanding Andrew Options, the Andrew Warrant, the Andrew Notes and all outstanding shares of capital stock of each Subsidiary of Andrew have been issued and granted (as applicable) in compliance in all material respects with (A) all applicable securities laws and all other Applicable Law and (B) all requirements set forth in applicable material Contracts.

          (e)   Since June 15, 2007, and through the date hereof, except for issuances of Andrew Common Stock pursuant to the exercise of Andrew Options granted and outstanding as of June 15, 2007, there has been no change in (x) the outstanding capital stock of Andrew, (y) the number of Andrew Options outstanding, or (z) the number of other options, warrants or other rights to purchase Andrew capital stock.

          (f)    Neither Andrew nor any Subsidiary of Andrew is a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of Andrew or any of its Subsidiaries or any securities of the type referred to in Section 4.2(d) hereof.

          (g)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the SEC) of Andrew are owned by Andrew, directly or indirectly, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of its Subsidiaries, as of the date of this Agreement, Andrew does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment.

          (h)   Andrew terminated its Amended and Restated Employee Stock Purchase Plan, as amended to date, effective prior to the date hereof.

          (i)    Each grant of an Andrew Option was duly authorized no later than the grant date thereof by all necessary corporate action, including, as applicable, approval by the Board of Directors of Andrew (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of Andrew, the Exchange Act and all other Applicable Laws and regulatory rules or requirements, including the rules of the NASDAQ National Market ("NASDAQ"), (C) the per share exercise price of each Andrew Option was equal to the fair market value (as defined in the applicable compensation plan or arrangement of Andrew) of a share of Andrew Common Stock on the applicable grant date, and (D) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Andrew and disclosed in the Andrew SEC Documents in accordance with the Exchange Act and all other Applicable Laws.

        4.3    Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

          (a)    Authority.    Subject to obtaining the Andrew Stockholder Approval, Andrew has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Andrew, and the consummation by Andrew of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Andrew, and no other corporate proceedings on the part of Andrew and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to approval of this Agreement, the Merger and the other transactions contemplated hereby, the Andrew Stockholder Approval. This Agreement has been duly executed and delivered by Andrew. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Andrew enforceable against Andrew in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (b)    Board Approval.    Subject to Section 5.3, the Board of Directors of Andrew has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interest of Andrew and its stockholders, (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, which approval and declaration have not been rescinded or modified, (C) resolved to recommend this Agreement and the Merger to its stockholders for approval, and (D) directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement.

          (c)    Voting Requirements.    The affirmative vote in favor of approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Andrew Common Stock entitled to vote thereon (the "Andrew Stockholder Approval") at a duly convened and held Andrew Stockholders' Meeting (as defined in Section 6.1(b)) at which a quorum is present is the only vote of the holders of any class or series of Andrew's capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

          (d)    No Conflict.    The execution and delivery of this Agreement by Andrew does not, and the consummation by Andrew of the transactions contemplated hereby and compliance by Andrew with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Andrew or any of its Subsidiaries or any restriction on the conduct of Andrew's or any of its Subsidiaries' business or operations under, (A) the Andrew Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to Andrew or any of its Subsidiaries or their respective properties or assets, (C) any judgment, order or decree, or (D) subject to the governmental filings and other matters referred to in Section 4.3(e), any statute, law, ordinance, rule or regulation applicable to Andrew or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew.

          (e)    Required Filings or Consents.    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to Andrew or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Andrew or the consummation by Andrew of the transactions contemplated hereby, except for:

            (i)    the filing of a pre-merger notification and report form by Andrew under the HSR Act, and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

            (ii)   the filing with the SEC of:

              (A)  a proxy statement relating to the Andrew Stockholders' Meeting (the "Proxy Statement");

              (B)  such reports under the Exchange Act and the Securities Act, in each case, as may be required in connection with this Agreement and the transactions contemplated hereby;

            (iii)  the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which Andrew is qualified to do business;

            (iv)  filings required by state securities laws or other "blue sky" laws; and

            (v)   other consents, approvals, orders or authorizations, the failure of which to be made or obtained would not reasonably be likely to have a Material Adverse Effect on Andrew.

        4.4    SEC Documents; Financial Statements.

          (a)   Andrew and each of its Subsidiaries has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 2003, with Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since October 1, 2003, and prior to the close of business on June 25, 2007 by Andrew with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Andrew SEC Documents"), as of their respective dates or, if amended prior to the date of this Agreement, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information contained in any subsequent Andrew SEC Document filed as of a later date (but before the date of this Agreement) will be deemed to modify information contained in any Andrew SEC Document filed as of an earlier date. As of their respective filing dates, all Andrew SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of Andrew's Subsidiaries is required to file any reports with the SEC.

          (b)   The principal executive officer and principal financial officer of Andrew have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were complete and correct in all material respects as of the respective dates made. Neither Andrew nor any of its officers has received notice from the SEC or the NASDAQ questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Andrew is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ.

          (c)   The financial statements of Andrew included in the Andrew SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the instructions and applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Andrew and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, material).

          (d)   The financial statements of Andrew included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Andrew and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

          (e)   Except as reflected or reserved against in the balance sheet of Andrew dated March 31, 2007, included in the Form 10-Q filed by Andrew with the SEC on May 10, 2007 (including the notes thereto, the "Andrew Balance Sheet"), neither Andrew nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Andrew and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since March 31, 2007, in the ordinary course of business which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew, or (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

          (f)    Neither Andrew nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract, agreement, arrangement or understanding (including any contract or arrangement relating to any transaction or relationship between or among Andrew and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Andrew or any of its Subsidiaries in Andrew's or its Subsidiaries' published financial statements.

          (g)   There are no outstanding loans or other extensions of credit made by Andrew or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Andrew. Andrew has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

        4.5    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Andrew or its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Andrew's stockholders or at the time of the Andrew Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Andrew with respect to information or statements with respect to Parent or its Subsidiaries made or incorporated by reference therein or otherwise supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

        4.6    Absence of Certain Changes or Events.

          (a)   Since March 31, 2007, through the date hereof, except as and to the extent (i) disclosed in Andrew's quarterly report for the fiscal quarter ended March 31, 2007, and filed on Form 10-Q with the SEC on May 10, 2007, or (ii) expressly contemplated by this Agreement:

            (i)    Andrew and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice in all material respects;

            (ii)   there has not been any split, combination or reclassification of any of Andrew's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of Andrew's capital stock;

            (iii)  except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by Andrew; and

            (iv)  there has not been any action taken by Andrew or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of clauses (iii), (iv), (vii), (x), (xi) or (xii) of Section 5.1(b), other than actions in connection with entering into this Agreement.

          (b)   Since December 31, 2006 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be likely to have, a Material Adverse Effect on Andrew.

        4.7    Compliance with Applicable Laws; Permits; Litigation.

          (a)   Andrew, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Andrew and its Subsidiaries in the manner described in the Andrew SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Andrew Permits"), and all Andrew Permits are in full force and effect, and all required filings and applications (including renewals) with respect to Andrew Permits have been made in a timely basis, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Andrew Permit would not reasonably be likely to have a Material Adverse Effect on Andrew. Andrew and its Subsidiaries are in compliance with and have no unresolved liability under the terms of the Andrew Permits and all Applicable Laws relating to Andrew and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the Andrew Permits or such Applicable Laws would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew. To the Knowledge of Andrew, there are no facts or circumstances that are reasonably likely to prevent or increase the cost of compliance with the Andrew Permits or Applicable Laws, except where the increased costs would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew.

          (b)   As of the date hereof, except as and to the extent disclosed in the Andrew SEC Documents filed prior to the date of this Agreement, no action, demand, suit, proceeding, mediation, arbitration, requirement or investigation by any Governmental Entity or action, demand, suit, proceeding, mediation or arbitration by any Person, against or affecting Andrew or any of its Subsidiaries or any of their respective businesses or properties, including Intellectual Property, is pending or, to the Knowledge of Andrew, threatened which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Andrew.

          (c)   As of the date hereof and except with respect to environmental matters which are covered by Section 4.11, neither Andrew nor any of its Subsidiaries is subject to any material outstanding order, injunction or decree.

        4.8    Employees.

          (a)   Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew, (i) no work stoppage, slowdown, lockout, labor strike, material arbitrations, request for representation or other labor disputes against Andrew or any of its Subsidiaries are pending or, to the Knowledge of Andrew, threatened, (ii) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Andrew, threatened against Andrew or any of its Subsidiaries, (iii) neither Andrew nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iv) Andrew and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor and employment, including terms and conditions of employment, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (v) there are no complaints, charges or claims against Andrew or any of its Subsidiaries pending with or, to the Knowledge of Andrew, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by Andrew and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers' compensation or unemployment benefits, (vi) Andrew and each of its Subsidiaries have withheld all amounts required by Applicable Law to be withheld from the wages, salaries, benefits and other compensation to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (vii) neither Andrew nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

          (b)   As of the date hereof:

            (i)    other than as required by Applicable Law, neither Andrew nor any of its Subsidiaries is a party to, or otherwise bound by, any material collective bargaining agreement or any other material agreement with a labor union, works council or labor organization, nor is any such agreement presently being negotiated;

            (ii)   no labor organization or group of employees of Andrew or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Andrew, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

            (iii)  to the Knowledge of Andrew, no labor union or works council is seeking to organize any employees of Andrew or any of its Subsidiaries.

        4.9    Benefit Plans.

          (a)   As of the date of this Agreement, the Andrew Disclosure Letter sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing, healthcare, disability, life insurance or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by Andrew or any Subsidiary (or required to be maintained or contributed to by Andrew or any Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Andrew and its Subsidiaries or with respect to which Andrew or any of its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the "Andrew Benefit Plans").

          (b)   Andrew has heretofore made available to Parent true and complete copies of (i) each written Andrew Benefit Plan, (ii) the actuarial report for each Andrew Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the Internal Revenue Service ("IRS") (if applicable) for each Andrew Benefit Plan, (iv) the current summary plan description of each Andrew Benefit Plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (v) a copy of the description of each Andrew Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Andrew Benefit Plan, and (vii) the annual report for each Andrew Benefit Plan (if applicable) for each of the last three years.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew, with respect to each Andrew Benefit Plan subject to United States law (each, an "Andrew Domestic Benefit Plan"), (i) each of the Andrew Domestic Benefit Plans has been operated and administered in compliance with its terms and Applicable Law, including ERISA and the Code, (ii) each of the Andrew Domestic Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Andrew Domestic Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Andrew Domestic Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Andrew Domestic Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Andrew Domestic Benefit Plan's actuary with respect to such Andrew Domestic Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Andrew Domestic Benefit Plan allocable to such accrued benefits, (iv) no Andrew Domestic Benefit Plan that is an employee welfare benefit plan (including any plan described in Section 3(1) of ERISA) (a "Welfare Plan") provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Andrew or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by Applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Andrew, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with Andrew would be deemed a "single employer" within the meaning of Section 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (an "Andrew ERISA Affiliate"), that has not been satisfied in full, and no condition exists that presents a material risk to Andrew, its Subsidiaries or any Andrew ERISA Affiliate of incurring a liability thereunder, (vi) no Andrew Domestic Benefit Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), (vii) none of Andrew or its Subsidiaries or, to the Knowledge of Andrew, any other Person, including any fiduciary, has engaged in a transaction in connection with which Andrew, its Subsidiaries or any Andrew Domestic Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the Knowledge of Andrew, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Andrew Domestic Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by Andrew or its Subsidiaries as of the Effective Time with respect to each Andrew Domestic Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable), and (x) since January 1, 2005, no Andrew Domestic Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such Andrew Domestic Benefit Plan.

          (d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew, with respect to each Andrew Benefit Plan not subject to United States law (each, an "Andrew Foreign Benefit Plan"), (i) the fair market value of the assets of each funded Andrew Foreign Benefit Plan, the liability of each insurer for any Andrew Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of Andrew included in the Andrew SEC Documents for any unfunded Andrew Foreign Benefit Plan, together with any accrued contributions, is sufficient to provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations, (ii) each Andrew Foreign Benefit Plan has been operated and administered in compliance with its terms and Applicable Law and (iii) each Andrew Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities, (iv) to the Knowledge of Andrew, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Andrew Foreign Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, and (v) since January 1, 2005, no Andrew Foreign Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such Andrew Foreign Benefit Plan.

          (e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) provide for the payment of any amounts or benefits, or increase in any amounts or benefits otherwise payable or due, to any such Person under any Andrew Benefit Plan or otherwise, or (ii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Andrew Stock Option) or result in any breach of or default under or restriction on the ability to terminate any Andrew Benefit Plan. No payment or benefit that will or may be made by Andrew with respect to any employee under any Andrew Benefit Plan or otherwise in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        4.10    Taxes.

          (a)   As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and the term "Tax Return" means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew: (i) Andrew and its Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them (whether or not shown as due on any Tax Return) other than Taxes that are not yet due; (ii) there are no Liens for Taxes on any assets of Andrew or its Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Andrew or any of its Subsidiaries which deficiency has not been paid; (iv) Andrew and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; (v) neither Andrew nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Andrew and any of its Subsidiaries); and (vi) Andrew and its Subsidiaries have withheld, collected and paid over to the appropriate governmental authority all material Taxes required to be collected or withheld.

          (c)   Within the past five years, neither Andrew nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

          (d)   Neither Andrew nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the Knowledge of Andrew, Andrew has disclosed to Parent all "reportable transactions" within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of its Subsidiaries has been a party.

          (e)   Neither Andrew nor any of its Subsidiaries has any liability for the Taxes of any other person (other than any such liability which is solely a liability of Andrew or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local law or foreign law.

        4.11    Environmental Matters.    There are no pending or, to the Knowledge of Andrew, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Andrew or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation, permit or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the Waste of Electronic and Electrical Equipment and Reduction of Hazardous Substances Directives of the European Union, which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew. Neither Andrew nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew. Neither Andrew nor any of its Subsidiaries owns, operates or has arranged for the disposal of any substances at any real property that has been placed on the National Priorities List under CERCLA, or any similar list of contaminated sites maintained by a Governmental Entity. To the Knowledge of Andrew, neither Andrew nor any Subsidiary has manufactured, sold, marketed, installed or distributed products containing asbestos or mercury.

        4.12    Intellectual Property.

          (a)   "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, whether patentable or reduced to practice or not, in any domestic or foreign jurisdiction; patents, applications for patents (including provisionals, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues or reexams thereof, in any such jurisdiction; research and development data, formulae, know-how, technical information, designs, mask works, procedures, customer and supplier lists, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; copyrights, writings and other works, whether copyrightable or not, in any such jurisdiction; computer software; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; rights in data or databases; and any similar intellectual property or proprietary rights.

          (b)   (i) Andrew and each of its Subsidiaries owns or has a legally enforceable right to use (in each case, free and clear of any material Liens) all material Intellectual Property used in or necessary for the conduct of its business as currently conducted, including all material patents and patent applications and all material trademark registrations and trademark applications; (ii) to the Knowledge of Andrew, the conduct of the business of Andrew and its Subsidiaries as currently conducted does not infringe on or misappropriate the Intellectual Property rights of any Person, and Andrew and its Subsidiaries are not in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Andrew or any Affiliate acquired the right to use such Intellectual Property, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew; (iii) to the Knowledge of Andrew, no Person is materially misappropriating, infringing, diluting or otherwise violating any right of Andrew or any of its Subsidiaries with respect to any material Intellectual Property owned or used by Andrew or any of its Subsidiaries; (iv) within the three-year period prior to the date hereof, neither Andrew nor any of its Subsidiaries has received written notice of any pending or threatened material claim, order or proceeding with respect to the ownership, validity, enforcement, infringement, misappropriation or maintenance of any material Intellectual Property owned or used by Andrew or any of its Subsidiaries or with respect to the infringement, misappropriation, or licensing of any material Intellectual Property of any Person in connection with the conduct of the business of Andrew or any of its Subsidiaries as currently conducted, and no such material claim, order or proceeding was actually asserted more than three years ago and is still, to the Knowledge of Andrew, unresolved; (v) Andrew and each of its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the material Intellectual Property used in the business of Andrew or any of its Subsidiaries as currently conducted; (vi) immediately following the Closing, Andrew and each of its Subsidiaries shall own or have a legally enforceable right to use all material Intellectual Property on terms and conditions substantially identical to those under which Andrew or its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing; (vii) to the Knowledge of Andrew, Andrew and each of its Subsidiaries have executed written agreements with all former and current employees, consultants, contractors and any and all other third parties who participated materially in the design or creation of material Intellectual Property which assign to Andrew or such Subsidiary any and all rights to such material Intellectual Property including material inventions, improvements, or discoveries of information, whether patentable or not, made by them during their service to Andrew or such Subsidiary and works of authorship that are not considered a work made for hire, except as would not, individually or in the aggregate, be reasonably be likely to have a Material Adverse Effect on Andrew; (viii) Andrew, together with its Subsidiaries, solely owns all material Intellectual Property that was conceived, made, discovered, reduced to practice or developed (in whole or in part, either alone or jointly with others) by any third parties performing any development, engineering, or manufacturing services on behalf of Andrew or any other services that have created any material Intellectual Property (such third parties including but not limited to all contract manufacturers, consultants providing contract engineering services, joint venture partners and providers of maquiladora services) except with respect to such material Intellectual Property the lack of sole ownership of which would not, individually or in the aggregate, be reasonably be likely to have a Material Adverse Effect on Andrew; and (ix) no Person has any right, title, or interest of any kind in or to any material Intellectual Property owned by Andrew or any of its Subsidiaries other than a non-exclusive license granted to customers of Andrew or any of its Subsidiaries, either directly or through a chain of distribution, to use any software of Andrew or any of its Subsidiaries that is embedded in products sold by Andrew or any of its Subsidiaries.

        4.13    State Takeover Statutes.    The Board of Directors of Andrew has adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and, assuming the accuracy of Parent's representation and warranty contained in Section 3.10 (without giving effect to the Knowledge qualification contained therein), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of Andrew under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the other transactions contemplated hereby. To the Knowledge of Andrew, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

        4.14    Brokers.    Except for fees payable to Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Andrew.

        4.15    Opinion of Financial Advisor.    Andrew has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Andrew Common Stock.

        4.16    Ownership of Parent Common Stock.    None of Andrew, its Subsidiaries, nor the officers or directors of Andrew nor, to the Knowledge of Andrew without independent investigation, any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) directly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of Parent.

        4.17    Material Contracts.

          (a)   For the purposes of this Agreement, a "Contract" shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

          (b)   For purposes of this Agreement, "Andrew Material Contract" shall mean:

              (i)  any Contract to which Andrew or any of its Subsidiaries is a party, that would need to be filed as an exhibit to a SEC filing made by Andrew in which exhibits were required to be filed with the SEC in response to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

             (ii)  any Contract to which Andrew or any of its Subsidiaries is a party, which is material to Andrew and its Subsidiaries, taken as a whole, and which contains any covenant limiting or restricting the right of Andrew or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Andrew or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), from engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business; or

            (iii)  any Contract or group of Contracts with a Person (or group of affiliated Persons) to which Andrew or any of its Subsidiaries is a party, the termination or breach of which would reasonably be likely to have a Material Adverse Effect on Andrew.

          (c)   All Andrew Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or enforceable would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew. Neither Andrew nor any of its Subsidiaries, nor, to Andrew's Knowledge, any counterparty to any Andrew Material Contract, has breached or violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Andrew Material Contract, except in each case for those breaches, violations and defaults which would not permit any other party to cancel or terminate such Andrew Material Contract, and would not permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults, individually or in the aggregate) which would reasonably be likely to have a Material Adverse Effect on Andrew.

        4.18    Interested Party Transactions.    Since the date of the Andrew Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

        4.19    Internal Controls and Disclosure Controls.    Andrew and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Andrew (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Andrew in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Andrew's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Andrew's auditors and the audit committee of Andrew's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Andrew's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Andrew's internal controls over financial reporting.

        4.20    Real Property.

          (a)   The Andrew Disclosure Letter identifies (i) all U.S. real property owned (ii) all material non-U.S. real property owned and (iii) all material property leased, subleased or operated in whole or in part, in each case, by Andrew and its Subsidiaries (the "Real Property").

          (b)   Andrew and its Subsidiaries have good, valid and marketable fee simple title to all the Real Property that is shown on the Andrew Disclosure Letter as being owned by Andrew and its Subsidiaries (the "Owned Real Property"), free and clear of all Liens, as defined below, other than Permitted Liens, as defined below. "Lien" means any mortgage, deed of trust, deed to secure debt, other lien, security interests or pledge, escrow, charge, option, easement, covenant, condition, restriction or other encumbrance of any kind or character. "Permitted Lien" means (i) ad valorem taxes not yet due and payable, (ii) easements, covenants, conditions, restrictions and other similar matters of record that do not materially impair the use of the Real Property subject thereto for its present and anticipated uses by Andrew and its Subsidiaries, and (iii) zoning laws and other land use restrictions that are not violated and do not materially impair the present or anticipated uses of the Real Property subject thereto.

          (c)   Andrew and its Subsidiaries have good and valid leasehold title to all the Real Property that is shown on the Andrew Disclosure Letter as being leased or subleased by Andrew and its Subsidiaries (the "Leased Real Property"), free and clear of all Liens other than Permitted Liens. Each lease or sublease of the Leased Real Property (each, as amended, supplemented, extended, renewed or otherwise modified, a "Lease") grants Andrew or a Subsidiary, as applicable, the exclusive right to occupy the premises leased under such Lease, and Andrew and its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. All of the Leased Real Property is insurable at regular rates. Andrew and its Subsidiaries have made available true and correct copies of all of the Leases (including without limitation all amendments, supplements, extensions, renewals, other modifications and recorded memoranda of the Leases (as recorded)) by which Andrew and its Subsidiaries lease the Leased Real Property, any notices of default given under any Lease, any notices of any violation of applicable legal requirements regarding any Leased Real Property. Neither Andrew, nor its Subsidiaries, nor any other party to any Lease is in material default under any Lease.

Article V
Covenants Relating to Conduct of Business

        5.1    Conduct of Business.

          (a)   Ordinary Course. Except as otherwise expressly required by, or provided for, in this Agreement, as set forth in Section 5.1(a) of the Parent Disclosure Letter or Section 5.1(a) of the Andrew Disclosure Letter (as the case may be) or as consented to by the other party in writing, during the period from the date of this Agreement to the Effective Time, each of Parent and Andrew shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course of such party's business consistent with past practice, maintain its existence in good standing under Applicable Law and use commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and key employees, and (iii) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations. Further, during the period from the date of this Agreement to the Effective Time, Andrew will, and will cause its Subsidiaries to, (i) maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are customary for companies of the size and financial condition of Andrew, and which are engaged in businesses similar to that of Andrew and its Subsidiaries and (ii) continue to timely file all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they are required to file with the SEC, pay all fees and assessments due and payable in connection therewith, and furnish Parent, if requested, with any work papers and other materials, including those prepared by Andrew's independent auditors (subject to Parent holding such independent auditors harmless for such materials), used in preparation thereof.

          (b)   Required Consent from Parent. Without limiting the generality of Section 5.1(a), except as otherwise expressly required by, or provided for in, this Agreement, or as set forth in Section 5.1(b) of the Andrew Disclosure Letter, without the prior consent of Parent, during the period from the date of this Agreement to the Effective Time, Andrew shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

              (i)  other than dividends and distributions (x) by a direct or indirect wholly owned Subsidiary of Andrew to Andrew, or (y) by a Subsidiary of Andrew that is partially owned by Andrew or any of its Subsidiaries, provided that Andrew or such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its or any of its Subsidiary's capital stock, (B) split, combine or reclassify any of its or any of its Subsidiary's capital stock or issue or authorize the issuance of any other securities as a stock dividend in respect of, in lieu of or in substitution for, shares of its or any of its Subsidiary's capital stock, or (C) purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary's capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (C), for (1) the deemed acceptance of shares upon cashless exercise of Andrew Options or to pay tax withholding thereon or on the vesting of shares of restricted stock outstanding on the date of this Agreement, or (2) the repurchase of shares of capital stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares upon any termination of service), notice of which will be delivered to Parent;

             (ii)  other than issuances or sales by a direct or indirect wholly owned Subsidiary of Andrew to Andrew, issue, grant, sell, deliver, pledge, or otherwise encumber or subject to any Lien, any shares of Andrew's or any of its Subsidiary's capital stock, any other voting securities or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (A) the issuance of Andrew Common Stock upon the exercise or conversion of Andrew Options, the Andrew Warrant or Andrew Notes, in each case outstanding as of the date of this Agreement in accordance with their present terms; (B) the issuance by a wholly owned Subsidiary of Andrew of capital stock to such Subsidiary's parent company; and (C) the issuance of shares of Andrew Common Stock, options to purchase Andrew Common Stock or the issuance of restricted stock units of Andrew, in each case, to participants in the Andrew Stock Plans in the ordinary course of business consistent with past practice; provided, however, that no issuance by either party of new options, shares of restricted stock, restricted stock units or similar equity-based awards to such party's directors, officers or employees may be made without the prior consent of Parent;

            (iii)  amend any Andrew Organizational Document;

            (iv)  acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest or any security convertible into or exchangeable for any equity interest in or a portion of the assets of, or by any other manner, any Person that is not an Affiliate of Andrew or any business or division thereof, or otherwise acquire or agree to acquire any assets of a Person that is not an Affiliate of Andrew which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, other than pursuant to any acquisition transaction (or series of acquisition transactions), (A) which is in the existing line of business of Andrew or any of its Subsidiaries, (B) in which the fair market value of the total consideration (including the value of indebtedness or other obligations assumed or acquired in connection with such transaction(s)) issued by Andrew or their respective Subsidiaries in exchange therefor, does not, when taken together with the fair market value of such total consideration issued by Andrew in previously committed or consummated transactions pursuant to this Section 5.1(b)(iv), exceed $25,000,000 in the aggregate, (C) which does not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (D) which does not require approval of Andrew's stockholders;

             (v)  sell, pledge, dispose of, transfer, lease, license or otherwise encumber, or authorize the sale, pledge, disposition, transfer, lease, license or other encumbrance of, any of its or any of its Subsidiary's property or assets, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of such property or assets in the ordinary course of business of such party or its Subsidiaries consistent with past practice but not to exceed an aggregate value of $25,000,000 for all sales, pledges, dispositions, transfers, leases, licenses or encumbrances made by Andrew or its Subsidiaries in reliance upon this clause (A), (B) sales, pledges, dispositions, transfers, leases, licenses of such property or assets by Andrew or its Subsidiary to an Affiliate of Andrew, (C) sales or dispositions of inventory in the ordinary course of business of Andrew or its Subsidiaries consistent with past practice, or (D) licenses granted, or implied, pursuant to customer contracts made in the ordinary course of business of Andrew or its Subsidiaries; provided that no Leased Real Property that is material to the businesses of Andrew or its Subsidiaries, and no Owned Real Property, may be sold, pledged, disposed of, transferred, leased, licensed or otherwise further encumbered, and no Lease or Leased Real Property that is material to the businesses of Andrew or its Subsidiaries may be amended, terminated or otherwise modified;

            (vi)  make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) in connection with any transaction permitted pursuant to Section 5.1(b)(iv) above, (B) loans or advances by Andrew or any of its wholly owned Subsidiaries to Andrew or any of its Subsidiaries, (C) investments or capital contributions in any of its wholly owned Subsidiaries, (D) employee advances made in compliance with Applicable Laws and in the ordinary course of business of Andrew consistent with past practice (provided that, in the case of this clause (D), the aggregate amount of all such advances made by Andrew or its Subsidiaries in reliance upon this clause (D), is not more than $1,000,000), (E) as required by binding Contracts in effect as of the date hereof, all of which Contracts are listed on Section 5.1(b)(vi) of the Andrew Disclosure Letter, as applicable, (F) highly liquid investments with an original maturity of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice, or (G) in the ordinary course of business of such party consistent with past practice (provided that, in the case of this clause (G), the aggregate amount of all such loans, advances, capital contributions and investments made by Andrew or its Subsidiaries in reliance upon this clause (G), is not more than $10,000,000, and the transactions do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, or require approval of Andrew's stockholders);

           (vii)  other than draws on credit facilities existing on the date hereof permitted pursuant to Section 5.1(b)(viii) below, incur any indebtedness for borrowed money, enter into any letter of credit or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person for borrowed money, other than in the ordinary course of business of Andrew consistent with past practice, provided that the aggregate amount of all such newly incurred indebtedness for borrowed money, debt securities and obligations outstanding at any time by Andrew and its Subsidiaries is not more than $10,000,000;

          (viii)  draw on any credit facilities existing on the date hereof other than in the ordinary course of business of Andrew consistent with past practice, provided that the aggregate amount outstanding at any time of all such draws by Andrew and its Subsidiaries from such facilities is not more than $175,000,000;

            (ix)  pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) requiring payment by Andrew or its Subsidiaries in excess of $10,000,000 individually, or $25,000,000 in the aggregate (excluding attorneys' fees and expenses), other than the payment, discharge, settlement or satisfaction in the ordinary course of business of Andrew consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Andrew Balance Sheet, as applicable, or incurred since the date of such financial statements and reserved for in accordance with GAAP in the ordinary course of business of Andrew consistent with past practice;

             (x)  make any material Tax election, take any material position with respect to Taxes that is inconsistent with a position taken in a prior period, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement or settle or compromise any material income Tax liability, or enter into any internal restructuring or reorganization that would result in any material Tax liability;

            (xi)  except as required by binding Contracts in effect as of the date hereof, all of which are listed on Section 5.1(b)(xi) of the Andrew Disclosure Letter (the "Existing Benefits Commitments"), (A) increase in any manner the compensation (including bonus and incentive compensation) or fringe benefits of any of its officers, directors or employees, except in each case as contemplated by Section 5.1(b)(xii) or Section 6.4(b), or (B) enter into any collective bargaining agreement or make any commitment to provide any pension, retirement or severance benefit to any such officers, directors or employees;

           (xii)  (A) commit itself to, or enter into, any employment agreement or arrangement for Andrew's chief executive officer or any executive or management employee who does or would directly report to (1) Andrew's chief executive officer, or (2) a direct report to Andrew's chief executive officer, or (B) adopt or commit itself to any material new benefit, base salary or stock option plan or arrangement, or amend, otherwise supplement or, except as required by Existing Benefits Commitments or Applicable Law, accelerate the timing of, or make discretionary determinations that permit, payments or vesting under any existing benefit, stock option or compensation plan or arrangement;

          (xiii)  change in any material respect any of their respective methods or principles of accounting unless required by GAAP or any Applicable Laws, rules or regulations, as concurred in by its independent auditors;

          (xiv)  enter into, modify or amend in any material respect, or terminate, or waive, release or assign any material benefit or claim under, any Contract, joint venture, strategic partnership, alliance, license or sublicense, except with respect to (A) Contracts for the purchase of raw materials or sale of products, in each case in the ordinary course of business of Andrew or its Subsidiaries consistent with past practice or (B) joint ventures, collaborations, strategic partnerships or alliances, which, in the case of each of (A) and (B), (1) do not involve payments by Andrew or their respective Subsidiaries of more than $25,000,000, (2) do not materially impair the conduct of a reporting business segment of Andrew and its Subsidiaries, (3) do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (4) do not require approval of Andrew's stockholders;

           (xv)  enter into any material new line of business;

          (xvi)  take any action that would subject Andrew or any of its Subsidiaries to any material non-compete or other similar material restriction on the conduct of any of their respective businesses that would be binding following the Closing;

         (xvii)  make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments by Andrew or its Subsidiaries for capital expenditures which, in the aggregate, are in excess of $50,000,000; or

        (xviii)  authorize, or commit or agree to take, any of the foregoing actions.

          (c)   Required Consent from Andrew. Without limiting the generality of Section 5.1(a), except as otherwise expressly required by, or provided for in, this Agreement, or as set forth in Section 5.1(c) of the Parent Disclosure Letter, without the prior consent of Andrew, during the period from the date of this Agreement to the Effective Time, Parent shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

              (i)  amend any Parent Organizational Document in any respect that would reasonably be expected to be materially adverse to Parent's shareholders;

             (ii)  acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest or any security convertible into or exchangeable for any equity interest in or a portion of the assets of, or by any other manner, any Person, which acquisition, merger, consolidation or purchase would reasonably be expected to materially impede or delay the receipt of any approvals from any Governmental Entities contemplated hereby; or

            (iii)  authorize, or commit or agree to take, any of the foregoing actions.

        5.2    Solicitation.

          (a)   The following terms will have the definitions set forth below:

              (i)  An "Alternative Transaction" shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from Andrew or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Andrew or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of Andrew or any merger, consolidation or business combination involving Andrew as a whole, or (B) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of Andrew (including equity securities of any Subsidiary of such party) on a consolidated basis, or (ii) any liquidation or dissolution of Andrew;

             (ii)  An "Alternative Transaction Proposal" shall mean any offer or proposal relating to an Alternative Transaction;

            (iii)  A "Superior Proposal" means an unsolicited, bona fide, written Alternative Transaction Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, (A) 50% or more of the assets of Andrew on a consolidated basis or (B) 50% or more of the outstanding voting securities of Andrew, and as a result of which, the stockholders of Andrew immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of Andrew has in good faith determined (taking into account, among other things, (1) the advice of its outside legal counsel and its financial adviser, and (2) all terms of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by Parent)), to be more favorable to Andrew's stockholders (in their capacities as stockholders) than the terms of this Agreement (as it may be proposed to be amended by Parent) and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal including, if such Alternative Transaction Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.

          (b)   Andrew shall not, and shall not permit any of its Subsidiaries to, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing any information), or take any other action intended to facilitate, induce or encourage, any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any, or any possible, Alternative Transaction Proposal (except (A) to disclose the existence of the provisions of this Section 5.2, or (B) to the extent specifically permitted pursuant to Section 5.2(d)), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted pursuant to Section 5.3), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal. Andrew and each of its Subsidiaries will immediately cease, and will cause their officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third Persons conducted heretofore with respect to any possible or proposed Alternative Transaction, and will use its reasonable best efforts to enforce (and not waive any provisions of) any confidentiality agreement (or any similar agreement) relating to any such possible or proposed Alternative Transaction.

          (c)   As promptly as practicable (and in any event within 48 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating to any Alternative Transaction Proposal, Andrew shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry. In addition, Andrew shall provide Parent as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of all material developments regarding the status and terms (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Parent a copy of all written materials (including written materials provided by e-mail or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. Andrew shall provide Parent with 48 hours' prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably likely to consider any such Alternative Transaction Proposal or Alternative Transaction.

          (d)   Notwithstanding anything to the contrary contained in Section 5.2(b), in the event that Andrew receives an unsolicited, bona fide Alternative Transaction Proposal which is determined by its Board of Directors to be, or to be reasonably likely to lead to, a Superior Proposal, it may then take the following actions (but only (1) if and to the extent that (x) its Board of Directors concludes in good faith, after receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Law and (y) Andrew has given Parent at least three business days' prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal and (2) if it shall not have breached in any material respect any of the provisions of this Section 5.2):

              (i)  furnish nonpublic information to the Person or group making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement (except that such confidentiality agreement need not include a standstill), dated as of April 3, 2007, between Andrew and Parent (together with the Confidentiality Agreement, dated as of May 17, 2007, between Parent and Andrew, the "Confidentiality Agreements"), and (B) contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent); and

             (ii)  engage in negotiations with such Person or group with respect to such Superior Proposal; provided, however, in no event shall Andrew enter into any definitive agreement (other than a confidentiality agreement as permitted hereunder) to effect such Superior Proposal unless the Board of Directors of Andrew approves a Superior Proposal in accordance with Section 5.3 and authorizes Andrew to enter into a binding written agreement with respect to that Superior Proposal and, in connection with the termination of this Agreement and entering into the agreement reflecting the Superior Proposal, pays to Parent in immediately available funds the Termination Fee required to be paid by Section 8.3(a)(v).

          (e)   Nothing contained in this Agreement shall prohibit Andrew or its Board of Directors from taking and disclosing to Andrew's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Applicable Law.

        5.3    Board of Directors Recommendation.

          (a)   In response to the receipt of an unsolicited, bona fide Alternative Transaction Proposal which is determined by the Board of Directors of Andrew to be a Superior Proposal, Andrew's Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of approval and adoption of this Agreement and the Merger and may approve or recommend to its shareholders any Superior Proposal (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "Change of Recommendation") if the Board of Directors of Andrew has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Law.

          (b)   Prior to announcing any Change of Recommendation pursuant to Section 5.3(a), Andrew shall (A) provide to Parent three business days' prior written notice which shall (x) state expressly that it intends to effect a Change of Recommendation and (y) describe any modifications to the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal from the description of such terms and conditions and such Person contained in the notice required under Section 5.2(d), (B) make available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) during the three business-day period commencing upon receipt of the notice described in Section 5.3(b)(A), if requested by Parent, engage in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal.

          (c)   In addition to the circumstances set forth in Section 5.3(a), the Board of Directors of Andrew may effect a Change of Recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the approval and adoption of this Agreement and the Merger) if there shall have occurred and be continuing any other event, occurrence or circumstance as a result of which, in the good faith judgment of the Board of Directors of Andrew, after consultation with outside counsel of Andrew, the failure to effect a Change in Recommendation would violate the fiduciary duties of the Andrew Board of Directors to Andrew's stockholders under Applicable Law.

          (d)   If the Board of Directors of Andrew has effected a Change of Recommendation, Andrew shall promptly notify Parent in writing of such Change in Recommendation, including the specific subparagraph, but not more than one subparagraph, of Section 5.3 in reliance upon which such Change in Recommendation is made.

        If Parent thereafter terminates this Agreement in accordance with Section 8.1 based upon such notice, then the termination effects with respect to the specific subparagraph identified in such notice that are set forth in Section 8.3 shall apply.

        5.4    Control of Other Party's Business.    Nothing contained in this Agreement shall be construed to give Parent, directly or indirectly, the right to control or direct Andrew's operations or give Andrew, directly or indirectly, the right to control or direct Parent's operations, in each case, prior to the Effective Time. Prior to the Effective Time, each of Parent and Andrew shall exercise, on the terms and subject to the conditions of this Agreement, complete control and supervision over its respective operations.

Article VI
Additional Agreements

        6.1    Preparation of SEC Documents; Stockholders' Meeting.

          (a)   As soon as practicable following the date of this Agreement, Andrew and Parent shall agree upon the terms of, prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Andrew and Parent shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Andrew will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Andrew's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) reasonably required to be taken under any applicable state securities laws in connection with the Parent Share Issuance, and Andrew shall furnish all information concerning Andrew and the holders of Andrew Common Stock as may be reasonably requested in connection with any such action. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Proxy Statement, in each case prior to filing such with the SEC, except where doing so would cause the filing to not be filed timely, without regard to any extension pursuant to Rule 12b-25 of the Exchange Act; provided, however, that each party shall be deemed to have consented to the inclusion in the Form S-4, the Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Proxy Statement of any information, language or content specifically agreed to by such party or its counsel on or prior to the date hereof for inclusion therein. Parent will advise Andrew promptly after it receives notice of (i) the time when the Form S-4 has become effective or any supplement or amendment has been filed, (ii) the issuance or threat of any stop order, (iii) the suspension of the qualification of the Parent Common Stock issuable in connection with this Agreement for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to Andrew or Parent, or any of their respective Affiliates, officers or directors, should be discovered by Andrew or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement, including, where appropriate, a filing pursuant to Rules 165 and 425 of the Securities Act, describing such information shall promptly be filed with the SEC and, to the extent required by law, disseminated to the stockholders of Andrew.

          (b)   Andrew shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Law and the Andrew Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders to be held as promptly as practicable to consider the approval and adoption of this Agreement and the Merger (the "Andrew Stockholders' Meeting"). Except in the case of a Change of Recommendation in accordance with Section 5.3, Andrew will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Andrew may adjourn or postpone the Andrew Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption and approval of this Agreement and the Merger or, if, as of the time for which the Andrew Stockholders' Meeting is originally scheduled, there are insufficient shares of Andrew Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Andrew shall use commercially reasonable efforts such that the Andrew Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Andrew Stockholders' Meeting are solicited in compliance with Applicable Law, the rules of the NASDAQ and the Andrew Organizational Documents. Without the prior written consent of Parent, the approval and adoption of this Agreement and the Merger is the only matter which Andrew shall propose to be acted on by Andrew's stockholders at the Andrew Stockholders' Meeting.

          (c)   Andrew will use commercially reasonable efforts to hold the Andrew Stockholders' Meeting as soon as reasonably practicable after the date of this Agreement, subject to the requirements of Instruction D.3 to Schedule 14A (Rule 14a-101) promulgated under the Exchange Act.

          (d)   Except to the extent expressly permitted by Section 5.3: (i) the Board of Directors of Andrew shall recommend that its stockholders vote in favor of the approval and adoption of this Agreement and the Merger at the Andrew Stockholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Andrew has recommended that Andrew's stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Andrew Stockholders' Meeting, and (iii) neither the Board of Directors of Andrew nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the stockholders of Andrew vote in favor of the approval and adoption of this Agreement and the Merger.

          (e)   Notwithstanding anything to the contrary in this Agreement, if Parent shall have determined, by irrevocable written notice to Andrew, not to include any Parent Common Stock in the Election Merger Consideration, Parent shall have no obligation to file or have declared effective the Form S-4 with the SEC.

        6.2    Access to Information; Confidentiality.

          (a)   Subject to the Confidentiality Agreements and Applicable Law, each of Andrew and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of Andrew and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. Between the date hereof and Closing, Andrew and its Subsidiaries shall afford Parent and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the Real Property to conduct such activities as are necessary to consummate the Merger (including to satisfy requirements of lenders that will provide financing for the Merger) only, and for no other purposes, provided that any such investigations shall be conducted in such a manner as not to interfere unreasonably with the normal operations of Andrew and its Subsidiaries.

          (b)   Andrew agrees to deliver to Parent as soon as is reasonably practicable, to the extent in the possession or control of Andrew or its Subsidiaries, true and correct copies of the most recent title insurance policy (or if none, title opinion, title certificate or other equivalent evidence of title) and most recent survey for each Owned Real Property and any lease agreements regarding the Real Property to which it is a party.

          (c)   Each of Andrew and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the other party in confidence in accordance with the terms of the Confidentiality Agreements.

          (d)   If, on the date that is five business days before the date that the parties' obligations under the Confidentiality Agreements terminate, (i) the Effective Time has not occurred and (ii) this Agreement has not been terminated pursuant to Section 8.1, then the parties shall amend the Confidentiality Agreements to extend the term of each party's obligations under the Confidentiality

  Agreements to the earlier of (A) the Effective Time and (B) the date on which this Agreement is terminated pursuant to Section 8.1.

        6.3    Commercially Reasonable Efforts.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closing to be satisfied (but in no event shall a party be required to waive any such condition) as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals from Governmental Entities and the making of all necessary registrations and filings, including all filings required by the HSR Act (the initial filing required by the HSR Act to be filed as soon as reasonably practicable, but in any event within 15 days, following the execution of this Agreement) and any applicable antitrust, competition or similar laws of any foreign jurisdiction, and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance of the covenants contained in Sections 6.3(a)(ii) and 6.3(a)(iv), Parent and Andrew shall, if required by one or more Governmental Entities acting pursuant to any applicable antitrust, competition or similar laws to obtain any of the actions or nonactions, waivers, consents, clearances, approvals, or avoidance of actions or proceedings referred to in Sections 6.3(a)(ii), or pursuant to Section 6.3(a)(iv) or if required by a federal, state or foreign court, agree to the divestiture by Parent, Andrew or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Andrew or its Subsidiaries and the imposition of any limitation on the ability of Parent or its Subsidiaries or Andrew or its Subsidiaries to conduct their respective businesses or to own or exercise control of their respective assets, properties and stock (including licenses, hold separate agreements, covenants affecting business operating practices or similar matters) if such divestitures and limitations, individually or in the aggregate, would not be reasonably expected to result in the loss of annualized revenue of Parent and Andrew on a combined consolidated basis of more than $225,000,000. Subject to Applicable Laws relating to the exchange of information and in addition to Section 6.3(b), Parent and Andrew, or their respective counsel, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent and its Subsidiaries or Andrew and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (b)   Subject to Applicable Laws relating to the exchange of information, each of Andrew and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals, consents or clearances of any Governmental Entity (whether domestic, foreign or supranational). In that regard, each party shall use commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participate in any meeting with any such Governmental Entity unless it consults with the other in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and (v) furnish the other with such necessary information and reasonable assistance as Andrew or Parent may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of Andrew and Parent shall designate any competitively sensitive material provided to the other under this Section 6.3 as "outside counsel only." Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Andrew or Parent, as the case may be) or its legal counsel.

          (c)   In connection with and without limiting the foregoing, Andrew and Parent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        6.4    Indemnification and Insurance.

          (a)   Immediately after the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the present and former officers and directors of Andrew and its Subsidiaries (each an "Indemnified Party") as those contained in the Andrew Charter and the Andrew By-laws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Andrew, unless such modification is required by law. Parent shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), or taken by them at the request of Andrew, Parent, the Surviving Corporation or any of their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law for a period of six years after the Effective Time. Each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by such Indemnified Party hereunder, without the consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim.

          (b)   Prior to the Effective Time, Parent shall purchase a directors' and officers' and fiduciary liability insurance policy providing coverage for a period of at least six years following the Effective Time for persons who were officers and/or directors of Andrew prior to the Effective Time for claims arising after the Effective Time from facts or events which occurred at or prior to the Effective Time, and in each case, which policy shall provide for at least the same coverage and amounts containing terms and conditions that are not less advantageous than the respective policies of Andrew, as in place at the Effective Time; provided, however, that in no event will Parent be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by Andrew for such insurance (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

          (c)   In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.4.

          (d)   The provisions of this Section 6.4 are intended for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have had by contract or otherwise.

        6.5    Fees and Expenses.    Except as otherwise set forth in this Section 6.5 and in Section 8.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses (including Andrew's fees and expenses incurred in connection with the printing and mailing of the Proxy Statement to its shareholders), whether or not the Merger is consummated, provided that Andrew shall pay any foreign, state or local real estate transfer or similar taxes imposed on the stockholders of Andrew as a result of the transactions contemplated in this Agreement. Parent and Andrew shall each bear one-half of the filing fees required by the HSR Act and any antitrust, competition or similar laws of any foreign jurisdiction. Parent shall bear the fee to the SEC for the Form S-4 (including any amendments thereto).

        6.6    Announcements.    Parent and Andrew will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release, public statements or other announcements with respect to the transactions contemplated by this Agreement, including any announcement to employees, customers, suppliers or others having dealings with Parent or Andrew, respectively, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or other announcement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market.

        6.7    Listing.    Parent shall use all reasonable best efforts to cause the Parent Common Stock issuable under Article II and those shares of Parent Common Stock required to be reserved for issuance under the Andrew Stock Plans, the Andrew Warrant and the Andrew Indenture to be authorized for listing on the NYSE, upon notice of issuance, exercise or conversion, as applicable.

        6.8    Conveyance Taxes.    Parent and Andrew shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and any such taxes shall be paid one-half by Parent and one-half by Andrew.

        6.9    Employee Benefits.

          (a)   For one year following the Effective Time (the "Continuation Period"), with respect to each country in which Andrew has an employee workforce, Parent shall provide or cause to be provided to the employee workforce of the Surviving Corporation and the other members of the employee workforce of any other Affiliate of Parent who were employees of Andrew or any of its Subsidiaries immediately prior to the Effective Time ("Continuing Employees"), employee benefits that, in the aggregate, are no less favorable than the employee benefits package provided by Andrew to the Continuing Employees in such country by Andrew or any of its Subsidiaries; provided, however, that, subject to Applicable Law, if Parent has an employee workforce in such country, Parent may, in lieu thereof, provide to the Continuing Employees the benefits package offered to Parent's employee workforce in such country immediately prior to the execution of this Agreement; and, provided, further, that with respect to equity based compensation, Parent shall have no obligation to provide equity awards to the Continuing Employees during the Continuation Period covering a number of shares of Parent Common Stock in excess of the number of shares of Andrew Common Stock available under the 2000 Management Incentive Program and/or 2005 Long Term Incentive Plan of Andrew as in effect immediately prior to the Effective Time (as appropriately adjusted to reflect the Merger). Notwithstanding anything in this Section 6.9(a) to the contrary, each employee of Andrew or any of its Subsidiaries, other than any director or officer of Andrew, who is covered and eligible for benefits under an Andrew Domestic Benefit Plan that provides for payment of cash severance benefits upon certain employment termination shall, upon termination of employment within one year following the Effective Time, receive the severance benefits provided by the Andrew Domestic Benefit Plans applicable to non-officer and non-director employees (including, without limitation, the Allen Telecom, Inc. Key Employee Severance Policy and the Andrew Employee Severance Plan effective May 1, 2007) or, if the cash severance payments would be higher under a severance plan maintained by Parent or its Affiliates (other than Andrew and its Subsidiaries) applicable to non-officer and non-director employees, such plan of Parent or its Affiliates. From and after the Effective Time, Parent and its Affiliates shall continue, and shall cause the Surviving Entity to continue, the Allen Telecom, Inc. Key Employee Severance Policy in accordance with its terms in effect on the date hereof until it is amended or terminated in accordance with the provisions of the policy, including (without limitation) the consent requirement described in Section II of the policy.

          (b)   Following the Effective Time, Parent shall recognize (or cause to be recognized) the service of each Continuing Employee with Andrew or any of its Subsidiaries for purposes of (i) eligibility and vesting under any Parent Benefit Plan, (ii) determination of benefits levels under any vacation or severance Parent Benefit Plan and (iii) determination of "retiree" status under any Parent Benefit Plan, for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, in each case except where such crediting would result in a duplication of benefits or such service would not be recognized for a similarly situated employee of Parent or one of its subsidiaries. To the extent Parent establishes or designates a

  Parent Benefit Plan to provide group health benefits to Continuing Employees, (x) Parent shall, with respect to each such Parent Benefit Plan, waive pre-existing condition limitations with respect to Continuing Employees to the same extent waived or no longer applicable under the applicable group health plan of Andrew and (y) each Continuing Employee shall be given credit under the applicable Parent Benefit Plan for amounts paid under the corresponding group health plan of Andrew or an Affiliate during the plan year in which the Effective Time occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

          (c)   As of the Effective Time, the Surviving Corporation shall assume all rights (including the rights to modify in accordance with their terms) under and agree to perform in accordance with their terms (i) all employment, severance and other compensation agreements and arrangements existing as of the date hereof (and provided to Parent by Andrew prior to the date hereof) between Andrew or any of its Subsidiaries and any director, officer or employee thereof, and (ii) any such agreements or arrangements entered into after the date hereof and prior to the Effective Time by Andrew or any of its Subsidiaries in compliance with the terms of this Agreement.

          (d)   For a period not less than one year following the Effective Time, Parent and its Affiliates shall maintain, and shall cause the Surviving Corporation to maintain, each Andrew Domestic Benefit Plan that is a Welfare Plan providing benefits to retirees and other current and future former employees of Andrew (and their respective spouses and dependents) in accordance with the terms of each such plan (including cost sharing feature) as in effect immediately prior to the date hereof.

          (e)   Andrew shall, if requested to do so by Parent and if permitted by Applicable Law, take any action required to terminate its defined contribution 401(k) plan, such termination to be effective immediately prior to and conditioned upon the Effective Time; provided, however, that Andrew shall be permitted to authorize a profit sharing contribution to such plan for 2007 for allocation to eligible employees in an amount equal to the lesser of (x) 3.5% of the adjusted pre-tax income of Andrew and its Subsidiaries on a consolidated basis and (y) $5,400,000 and further provided that nothing in this Section 6.9(e) shall be construed as requiring Andrew to make plan termination distributions or otherwise wind up its 401(k) plan prior to the Effective Time. Parent shall provide, or shall cause the Surviving Corporation to provide, that each Continuing Employee who is a participant in Andrew's 401(k) plan shall be given the opportunity to "roll over" his or her account balance (including any promissory note evidencing an outstanding loan) from the terminated plan to a tax-qualified defined contribution plan maintained by Parent or the Surviving Corporation.

          (f)    Without limiting the generality of Section 9.7, nothing in this Agreement will be construed to create a right in any employee of Andrew or any Subsidiary to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent or grant or create any right in any employee or beneficiary of such employee under an Parent Benefit Plan or an Andrew Benefit Plan, nor shall anything is this Agreement be deemed to constitute an amendment of any Andrew Benefit Plan.

        6.10    Consents of Accountants.    Andrew and Parent will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Form S-4 is filed with the SEC, is amended or supplemented, and becomes effective or a date not more than two days prior to each such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

        6.11    Financing.

          (a)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange debt financing for the purpose of funding the transactions contemplated by this Agreement (the "Debt Financing") so as to close within the time period provided in Section 1.2 hereof. Parent shall keep Andrew informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing.

          (b)   Andrew shall provide to Parent all cooperation reasonably requested by Parent that is reasonably necessary and customary in connection with the Debt Financing (provided that such requested cooperation shall not unreasonably interfere with the operation of the business of Andrew or require Andrew to take any action Andrew reasonably believes to be inconsistent with Applicable Laws and provided further that Andrew shall not be required to pay any commitment or other similar fee or incur any other cost, expense or liability that is not simultaneously reimbursed by Parent in connection with the Debt Financing or any of the actions contemplated by this Section 6.11 prior to the Closing), including:

            (i)    participating in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

            (ii)   assisting Parent with the preparation of materials for rating agency presentations and offering documents (including private placement memoranda, bank information memoranda, prospectuses and similar documents) necessary and customary in connection with the Debt Financing; provided, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by Andrew or any of its Subsidiaries; provided further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to Andrew or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

            (iii)  assisting Parent with the preparation of all financial statements and financial data of the type required by Regulation S-X (provided that information required by Rule 3-10 of Regulation S-X may be in summary form) and Regulation S-K under the Securities Act (without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A; 34-54302A; IC-27444A);

            (iv)  furnishing Parent with financial and other pertinent information regarding Andrew as may be reasonably requested by Parent to consummate the Debt Financing, including all financial statements and financial data reasonably required to consummate the Debt Financing if such offering were registered under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act and the financial data required by Item 3-01 of Regulation S-K under the Securities Act;

            (v)   using reasonable best efforts to assist Parent in procuring accountants' comfort letters and consents, payoff letters, lien releases, legal opinions, surveys and title insurance as reasonably requested by Parent;

            (vi)  providing and executing customary officer's certificates and other similar documents as may be reasonably requested by Parent so long as no such document is effective until the occurrence of the Closing;

            (vii) using reasonable best efforts to cooperate with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the transactions contemplated hereby;

            (viii) executing and delivering definitive financing documentation and delivering collateral for the Debt Financing, all effective at the Effective Time; and

            (ix)  taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent in connection with the consummation of the Debt Financing.

          (c)   The parties acknowledge that the active participation and assistance of appropriate members of management of Andrew will be necessary in order to enable Parent to create an offering memorandum or bank memorandum for any bond offering or bank credit facility that is part of the Debt Financing. Andrew will endeavor to make such individuals reasonably available to Parent for the purpose described in the preceding sentence to an extent generally consistent with the availability that would reasonably be expected in other comparable companies operating under a similar timetable.

          (d)   All non-public or otherwise confidential information regarding Andrew obtained by Parent pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreements.

          (e)   Parent shall, promptly upon request by Andrew, reimburse Andrew for all reasonable and documented out-of-pocket costs incurred by Andrew or its Subsidiaries in connection with their respective cooperation pursuant to this Section 6.11 and shall indemnify and hold harmless Andrew, its Subsidiaries and their respective representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than in respect of any actions or omissions of Andrew, its Subsidiaries and its Affiliates which constitute willful misconduct or gross negligence or any information provided by Andrew or its Subsidiaries).

          (f)    Parent acknowledges and agrees that consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent of the proceeds of the Financing Commitments and that any failure by Parent to consummate the Merger on the Closing Date, provided, that at such time the conditions to Closing set forth in Sections 7.1 and 7.2 are satisfied, shall constitute a breach by Parent of this Agreement.

        6.12    Affiliate Legends.    Section 6.12 of the Andrew Disclosure Letter sets forth a list of those Persons who are, in Andrew's reasonable judgment, "affiliates" of Andrew within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). Andrew shall notify Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Parent shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate).

        6.13    Notification of Certain Matters.    Andrew shall give prompt notice to Parent, and Parent shall give prompt notice to Andrew, of the occurrence, or failure to occur, of any event, which is in Andrew's or Parent's Knowledge, as applicable, and as to which the occurrence or failure to occur would reasonably be likely to result in the failure of any of the conditions set forth in Article VII to be satisfied. Each of the parties shall give prompt written notice to the other party of any material correction to any of the Parent SEC Documents or the Andrew SEC Documents, as the case may be, from and after the date hereof. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

        6.14    Section 16 Matters.

          (a)   Prior to the Effective Time, Andrew's Board of Directors, or an appropriate committee of non-employee directors of Andrew, shall, if necessary, adopt a resolution consistent with the SEC's interpretive guidance to approve the disposition by any officer or director of Andrew who is a "covered person" of Andrew for the purposes of Section 16 of the Exchange Act of Andrew

  Common Stock or Andrew Stock Options pursuant to this Agreement and the Merger for the purposes of qualifying the disposition as an exempt transaction under Section 16 of the Exchange Act.

          (b)   Prior to the Effective Time, Parent's Board of Directors, or an appropriate committee of non-employee directors of Parent, shall, if necessary, adopt a resolution consistent with the SEC's interpretive guidance to approve the acquisition by any officer or director of Andrew who will become a "covered person" of Parent for the purposes of Section 16 of the Exchange Act of Parent Common Stock or Parent Stock Options pursuant to this Agreement and the Merger for the purposes of qualifying the acquisition as an exempt transaction under Section 16 of the Exchange Act.

        6.15    State Takeover Laws.

          (a)   Prior to the Effective Time, Andrew shall not take any action to render inapplicable, or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) Andrew's Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to take such action is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under Applicable Law.

        6.16    Reservation of Parent Common Stock.    Effective at or prior to the Effective Time, Parent shall reserve out of its reserved but unissued shares of Parent Common Stock sufficient shares of Parent Common Stock to provide for (i) the issuance of Parent Common Stock as part of the Election Merger Consideration, if applicable, (ii) the issuance of Parent Common Stock upon the exercise of the Andrew Options, (iii) the issuance of Parent Common Stock upon the exercise of the Andrew Warrant and (iv) the issuance of Parent Common Stock upon the conversion of Andrew Notes.

        6.17    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Andrew, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Andrew, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Andrew acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        6.18    Stockholder Litigation.    Andrew shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against Andrew and/or its directors relating to the transactions contemplated by this Agreement; provided, however, nothing herein shall require either party to take any action that its counsel reasonably concludes would jeopardize the work product privilege or the attorney-client privilege. Neither Parent nor Andrew shall enter any settlement of such litigation without the other party's prior written consent (such consent not to be unreasonably withheld or delayed).

Article VII
Conditions Precedent

        7.1    Conditions to Each Party's Obligation to Effect The Merger.    The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)    Stockholder Approval.    The Andrew Stockholder Approval shall have been obtained.

          (b)    Antitrust/Competition.    The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and under the foreign antitrust or competition laws, rules or regulations for the jurisdictions listed on Section 7.1(b) of the Parent Disclosure Letter shall have been terminated or shall have expired. In addition, all of the authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity required under the foreign antitrust or competition laws, rules or regulations for the jurisdictions listed on Section 7.1(b) of the Parent Disclosure Letter shall have been filed, have occurred, or have been obtained and shall be in full force and effect.

          (c)    Governmental Consents and Approvals.    Except for the matters covered by Section 7.1(b), all filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by Andrew, Parent or any of their Subsidiaries to consummate the Merger shall have been made or obtained, other than those that if not made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on Parent and its Subsidiaries (determined, for purposes of this clause, after giving effect to the Merger) on a combined basis.

          (d)    No Injunctions or Restraints.    No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which prohibits, materially restricts, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

          (e)    Governmental Action.    No action or proceeding shall be instituted or pending by any Governmental Entity challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Merger, asserting the illegality of the Merger or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

          (f)    Form S-4.    If any Parent Common Stock is included in the Election Merger Consideration, the Form S-4 shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of Andrew or Parent, threatened by the SEC.

          (g)    Listing.    If any Parent Common Stock is included in the Election Merger Consideration, the shares of Parent Common Stock issuable to the stockholders of Andrew as provided for in Article II shall have been authorized for listing on the NYSE, upon official notice of issuance.

          (h)    The Andrew Indenture.    Parent and Andrew, together with the trustee under the Andrew Indenture, shall have entered into a supplemental indenture to the Andrew Indenture providing for modification of the conversion rights of the holders of Andrew Notes, as contemplated by Section 15.06 of the Andrew Indenture.

        7.2    Conditions to Obligations of Parent and Merger Sub.    The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)   Except as a result of action expressly permitted or expressly consented to in writing by Parent pursuant to Section 5.1, (i) the representations and warranties of Andrew contained in this Agreement (other than the representations and warranties of Andrew contained in Sections 4.2, 4.3(a), 4.3(b), 4.3(c), 4.13 and 4.15) shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date), except where the failure of such representations and warranties to be so true (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Andrew and (ii) the representations and warranties of Andrew contained in Sections 4.2, 4.3(a), 4.3(b), 4.3(c), 4.13, and 4.15 shall be true in all material respects both when made and as of the Closing Date, as if made as of such time (except, to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all material respects, as of such date).

          (b)   Andrew shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)   No Material Adverse Change of Andrew shall have occurred since the date of this Agreement and be continuing.

          (d)   Parent shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Andrew to the effect that the conditions set forth in Sections 7.2(a), (b), and (c) have been satisfied.

        7.3    Conditions to Obligations of Andrew.    The obligations of Andrew to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)   Except as a result of action expressly permitted or expressly consented to in writing by Andrew pursuant to Section 5.1, (i) the representations and warranties of Parent contained in this Agreement (other than the representations and warranties of Parent contained in Sections 3.2, 3.3(a), 3.3(b) and 3.8) shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date), except where the failure of such representations and warranties to be so true (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (ii) the representations and warranties of Parent contained in Sections 3.2, 3.3(a), 3.3(b) and 3.8 shall be true in all material respects both when made and as of the Closing Date, as if made as of such time (except, to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all material respects, as of such date).

          (b)   Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)   Andrew shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

Article VIII
Termination, Amendment and Waiver

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and (except in the case of Sections 8.1(b)(iii), 8.1(e), or 8.1(f)) whether before or after the Andrew Stockholder Approval:

          (a)   by mutual written consent of Parent and Andrew, if the Board of Directors of each so determines;

          (b)   by written notice of either Parent or Andrew (as authorized by the Board of Directors of Parent or Andrew, as applicable):

            (i)    if the Merger shall not have been consummated by December 31, 2007 (the "Outside Date"), provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d) or Section 7.1(e) and (y) all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to March 31, 2008 (which shall then be the Outside Date); provided, further that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation of such party, or satisfy any condition to be satisfied by such party, under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Outside Date;

            (ii)   if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (iii)  if the Andrew Stockholder Approval shall not have been obtained at the Andrew Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Andrew if the failure to obtain the Andrew Stockholder Approval shall have been caused by the action or failure to act of Andrew and such action or failure to act constitutes a breach by Andrew of this Agreement;

          (c)   by Parent (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of Andrew set forth in this Agreement, or if any representation or warranty of Andrew shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Andrew's representations and warranties has not been or is incapable of being cured by Andrew within 30 calendar days after its receipt of written notice thereof from Parent or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of Andrew set forth in this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied and such failure by Andrew has not been or is incapable of being cured by Andrew within 30 calendar days after its receipt of written notice thereof from Parent;

          (d)   by Andrew (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Parent's representations and warranties has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from Andrew or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of Parent set forth in this Agreement such that the conditions set forth in Section 7.3(b) would not be satisfied and such breach by Parent has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from Andrew;

          (e)   by Parent (as authorized by its Board of Directors), at any time prior to the Andrew Stockholder Approval, if (i) Andrew shall have failed to hold the Andrew Stockholders' Meeting in accordance with Section 6.1(b) (A) on or before the date which is 75 calendar days after the date on which the SEC declared the Form S-4 effective or (B) in the event Andrew adjourns or postpones the Andrew Stockholder Meeting in accordance with the terms of Section 6.1(b), on or before the date that is five business days after the date that is 75 calendar days after the date on which the SEC declared the Form S-4 effective, (ii) Andrew shall have failed to include in the Proxy Statement distributed to the stockholders of Andrew its Board of Directors' recommendation that such stockholders approve and adopt this Agreement and approve the Merger, (iii) Andrew's Board of Directors shall have withdrawn, amended, modified or qualified such recommendation in a manner adverse to the interests of Parent, (iv) Andrew's Board of Directors shall have failed to reconfirm such recommendation within five business days of receipt of a written request from Parent to do so, (v) Andrew, Andrew's Board of Directors or any committee thereof shall have approved or recommended any Alternative Transaction, or (vi) Andrew or Andrew's Board of Directors shall have failed, within ten business days after any tender or exchange offer relating to Andrew Common Stock commenced by any third party shall have been first published, sent or given, to have sent to Andrew's security holders a statement disclosing that the Board of Directors of Andrew recommends rejection of such tender offer or exchange offer; or

          (f)    by Andrew, at any time prior to the Andrew Stockholder Approval, if the Board of Directors of Andrew approves a Superior Proposal in accordance with Section 5.3 and authorizes Andrew to enter into a binding written agreement with respect to that Superior Proposal and, in connection with the termination of this Agreement and entering into the agreement reflecting the Superior Proposal, pays to Parent in immediately available funds the Termination Fee required to be paid by Section 8.3(a)(v).

        8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except that(i) Section 6.2(c), Section 6.5, Section 6.11(e), this Section 8.2, Section 8.3, the second sentence of Section 8.4 and Section 8.5, as well as Article IX (other than Section 9.1) shall survive termination of this Agreement and continue in full force and effect, and (ii) that nothing herein, including any payment of a Termination Fee pursuant to Section 8.3, shall relieve any party from liability for any willful breach of any representation or warranty of such party contained herein or any willful breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        8.3    Payments.

          (a)    Payment by Andrew.

            (i)    In the event that (A) this Agreement is terminated by Andrew or Parent pursuant to Section 8.1(b)(i) or 8.1(b)(iii), (B) following the date hereof and prior to such termination, any Person shall have made to Andrew or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any "Acquisition" ("Acquisition" shall have the same meaning as the defined term "Alternative Transaction" except that "50%" shall be substituted for "20%" in each instance where "20%" appears in such definition) with respect to Andrew, and (C) within 12 months following termination of this Agreement, an Acquisition of Andrew is consummated, then Andrew shall pay Parent a fee equal to $75,000,000.00 (the "Termination Fee") in immediately available funds; such fee payment to be made concurrently upon such consummation.

            (ii)   In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), (B) following the date hereof and prior to such termination, any Person shall have made to Andrew or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to Andrew and (C) Andrew's breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating or assisting or otherwise benefiting, an Alternative Transaction or the Person making such Alternative Transaction, then Andrew shall pay Parent the Termination Fee in immediately available funds, such payment to be made within two business days of such termination. Any breach of the covenants contained in Section 5.2 shall be considered willful, intentional and intended to facilitate, assist or otherwise benefit an Alternative Transaction.

            (iii)  In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(e) and (B) the Board of Directors of Andrew has effected a Change of Recommendation as permitted by and in compliance with Section 5.3(a) or Section 5.3(c), then Andrew shall pay Parent the Termination Fee in immediately available funds; such fee payment to be made within one business day after such Change in Recommendation has been effected.

            (iv)  In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(e) and the Board of Directors of Andrew has not effected a Change of Recommendation as permitted by and in compliance with Sections 5.3(a) or 5.3(c), (B) following the date hereof and prior to such termination, any Person shall have made to Andrew or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Andrew, and (C) within 12 months following termination of this Agreement, an Acquisition of Andrew is consummated, then Andrew shall pay Parent the Termination Fee in immediately available funds; such fee payment to be made concurrently upon such consummation.

            (v)   In the event that this Agreement is terminated by Andrew pursuant to Section 8.1(f) with respect to a Superior Proposal, then Andrew shall pay Parent the Termination Fee in immediately available funds and concurrently with such termination.

          (b)    Interest and Costs; Other Remedies.    All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by Parent. Each of Andrew and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Andrew fails to pay in a timely manner the amounts due pursuant to this Section 8.3 and, in order to obtain such payment, Parent makes a claim that results in a judgment against Andrew, Andrew shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the rate of interest per annum publicly announced by Bank of America, N.A. as its prime rate at its principal office in New York, New York, as in effect on the date such payment was required to be made. This entire Section 8.3 shall survive any termination of this Agreement.

        8.4    Amendment.    Subject to compliance with Applicable Law, this Agreement may be amended by the parties in writing at any time before or after the Andrew Stockholder Approval; provided, however, that after the Andrew Stockholder Approval, there may not be, without further approval of the stockholders of Andrew, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Andrew Common Stock hereunder, or which by law or NASDAQ rule otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, a party may, subject to the proviso of Section 8.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
General Provisions

        9.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in this Agreement which by its terms contemplates performance after the Effective Time.

        9.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Andrew to:

      Andrew Corporation
      3 Westbrook Corporate Center
      Westchester, IL 60154
      Fax No: (708) 492-3823
      Attention: Justin Choi, Senior Vice President and General Counsel

      with a copy to:

      Mayer, Brown, Rowe & Maw LLP
      71 S. Wacker Drive
      Chicago, IL 60606
      Fax No: (312) 706-8164
      Attention: James T. Lidbury

    (b)
    if to Parent or Merger Sub, to:

      CommScope, Inc.
      1100 CommScope Place SE
      Hickory, North Carolina 28603
      Fax No: (828) 431-2520
      Attention: Frank B. Wyatt, II, Senior Vice President and General Counsel

      with a copy to:

      Fried, Frank, Harris, Shriver & Jacobson LLP
      One New York Plaza
      New York, NY 10004
      Fax No: (212) 859-8000
      Attention: Lois Herzeca

        9.3    Interpretation.    When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a "Person" shall include references to an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to dollar amounts shall be to lawful currency of the United States.

        9.4    Knowledge.    References to the "Knowledge" of a party to this Agreement shall mean, (i) in the case of Andrew, the actual knowledge of the Persons listed in Section 9.4 of the Andrew Disclosure Letter, and (ii) in the case of Parent and Merger Sub, the actual knowledge of the Persons listed in Section 9.4 of the Parent Disclosure Letter after due inquiry.

        9.5    Disclosure Letters.    On or prior to the date of this Agreement, Parent has delivered to Andrew a disclosure letter (the "Parent Disclosure Letter") and Andrew has delivered to Parent a disclosure letter (the "Andrew Disclosure Letter"). Each Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such Disclosure Letter relates; provided, however, that any information set forth in one section of a Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such section of the Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on Parent or Andrew, as appropriate.

        9.6    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        9.7    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the Confidentiality Agreements and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II (which are intended to benefit the holders of Andrew Common Stock) and Section 6.4 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies.

        9.8    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        9.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        9.10    Consent to Jurisdiction.    Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

        9.11    Headings, etc.    The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.12    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        9.13    Failure or Indulgence Not a Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        9.14    Waiver of Jury Trial.    EACH OF PARENT, MERGER SUB AND ANDREW HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF PARENT, MERGER SUB OR ANDREW IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        9.15    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, Parent, Merger Sub and Andrew have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

COMMSCOPE, INC.
By:	/s/ FRANK M. DRENDEL Name: Frank M. Drendel Title: Chairman and Chief Executive Officer
DJROSS, INC.
By:	/s/ JEARLD L. LEONHARDT Name: Jearld L. Leonhardt Title: Executive Vice President
ANDREW CORPORATION
By:	/s/ RALPH E. FAISON Name: Ralph E. Faison Title: President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION
OF
DJROSS, INC.

        1.    Name.    The name of the corporation is DJRoss, Inc.

        2.    Registered Office and Registered Agent.    The address of the registered office of the corporation in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

        3.    Purpose.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

        4.    Capital Stock.    The total number of shares that the corporation is authorized to issue is 1,000, par value $0.01 per share, all of which shares are designated as common stock.

        5.    Incorporator.    The name the incorporator of the corporation is John Newsom and his mailing address is Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004.

        6.    Bylaws.    The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

        7.    Indemnification.

        Section 1 Elimination of Certain Liability of Directors.    A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  Section 2 Indemnification and Insurance.

          (a)    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or, if a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) hereof,

a-1

  the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (b)    Right of Claimant to Bring Suit.    If a claim under paragraph (a) of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c)    Non-Exclusivity of Rights.    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (d)    Insurance.    The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. Neither the amendment, modification or repeal of this article nor the adoption of any provision in this certificate of incorporation inconsistent with this article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

        8.    Elections of Directors.    Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

a-2

EXHIBIT B

BYLAWS

OF

DJROSS, INC.

Page
Article I.	Stockholders' Meetings	b-1
1.1	Place of Meetings	b-1
1.2	Annual Meeting	b-1
1.3	Special Meetings	b-1
1.4	Notice of Meetings	b-1
1.5	Quorum	b-1
1.6	Adjournment of Meetings	b-1
1.7	Voting List	b-1
1.8	Vote Required	b-1
1.9	President; Secretary	b-2
1.10	Record Date	b-2
1.11	Written Consent	b-2
Article II.	Directors	b-2
2.1	Number and Qualifications	b-2
2.2	Term of Office	b-2
2.3	Resignation	b-2
2.4	Vacancies	b-2
2.5	Regular Meetings	b-2
2.6	Special Meetings	b-2
2.7	Notice	b-2
2.8	Quorum	b-2
2.9	Vote Required	b-2
2.10	Action Without a Meeting	b-3
2.11	Use of Communications Equipment	b-3
Article III.	Officers	b-3
3.1	Offices Created; Qualifications; Election	b-3
3.2	Term of Office	b-3
3.3	Removal of Officers	b-3
3.4	Resignation	b-3
3.5	Vacancies	b-3
3.6	Powers	b-3
3.7	President	b-3
3.8	Secretary	b-3
Article IV.	Capital Stock	b-4
4.1	Uncertificated Stock	b-4
4.2	Registration	b-4
4.3	Transfer of Shares	b-4
Article V.	General Provisions	b-4
5.1	Fiscal Year	b-4
5.2	Corporate Seal	b-4
5.3	Amendment of Bylaws	b-4

b-i

AMENDED AND RESTATED

BY-LAWS

OF

DJROSS, INC.

Article I.
Stockholders' Meetings

        1.1    Place of Meetings.    Meetings of the stockholders shall be held at such place, either within or without the State of Delaware, as the board of directors shall determine.

        1.2    Annual Meeting.    The annual meeting of the stockholders for the election of the directors and the transaction of such other business as may properly be brought before the meeting shall be held on the date and at the time designated by the board of directors.

        1.3    Special Meetings.    Special meetings of the stockholders for any purpose or purposes may be called only by the board of directors. The business to be transacted at any special meeting shall be limited to the purposes stated in the notice.

        1.4    Notice of Meetings.    Notice of the place, if any, date and hour of any stockholders' meeting shall be given to each stockholder entitled to vote. Notice of a special meeting shall also state the purpose or purposes for which the meeting has been called. Unless otherwise provided in the General Corporation Law of the State of Delaware (the "General Corporation Law"), notice shall be given at least 10 days but not more than 60 days before the date of the meeting.

        1.5    Quorum.    The presence, in person or by proxy, of the holders of a majority of the voting power of the stock entitled to vote at a meeting shall constitute a quorum. In the absence of a quorum, either the president or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn the meeting in the manner provided in Section 1.6 until a quorum shall be present. A quorum, once established at a meeting, shall not be broken by the withdrawal of the holders of enough voting power to leave less than a quorum. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.

        1.6    Adjournment of Meetings.    Either the president or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn any meeting of stockholders from time to time. At any adjourned meeting the stockholders may transact any business that they might have transacted at the original meeting. Notice of an adjourned meeting need not be given if the time and place, if any, are announced at the meeting so adjourned, except that notice of the adjourned meeting shall be required if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting.

        1.7    Voting List.    At least 10 days before every meeting of the stockholders, the secretary of the corporation shall prepare a complete alphabetical list of the stockholders entitled to vote at the meeting showing each stockholder's address and number of shares. For a period of at least 10 days before the meeting, the voting list shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours at the corporation's principal place of business. The voting list shall be produced and kept at the place of meeting during the whole time of the meeting, and any stockholder may inspect the voting list at any time during the meeting.

        1.8    Vote Required.    Subject to the provisions of the General Corporation Law requiring a higher level of votes to take certain specified actions, the stockholders shall take action on all matters other than the election of directors by a majority of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter. The stockholders shall elect directors by a plurality of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter.

        1.9    President; Secretary.    The president shall preside over any meeting of the stockholders, and the secretary shall keep official records of all such meetings. In the absence of the secretary, the president may appoint any person to act as secretary of the meeting.

        1.10    Record Date.    If the corporation proposes to take any action for which the General Corporation Law would permit it to set a record date, the board of directors may set such a record date as provided under the General Corporation Law.

        1.11    Written Consent.    Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote by means of a stockholder written consent meeting the requirements of the General Corporation Law. Prompt notice of the taking of action without a meeting by less than a unanimous written consent shall be given to those stockholders who have not consented as required by the General Corporation Law.

Article II.
Directors

        2.1    Number and Qualifications.    The board of directors shall consist of such number as may be fixed from time to time by resolution of the board of directors. Directors need not be stockholders.

        2.2    Term of Office.    Each director shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

        2.3    Resignation.    A director may resign at any time by giving notice in writing to the corporation addressed to the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

        2.4    Vacancies.    Any vacancy in the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. A director appointed by the board of directors shall hold office for the remainder of the term of the director he or she is replacing.

        2.5    Regular Meetings.    The board of directors may hold regular meetings without notice at such times and places as it may from time to time determine.

        2.6    Special Meetings.    Special meetings of the board of directors may be called by the president or by any director. Notice of any special meeting shall be given to each director and shall state the time and place for the special meeting.

        2.7    Notice.    Any time it is necessary to give notice of a board of directors' meeting, notice shall be given (i) in person or by telephone to the director at least 24 hours in advance of the meeting or (ii) by personally delivering written notice to the director's last known business or home address at least 48 hours in advance of the meeting. Notice of a meeting need not be given to any director who attends a meeting without protesting prior to the meeting or at its commencement the lack of notice to that director. A notice of meeting need not specify the purposes of the meeting.

        2.8    Quorum.    A majority of the directors in office at the time shall constitute a quorum. Thereafter, a quorum shall be deemed present for purposes of conducting business and determining the vote required to take action for so long as at least a third of the total number of directors are present. In the absence of a quorum, the directors present may adjourn the meeting without notice until a quorum shall be present, at which point the meeting may be held.

        2.9    Vote Required.    The board of directors shall act by the vote of a majority of the directors present at a meeting at which a quorum is present.

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        2.10    Action Without a Meeting.    Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all of the directors consent to the action in writing. The writing or writings shall be filed with the minutes of the proceedings of the board of directors.

        2.11    Use of Communications Equipment.    Directors may participate in meetings of the board of directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

Article III.
Officers

        3.1    Offices Created; Qualifications; Election.    The corporation shall have a president, a secretary and such other officers, if any, as the board of directors from time to time may appoint. Any officer may be, but need not be, a director or stockholder. The same person may hold any two or more offices. The board of directors may elect officers at any time.

        3.2    Term of Office.    Each officer shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.

        3.3    Removal of Officers.    Any officer may be removed from office at any time, with or without cause, by the board of directors.

        3.4    Resignation.    An officer may resign at any time by giving notice in writing to the corporation addressed to the board of directors, the chairperson of the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

        3.5    Vacancies.    A vacancy in any office may be filled by the board of directors.

        3.6    Powers.    Unless otherwise specified by the board of directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these bylaws, (ii) set forth in the resolution of the board of directors electing that officer or any subsequent resolution of the board of directors with respect to that officer's duties or (iii) commonly incident to the office held.

        3.7    President.    The president shall be subject to the direction and control of the board of directors and shall have general active management of the business, affairs and policies of the corporation. The president shall preside at all meetings of the stockholders and directors. The president shall have the power to sign all certificates, contracts and other instruments on behalf of the corporation. If the board of directors has not elected a chief executive officer, the president shall be the chief executive officer.

        3.8    Secretary.    The secretary shall, to the extent practicable, attend all meetings of the stockholders and the board of directors. The secretary shall record the proceedings of the stockholders and the board of directors, including all actions by written consent, in a book or series of books to be kept for that purpose. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors. The secretary shall keep or cause to be kept the stock and transfer records of the corporation. The secretary shall have such other powers and duties as the board of directors or the president may determine.

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Article IV.
Capital Stock

        4.1    Uncertificated Stock.    All shares of the corporation's common stock shall be uncertificated.

        4.2    Registration.    The name of each person owning a share of the corporation's capital stock shall be entered on the books of the corporation together with the number of shares owned and the dates of issue. The corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

        4.3    Transfer of Shares.    Registration of transfer of shares of the corporation's stock shall be made only on the books of the corporation at the request of the registered holder. The board of directors may make further rules and regulations concerning the transfer and registration of shares of stock.

Article V.
General Provisions

        5.1    Fiscal Year.    The fiscal year of the corporation shall be fixed by resolution of the board of directors.

        5.2    Corporate Seal.    The corporation shall have no seal.

        5.3    Amendment of Bylaws.    These bylaws, including any bylaws adopted or amended by the stockholders, may be amended or repealed by the board of directors.

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ANNEX B

Global Markets & Investment Banking Group
4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000

June 26, 2007

Board of Directors
Andrew Corporation
3 Westbrook Corporate Center, Suite 900
Westchester, IL 60154

Members of the Board of Directors:

        Andrew Corporation (the "Company"), CommScope, Inc. ("Acquiror") and DJRoss, Inc., an indirect wholly owned subsidiary of Acquiror ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated June 26, 2007 (the "Agreement"), pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the "Merger") in which each share of the Company's common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the "Company Shares"), other than (1) any Company Shares held in treasury and (2) any Dissenting Shares (as defined in the Agreement), would be converted into the right to receive:

  (i)    at the election of Acquiror, in its sole discretion, either (x) $1.50 in cash, (y) a fraction of a share of Acquiror's common stock, par value $0.01 per share ("Acquiror Shares") equal to the Exchange Ratio (as defined below) or (z) a combination of cash and a fraction of a share of Acquiror Shares, determined as provided above, together equaling $1.50 (the form of consideration elected by Acquiror, the "Election Merger Consideration"); plus

  (ii)    $13.50 in cash (the "Cash Merger Consideration"). (The Election Merger Consideration and Cash Merger Consideration, together with any cash in lieu of fractional shares that is distributed pursuant to the Agreement, are referred to as the "Merger Consideration".)

        The "Exchange Ratio" is the quotient obtained by dividing (A) $1.50 by (B) the volume weighted average of the closing sale prices for the Acquiror Shares on the NYSE Composite Transactions Tape over the ten (10) consecutive trading days ending two trading days prior to the effective time.

        In addition, at the effective time, all issued and outstanding 3 1/4% Convertible Subordinated Notes Due 2013 will become convertible into the Merger Consideration in accordance with the terms of the Andrew Indenture (as defined therein).

        You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror which were furnished to us by the Company or the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company;

  (3)
  Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Reviewed the potential pro forma impact of the Merger;

  (8)
  Reviewed the Agreement;

  (9)
  Reviewed the debt commitment financing letter, dated June 25, 2007, by and among the Acquiror, Bank of America, N.A., Wachovia Bank, N.A. and certain affiliates of such banks; and

  (10)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, and the Expected Synergies furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

        We will receive a fee from the Company for our services in rendering this opinion which fee is contingent upon our delivery of our opinion but not on the content of our opinion. In addition, the

Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

        We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,
/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal Rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

QuickLinks

ADDITIONAL INFORMATION
CommScope, Inc. Attn: Investor Relations 1100 CommScope Place, S.E. P.O. Box 339 Hickory, North Carolina 28602 Telephone: (828) 324-2200 E-mail: investor.relations@CommScope.com or Andrew Corporation Attn: Investor Relations 3 Westbrook Corporate Center Suite 900 Westchester, Illinois 60154 Telephone: (800) 232-6767 E-mail: investor.relations@andrew.com or Morrow & Co., Inc. 470 West Avenue Stamford, Connecticut 06902 Call Toll-Free (800) 607-0088 E-mail: Andrew.info@morrowco.com
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
MARKET PRICE AND DIVIDEND INFORMATION
CommScope Common Stock
Andrew Common Stock
SELECTED HISTORICAL FINANCIAL DATA OF COMMSCOPE
SELECTED HISTORICAL FINANCIAL DATA OF ANDREW
SELECTED PRO FORMA FINANCIAL DATA
Selected Unaudited Pro Forma Condensed Combined Financial Data For the Six Months Ended June 30, 2007 and the Fiscal Year Ended December 31, 2006 (In millions, except per share amounts)
Selected Unaudited Pro Forma Condensed Combined Financial Data As of June 30, 2007 (In millions)
UNAUDITED COMPARATIVE HISTORICAL AND PER SHARE DATA
FORWARD-LOOKING INFORMATION
RISK FACTORS
BUSINESS OF COMMSCOPE
BUSINESS OF ANDREW
THE SPECIAL MEETING
PROPOSAL NO. 1—THE MERGER
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
THE MERGER AGREEMENT
PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2007 (In thousands)
Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2007 (In thousands, except per share amounts)
Unaudited Pro Forma Condensed Combined Statement of Operations For the Fiscal Year Ended December 31, 2006 (In thousands, except per share amounts)
COMMSCOPE, INC. NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
COMPARISON OF RIGHTS OF STOCKHOLDERS OF COMMSCOPE AND STOCKHOLDERS OF ANDREW
LEGAL MATTERS
EXPERTS
FUTURE ANDREW STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER BY AND AMONG COMMSCOPE, INC., DJROSS, INC. AND ANDREW CORPORATION DATED AS OF JUNE 26, 2007

Defined Terms
AGREEMENT AND PLAN OF MERGER
WITNESSETH
Article I The Merger
Article II Effects of the Merger; Exchange of Certificates
Article III Representations and Warranties of Parent and Merger Sub
Article IV Representations and Warranties of Andrew
Article V Covenants Relating to Conduct of Business
Article VI Additional Agreements
Article VII Conditions Precedent
Article VIII Termination, Amendment and Waiver
Article IX General Provisions
CERTIFICATE OF INCORPORATION OF DJROSS, INC.
BYLAWS OF DJROSS, INC.

AMENDED AND RESTATED BY-LAWS OF DJROSS, INC.
Article I. Stockholders' Meetings
Article II. Directors
Article III. Officers
Article IV. Capital Stock
Article V. General Provisions